UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )
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☐ Soliciting Material Pursuant to §240.14a-12
AVAGO TECHNOLOGIES LIMITED
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AVAGO TECHNOLOGIES LIMITED
(Incorporated in the Republic of Singapore)
(Company Registration Number 200510713C)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held on March 30, 2011

To our shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN of, the 2011 Annual General Meeting of Shareholders (the “2011 AGM”) of Avago Technologies Limited (“Avago” or ‘‘the Company”), which will be held at the offices of Avago’s principal U.S. subsidiary, Avago Technologies U.S. Inc., 350 West Trimble Road, San Jose, California 95131, U.S.A., at 11:00 a.m., Pacific Time, on Wednesday, March 30, 2011, for the following purposes:

As Ordinary Business

1.  To re-elect each of the following directors to the board of directors (the “Board”):

(a) Mr. Hock E. Tan;

(b) Mr. Adam H. Clammer;

(c) Mr. James A. Davidson;

(d) Mr. James V. Diller;

(e) Mr. Kenneth Y. Hao;

(f) Mr. David Kerko;

(g) Ms. Justine F. Lien;

(h) Mr. Donald Macleod; and

(i) Mr. Bock Seng Tan.

2.	To approve the re-appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm and independent Singapore auditor for the fiscal year ending October 30, 2011 (“Fiscal Year 2011”), and to authorize the Audit Committee of the Board to fix PricewaterhouseCoopers LLP’s remuneration for services provided through our 2012 Annual General Meeting of Shareholders (the “2012 AGM”).

As Special Business

3.  To pass the following as an Ordinary Resolution:

RESOLVED THAT, approval be and is hereby given for the Company to provide the following cash compensation to directors for service on the Board and its committees during the period from March 31, 2011 through the date on which our 2012 AGM is held, and for each 12-month period thereafter:

(a) annual cash compensation of $50,000 to each of our non-employee directors, other than the Chairperson of the Board, and cash compensation of $80,000 to the independent Chairperson of the Board;

(b) additional annual cash compensation of $25,000 to the chairperson of the Audit Committee, provided that such person is an independent director;

(c) additional annual cash compensation of $15,000 to the chairperson of the Compensation Committee, provided that such person is an independent director;

(d) additional annual cash compensation of $12,500 to the chairperson of the Nominating and Corporate Governance Committee, provided that such person is an independent director;

(e) additional annual cash compensation of $10,000 to each of our independent directors in respect of each of the foregoing committees of the Board on which they serve, other than service as chairperson of any such committee of the Board; and

(f) appropriate pro rata cash compensation, based on the annual cash compensation set forth in (a) to (e) above, as applicable, to any new non-employee director who is appointed by the Board, any independent director who is appointed to the position of Chairperson of the Board or chairperson of any such committee of the Board, provided that such person is an independent director, or any independent director who is appointed to serve on any such committee of the Board, in each case, after the date of our 2011 AGM, for their services rendered as directors and/or committee members for any period less than 12 months.

4.  To consider and put to a non-binding, advisory vote, the following resolution:

RESOLVED THAT shareholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, set forth in “Compensation Discussion and Analysis” and in the compensation tables and accompanying narrative disclosure under “Executive Compensation” in the Company’s proxy statement relating to the 2011 AGM.

This resolution is being proposed to shareholders as required pursuant to Section 14A of the U.S. Securities Exchange Act of 1934, as amended. The shareholders’ vote on this resolution is advisory and non-binding in nature, will have no legal effect and will not be enforceable against the Company or the Board.

5.  To consider and put to a non-binding, advisory vote the following resolution:

RESOLVED THAT the shareholders recommend that a non-binding, advisory vote to approve the compensation of the Company’s named executive officers be put to shareholders for their consideration with one of the following three frequencies:

(a) every one year;

(b) every two years; or

(c) every three years.

This resolution is being proposed to shareholders as required pursuant to Section 14A of the U.S. Securities Exchange Act of 1934, as amended. The shareholders’ vote on this resolution is advisory and non-binding in nature, will have no legal effect and will not be enforceable against the Company or the Board.

6.  To pass the following as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Section 161 of the Companies Act, Chapter 50 of Singapore (the “Singapore Companies Act”), and also subject to the provisions of that Act and our Articles of Association, authority be, and hereby is, given to our Board to:

(a) at any time to and/or with such persons and upon such terms and conditions and for such consideration as our directors may in their sole discretion deem fit, and with such rights or restrictions as our directors may think fit to impose, to:

(i)	allot and issue ordinary shares in our capital; and/or

(ii)	make or grant offers, agreements, options or other instruments (including the grant of awards or options pursuant to our equity-based incentive plans in effect as at the date of this resolution) that might or would require ordinary shares to be allotted and issued, whether such allotment or issuance would occur during or after the expiration of this authority (including, but not limited to, the creation and issuance of warrants, rights, units, purchase contracts, debentures or other instruments (including debt instruments) convertible into ordinary shares); and

(b) allot and issue ordinary shares in our capital pursuant to any offer, agreement, option or other agreement made, granted or authorized by our directors while this resolution was in effect, regardless of whether the authority conferred by this resolution may have ceased to be in effect at the time of the allotment and issuance and that such authority, if approved by our shareholders, shall continue in effect until the earlier of the conclusion of our 2012 AGM or the expiration of the period within which our 2012 AGM is required by law to be held.

7.  To pass the following resolution as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Sections 76C and 76E of the Singapore Companies Act and also subject to the provisions of that Act and our Articles of Association:

(a) authority be, and hereby is, given to our Board to cause to be purchased or otherwise acquired issued ordinary shares in the capital of the Company, not exceeding in aggregate the number of issued ordinary shares representing 10% (or such other higher percentage as the Minister may by notification prescribe pursuant to the Singapore Companies Act) of the total number of ordinary shares in the capital of the Company outstanding as of (x) March 31, 2010 (the date of our last Annual General Meeting of Shareholders) or (y) the date of the passing of this resolution, whichever is greater, at such price or prices as may be determined by our Board from time to time up to the maximum purchase price described in paragraph (c) below, by way of:

(i)	market purchases on the Nasdaq Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(ii)	off-market purchases (if effected other than on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Board as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Singapore Companies Act, and otherwise in accordance with all other laws as may for the time being be applicable, and the regulations and rules of the Nasdaq Global Select Market, or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted;

(b) unless varied or revoked by our shareholders in a general meeting, the authority conferred on our Board pursuant to the mandate contained in paragraph (a) above may be exercised by our Board at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

(i)	the date on which our 2012 AGM is held; or

(ii)	the date by which our 2012 AGM is required by law to be held;

(c) the maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above, shall not exceed:

(i)	in the case of a market purchase of ordinary shares, the highest independent bid per share or the last independent transaction price per share, whichever is higher, of our ordinary shares quoted or reported on the Nasdaq Global Select Market at the time the purchase is effected; and

(ii)	in the case of an off-market purchase pursuant to an equal access scheme, 150% of the Prior Day Close Price, and for the above purposes, the term “Prior Day Close Price” means the closing price per share of our ordinary shares as quoted on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may, for the time being, be listed and quoted on the day immediately preceding the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d)	our directors and/or any of them be and are hereby authorized to complete and do, or cause to be completed or done, all such acts and things (including executing such documents as may be required) as one or more may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.

As Ordinary Business

8.  To transact any other business as may properly be transacted at the 2011 AGM.

Notes About the 2011 Annual General Meeting of Shareholders

Singapore Financial Statements. At the 2011 AGM, our shareholders will have the opportunity to discuss and ask questions regarding our Singapore audited accounts for the fiscal year ended October 31, 2010, together with the reports of the directors and auditors thereon, in compliance with the laws of Singapore. Shareholder approval of our audited accounts is not being sought by the proxy statement for the 2011 AGM (the “Proxy Statement”) and will not be sought at the 2011 AGM.

Eligibility to Vote at Annual General Meeting of Shareholders; Receipt of Notice. The Board has fixed the close of business on February 9, 2011, as the record date for determining those shareholders who will be entitled to receive copies of this notice and accompanying Proxy Statement. However, only shareholders of record on March 30, 2011, will be entitled to vote at the 2011 AGM. If you have sold or transferred all of your ordinary shares of the Company, you should immediately forward this Proxy Statement and the accompanying proxy card to the purchaser or transferee, or to the bank, broker or agent through whom the sale was effected, for onward transmission to the purchaser or transferee.

Quorum. The attendance, in person or by proxy, of at least a majority of our outstanding ordinary shares at the 2011 AGM is required to constitute a quorum. Accordingly, it is important that your shares be represented at the 2011 AGM, either in person or by proxy.

Proxies. A registered shareholder, or shareholder of record, entitled to attend and vote at the 2011 AGM is entitled to appoint a proxy to attend the meeting and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. If not delivered in person at the 2011 AGM, a proxy card must be received by us c/o Proxy Services, c/o Computershare Investor Services LLC, P.O. Box 43101, Providence, RI 02940-5067, not less than 48 hours before the time appointed for holding the 2011 AGM. By completing and submitting your proxy, you are legally designating the individuals named in the proxy card—Hock E. Tan, Douglas R. Bettinger and Patricia H. McCall (together, the “Proxy Holders”)—to vote your shares in accordance with the instructions you have indicated on the proxy. If you sign and return your proxy but do not indicate how your shares are to be voted, then the Proxy Holders will vote as the Board recommends on each proposal. It is not expected that any additional matters will be brought before the 2011 AGM, but if other matters are properly presented at the 2011 AGM or any adjournment thereof, the Proxy Holders will vote your shares in their discretion on such matters. A shareholder of record may revoke his or her proxy at any time prior to the time it is voted. Shareholders of record who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

If your shares are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares and you have the right to instruct your broker, bank or other nominee, who is the registered shareholder of those shares, on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted.

Mandatory Disclosure Regarding Share Purchase Mandate Funds. Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore will be used to repurchase our ordinary shares if Proposal 7 (the “2011 Share Purchase Mandate”) is approved. In the event that we elect to purchase or acquire any of our ordinary shares, depending on the number of ordinary shares repurchased or acquired and then current market, business and other relevant conditions, we may use our internal sources of funds and/or external borrowings to finance any such purchases or acquisitions.. The amount of funds required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position will depend on the number of ordinary shares we purchase or acquire and the price at which we make such purchases. Our directors do not propose to exercise the 2011 Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of
Shareholders to be held on March 30, 2011:

The proxy statement and annual report to shareholders are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=proxy.

By Order of the Board,

Hock E. Tan
Director, Chief Executive Officer and President

February [  ], 2011

You should read the entire accompanying Proxy Statement carefully prior to voting.

AVGO TECHNOLOGIES LIMITED

PROXY STATEMENT
FOR
2011 ANNUAL GENERAL MEETING OF SHARHEOLDERS

Page

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS	i
INTERNET AVAILABILITY OF PROXY MATERIALS	i
VOTING RIGHTS AND SOLICITATION OF PROXIES	1
PROPOSAL 1:
ELECTION OF DIRECTORS	4
CORPORATE GOVERNANCE	8
DIRECTORS’ COMPENSATION	14

PROPOSAL 2:
APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2010 AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX ITS REMUNERATION	17
PROPOSAL 3:
ORDINARY RESOLUTION TO APPROVE NON-EMPLOYEE DIRECTORS’ CASH COMPENSATION	19
PROPOSAL 4:
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION	20
PROPOSAL 5:
NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDERS VOTE ON EXECUTIVE COMPENSATION	21
PROPOSAL 6:
ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ALLOTMENTS AND ISSUANCES	22
PROPOSAL 7:
ORDINARY RESOLUTION TO APPROVE THE 2011 SHARE PURCHASE MANDATE	23
EXECUTIVE OFFICERS	27
COMPENSATION DISCUSSION AND ANALYSIS	28
EXECUTIVE COMPENSATION	39
COMPENSATION COMMITTEE REPORT	48
AUDIT COMMITTEE REPORT	49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	50
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	55
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	59
HOUSEHOLDING OF PROXY MATERIALS	59
SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL GENERAL MEETING	60
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	60
OTHER MATTERS	61
INDEX TO SINGAPORE STATUTORY FINANCIAL STATEMENTS	S-i
DRIVING DIRECTIONS	A-i

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS

We strongly encourage our shareholders to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you when our annual reports and proxy statements are available on the Internet. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.	If you are a registered holder (i.e. you hold your Avago ordinary shares in your own name through our transfer agent, Computershare Investor Services), visit: www-us.computershare.com/investor/ to enroll.

2.	If you are a beneficial holder (i.e. your shares are held by a brokerage firm, a bank or a trustee), the voting instruction form provided by most banks or brokers will contain instructions for enrolling in electronic delivery.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at (408) 435-7400.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on March 30, 2011:

The notice of meeting, proxy statement and annual report to shareholders are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=proxy.

i

PROXY STATEMENT
for the
2011 ANNUAL GENERAL MEETING
of
SHAREHOLDERS
of
AVAGO TECHNOLOGIES LIMITED

To Be Held on Wednesday, March 30, 2011
11:00 a.m. (Pacific Time)
at the offices of Avago’s principal U.S. subsidiary, Avago Technologies U.S. Inc.,
350 West Trimble Road, San Jose, California 95131, U.S.A.

We are making this Proxy Statement available in connection with the solicitation by the board of directors of Avago (the “Board”) of proxies to be voted at the 2011 Annual General Meeting of Shareholders (the “2011 AGM”), or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders (the “Notice”). Unless the context otherwise requires, references in this Proxy Statement to “Avago”, “the Company”, “we”, “our”, “us” and similar terms are to Avago Technologies Limited.

Proxy Mailing. This Proxy Statement, the enclosed Proxy Card and the Notice were first made available on or about February [  ], 2011 to shareholders of record as of February 9, 2011.

Costs of Solicitation. The entire cost of soliciting proxies will be borne by us. We and/or our agents may solicit proxies by mail, telephone, e-mail, fax or in person. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board’s recommendations. Such solicitations may be made by telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to shareholders.

Our Registered Office. The mailing address of our registered office is 1 Yishun Avenue 7, Singapore 768923. Please note, however, that any shareholder communications should be directed to the attention of our General Counsel at the offices of Avago Technologies U.S. Inc., 350 W. Trimble Road, Building 90, San Jose, California 95131, U.S.A.

Financial Statements; Presentation. We have prepared, in accordance with the laws of Singapore, Singapore statutory financial statements, which are included with this Proxy Statement. Except as otherwise stated herein, all monetary amounts in this Proxy Statement have been presented in U.S. dollars.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The close of business on February 9, 2011, is the record date for shareholders entitled to notice of the 2011 AGM. All of our ordinary shares issued and outstanding on March 30, 2011, are entitled to be voted at the 2011 AGM, and shareholders of record on March 30, 2011 will have one vote for each ordinary share so held on the matters to be voted upon. As of February 9, 2011, we had [          ] ordinary shares issued and outstanding.

Proxies. Ordinary shares represented by proxies in the accompanying form, which are properly executed and received by us in accordance with the instructions set forth in the Notice, will be voted by the individuals named therein — Hock E. Tan, Douglas R. Bettinger and Patricia H. McCall (together, the “Proxy Holders”) — at the 2011 AGM in accordance with the shareholders’ instructions set forth in the proxy. A proxy holder need not also be a shareholder.

If you sign and return your proxy but do not indicate how your shares are to be voted, then shares represented by proxies will be voted by the Proxy Holders in accordance with the Board’s recommendations, as follows:

•	FOR the election of the Board nominees named in Proposal 1;

•	FOR Proposals 2, 3, 4, 6 and 7; and

•	every 3 YEARS for Proposal 5.

Management does not know of any matters to be presented at the 2011 AGM other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement, nor have we received notice of any matter by the deadline prescribed by Securities and Exchange Commission (“SEC”) Rule 14a-4(c). Without limiting our ability to apply the advance notice provisions in our Articles of Association with respect to the procedures which must be followed for a matter to be properly presented at an annual general meeting, if other matters should properly come before the 2011 AGM, the Proxy Holders will vote on such matters in accordance with their best judgment.

Any shareholder of record entitled to attend and vote at the 2011 AGM, has the right to revoke his or her proxy at any time prior to voting at the 2011 AGM by (i) submitting a subsequently dated proxy, which, if not delivered in person at the meeting, must be received by us c/o Proxy Services, c/o Computershare Investor Services LLC, P.O. Box 43101, Providence, RI 02940-5067, no later than 48 hours before the appointed time of the meeting, or (ii) by attending the meeting and voting in person.

If your ordinary shares are held in street name through a broker, bank, or other nominee, you are considered the beneficial owner of those shares and you have the right to instruct your broker, bank or other nominee, who is the registered shareholder of those shares, on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted. If you wish to change or revoke your voting instructions, you will need to contact the registered holder of your ordinary shares and follow their instructions. If you are not the shareholder of record, you may not vote your shares in person at the 2011 AGM unless you obtain a legal proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or other nominee holding your shares. If your shares are held in the name of a broker, trust, bank or other nominee, in order to be admitted to the 2011 AGM you will also need to bring a letter or recent account statement from that broker, bank or other nominee that confirms that you are the beneficial owner of those shares, as well as a picture identification, such as a valid driver’s license or passport, for purposes of personal identification.

Quorum. Representation at the 2011 AGM, in person or by proxy, of at least a majority of all issued and outstanding ordinary shares is required to constitute a quorum.

Abstentions and Broker Non-Votes. If a shareholder abstains from voting, including brokers that cause abstentions to be recorded upon the instructions of their customers whose shares they hold as of record, or if a broker may not vote ordinary shares held by it because the broker (1) has not received voting instructions from its customer who beneficially owns those shares and (2) lacks discretionary voting power to vote those shares (a “broker non-vote”), these shares are considered present and entitled to be voted at the 2011 AGM, and, therefore, are considered for purposes of determining whether a quorum is present. Under our Articles of Association, for a proposal being voted on as an ordinary resolution, abstentions will have the same effect as a vote against the proposal. A broker non-vote is treated as not being entitled to vote on the relevant proposal and is not counted for purposes of determining whether a proposal has been approved.

A broker is entitled to vote shares held for a beneficial owner on routine matters, which include all of the proposals to be voted on at the 2011 AGM, other than Proposal 1 (the election of directors), Proposal 4, (non-binding, advisory vote on executive compensation) and Proposal 5, (non-binding, advisory vote on the frequency of shareholders’ vote on executive compensation), without instructions from the beneficial owner of those shares. Without instructions from the beneficial owner, a broker will not be entitled to vote shares held for a beneficial owner on Proposals 1, 4 and 5, which are non-routine matters.

Required Vote. With respect to Proposal 1 (the election of directors), nominees receiving the highest number of affirmative votes of the ordinary shares present in person or represented by proxy at the 2011 AGM and entitled to vote shall be elected, provided that such number of affirmative votes shall not be less than at least a majority of the ordinary shares held by the shareholders present in person or represented by proxy at the 2011 AGM and entitled to vote on the proposal.

The affirmative vote of shareholders holding at least a majority of the ordinary shares held by the shareholders present in person or represented by proxy at the 2011 AGM and entitled to vote is required to approve Proposal 2 (the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm and independent Singapore auditor), to approve the ordinary resolutions contained in Proposals 3 (directors’ compensation), 6 (authorization of ordinary share allotments and issuances) and 7 (approval of the 2011 share purchase mandate), and to approve Proposal 4 (non-binding, advisory vote on executive compensation). With respect to Proposal 5 (non-binding, advisory vote on the frequency of shareholders’ vote on executive compensation), the frequency alternative receiving the greatest number of votes, even if not a majority of the ordinary shares held by the shareholders present in person or represented by proxy at the 2011 AGM and entitled to vote, will be considered the frequency that has been recommended by shareholders.

Proposals 4 and 5 are being proposed to shareholders as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Shareholders’ votes on Proposals 4 and 5 are advisory and non-binding in nature, will have no legal effect and will not be enforceable against the Company or the Board.

Voting Procedures and Tabulation. We have appointed a representative of Computershare Investor Services LLC as the inspector of elections to act at the 2011 AGM and to make a written report thereof. Prior to the 2011 AGM, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will ascertain the number of ordinary shares outstanding and the voting power of each, determine the ordinary shares represented at the 2011 AGM and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

PROPOSAL 1:
ELECTION OF DIRECTORS

General

Pursuant to the Companies Act, Chapter 50 of Singapore (the “Singapore Companies Act”) and our Articles of Association, our Board must have at least one director who is ordinarily resident in Singapore and may consist of no more than 13 directors, as determined from time to time by the Board. Each of our directors is elected annually.

Shareholder Agreement

We are party to a Second Amended and Restated Shareholder Agreement (the “Shareholder Agreement”), dated as of August 11, 2009, with investment funds affiliated with Kohlberg Kravis Roberts & Co. (“KKR”), and investment funds affiliated with Silver Lake Partners (“Silver Lake”, and together with KKR, the “Sponsors”), Bali Investments S.àr.l. (“Bali”), an entity controlled by investment funds affiliated with KKR and Silver Lake, Seletar Investments Pte Ltd (“Seletar”), Geyser Investment Pte. Ltd. (“Geyser”) and certain other persons, (collectively referred to as the “Equity Investors”). As of February [  ], 2011, the Equity Investors together owned approximately [     ]% of our outstanding share capital.

Under the terms of the Shareholder Agreement, our Board must consist of 11 members, unless otherwise agreed upon by the Sponsors. Currently our Board is comprised of nine members, with two vacancies. The Board has the power to appoint directors to fill any vacancies on the Board. KKR and Silver Lake each currently have the right to designate two of the members of our Board one member must be our Chief Executive Officer. and three of the remaining members must be mutually agreed upon by KKR and Silver Lake. Each of KKR and Silver Lake also has the right to designate one member to each committee of the Board for as long as they have the right to designate one or more director nominees to the Board, and subject to compliance with federal securities laws and the requirements of the Nasdaq Stock Market. The terms of the Shareholder Agreement further require the Equity Investors to vote their ordinary shares in a manner that gives effect to the provisions of the Shareholder Agreement, at any annual or special meeting of shareholders. See “Certain Relationships and Related Party Transactions — Second Amended and Restated Shareholder Agreement” on page 55 for more information regarding the Shareholder Agreement.

Director Nominees

Directors are elected at each annual general meeting of shareholders and hold office until their successors are duly elected or qualified. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the nine individuals below for election as directors, each of whom is currently a director of the Company. The Board expects that each of the nominees listed below will be available to serve as a director. Shareholders may not vote their proxies for a greater number of persons than the number of nominees named below.

In considering whether the director nominees have the experience, qualifications, attributes and skills, taken as a whole, to serve as directors of the Company, in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the director nominee’s biographical information set forth below. The Board believes that each nominee has relevant experience, personal and professional integrity, the ability to make independent, analytical inquiries, experience with and understanding of our business and business environment and willingness and ability to devote adequate time to Board duties. We also believe that our directors together have the skills and experience to form a board that is well suited to oversee the Company.

The following table sets forth certain information concerning the nominees for directors of the Company as of February [  ], 2011.

Hock E. Tan Age 59 President, Chief Executive Officer Director since March 2006	Mr. Tan has served as our President, Chief Executive Officer and a director since March 2006. From September 2005 to January 2008, he served as chairman of the board of directors of Integrated Device Technology, Inc. (“IDT”). Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of Integrated Circuit Systems, Inc. (“ICS”), from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988. Mr. Tan’s qualifications to serve on the Board include his role as the Chief Executive Officer of the Company, his extensive career in the technology industry in general and in the semiconductor industry in particular, including service as the chairman of the board of directors of a publicly-traded semiconductor company, and his extensive knowledge of the Company’s business developed over the course of his career at Avago.

Adam H. Clammer Age 40 Director since September 2005	Since October 2009, Mr. Clammer has been a Member of KKR Management L.L.C., which is the general partner of KKR & Co. L.P. From January 2006 to September 2009, he was a Member of KKR & Co. L.L.C., which during that time was the general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Clammer was a Director of Kohlberg Kravis Roberts & Co. L.P. from December 2003 to December 2005. Prior to that he was a Principal of Kohlberg Kravis Roberts & Co. L.P. between 1998 and 2003, having begun his career at Kohlberg Kravis Roberts & Co. in 1995. From 1992 to 1995, Mr. Clammer was in the Mergers and Acquisitions Department at Morgan Stanley & Co. Mr. Clammer also serves as a director of Eastman Kodak Company and NXP B.V. and previously served as a director of Medcath Corporation from May 2002 to April 2008 and of Jazz Pharmaceuticals, Inc. from February 2004 to October 2007. Mr. Clammer was nominated and elected to the Board as a KKR nominee pursuant to our Shareholder Agreement. Mr. Clammer has experience managing and advising enterprises like the Company and is familiar with corporate finance, strategic business planning activities, risk management and corporate governance.

James A. Davidson Age 51 Director since December 2005	Mr. Davidson is a Managing Director and Co-Chief Executive of Silver Lake, a private investment firm that he co-founded in 1999. From June 1990 to November 1998, he was an investment banker with Hambrecht & Quist LLC, most recently serving as a Managing Director and Head of Technology Investment Banking. From 1984 to 1990, Mr. Davidson was an attorney in private practice with Pillsbury, Madison & Sutro. Mr. Davidson also serves as a director of Flextronics International Ltd. Mr. Davidson served as a director of Seagate Technologies plc (formerly Seagate Technology) from November 2000 until December 2007. Mr. Davidson was nominated and elected to the Board as a Silver Lake nominee pursuant to our Shareholder Agreement. Mr. Davidson has been an active adviser to, and investor in, technology industries for more than 25 years.

James V. Diller Age 75 Director since April 2006	Mr. Diller was a founder of PMC-Sierra, Inc., serving as PMC’s Chief Executive Officer from 1983 to July 1997 and President from 1983 to July 1993. Mr. Diller has been a director of PMC since its formation in 1983. Mr. Diller was Chairman of PMC’s board of directors from July 1993 until February 2000, when he became Vice Chairman. Mr. Diller also serves as a director of Intersil Corporation. Mr. Diller’s qualifications to serve on the Board include his more than 50 years of experience in semiconductor company management and oversight in positions such as Chief Executive Officer, President and General Manager and chairman of the board of directors, and his experience as a product development engineer.

Kenneth Y. Hao Age 42 Director since September 2005	Mr. Hao is a Managing Director of Silver Lake. Prior to joining Silver Lake in 2000, Mr. Hao was an investment banker with Hambrecht & Quist for 10 years, most recently serving as a Managing Director in the Technology Investment Banking group. Mr. Hao previously served as a director of NetScout Systems, Inc. from November 2007 until September 2008. Mr. Hao was nominated and elected to the Board as a Silver Lake nominee pursuant to our Shareholder Agreement. Mr. Hao has spent his career investing in and advising technology companies.

David Kerko Age 37 Director since March 2008	Since December 2006, Mr. Kerko has been a Director of Kohlberg Kravis Roberts & Co. L.P. He was a Principal of Kohlberg Kravis Roberts & Co. L.P. between 2002 and 2006, having begun his career at Kohlberg Kravis Roberts & Co. in 1998. Prior to joining KKR, Mr. Kerko was with Gleacher NatWest Inc. Mr. Kerko also serves as a director of Trident Microsystems, Inc. Mr. Kerko was nominated and elected to the Board as a KKR nominee pursuant to our Shareholder Agreement. Mr. Kerko has experience managing and advising enterprises like the Company and in matters relating to strategic and financial planning, corporate finance and risk management.

Justine F. Lien Age 48 Director since June 2008	Ms. Lien served as the Chief Financial Officer, Vice President of Finance, Treasurer, and Secretary of Integrated Circuit Systems, Inc., or ICS, after the company’s recapitalization on May 11, 1999 and served in these capacities through September 2005 when ICS merged with Integrated Device Technologies, Inc., following which Ms. Lien retired. She joined ICS in 1993 holding titles including Director of Finance and Administration and Assistant Treasurer. Ms. Lien served as a director of Techwell, Inc. from January 2006 until July 2010, where she also served as the chairperson of the audit committee. Ms. Lien holds a B.A. degree in accounting from Immaculata College and an M.T. degree in taxation from Villanova University, and is a certified management accountant. Ms. Lien’s qualifications to serve on the Board include her career in senior financial management positions with, and on the board of directors of, semiconductor companies, and her education and training as an accounting professional.

Donald Macleod Age 62 Director since November 2007	Mr. Macleod joined National Semiconductor Corporation in February 1978 and has served as its President and Chief Executive Officer since November 2009. Prior to that, he served as its President and Chief Operating Officer from the beginning of 2005 until November 2009, and before that he held various other executive and senior management positions at National Semiconductor Corporation including Executive Vice President and Chief Operating Officer and Executive Vice President, Finance and Chief Financial Officer. Mr. Macleod has also served as the Chairman of the board of directors of National Semiconductor Corporation since May 2010. Mr. Macleod’s qualifications to serve on the Board include his more than 30 years of experience in senior management and executive positions in the semiconductor industry, both in Europe and in the United States, and his accounting and finance qualifications and experience.
Bock Seng Tan Age 67 Director since April 2006	Mr. Tan was the Chairman of ST Assembly and Test Services Ltd. from 1998 until his retirement in 2003. Previously, Mr. Tan was the President and Chief Executive Officer of Chartered Semiconductor Manufacturing, Ltd. from 1993 to 1997. Mr. Tan was the Managing Director for Fairchild Semiconductor International, Inc. in Singapore from 1986 to 1988, and served as the Managing Director of National Semiconductor Corporation’s Singapore operations until 1992 after Fairchild’s merger with National Semiconductor. Mr. Tan started his career at Texas Instruments in Singapore in 1969. Mr. Tan was nominated and elected to the Board as Seletar’s nominee pursuant to our Shareholder Agreement. Mr. Tan’s qualifications to serve on the Board include his extensive experience in senior management and executive positions at various companies in the semiconductor industry.

Pursuant to the Shareholder Agreement, KKR has designated Messrs. Clammer and Kerko to serve as members of our Board; Silver Lake has designated Messrs. Davidson and Hao to serve as members of our

Board. Mr. Bock Seng Tan was originally appointed to serve as a member of our Board as the designee of Seletar, which, under the Shareholder Agreement, had the right to designate one member of the Board as long as they held at least 5.0% of our outstanding ordinary shares. However, with effect from January 21, 2011, Seletar ceased to own 5.0% of our outstanding ordinary shares and no longer has the right to designate a director to our Board. The Sponsors previously approved the appointment of Messrs. Diller and Macleod and Ms. Lien to the Board.

In the event that a director resigns from the Board or otherwise becomes unwilling or unable to serve after the mailing of this Proxy Statement but before the 2011 AGM, our intention would be to make a public announcement of such resignation and either leave such Board seat vacant or appoint a substitute nominee. If such Board seat were left vacant, this would reduce the number of director nominees to be elected at the 2011 AGM. Votes received in respect of such director would not be counted in such circumstances. In the event that we instead propose to elect a different director nominee at the 2011 AGM to fill any such vacancy, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board.

There are no family relationships between any of our directors or executive officers.

The Board recommends a vote FOR the re-election of each of the director nominees listed above to the Board.

CORPORATE GOVERNANCE

Board of Directors and Independence of Directors

Our Articles of Association give our Board general powers to manage our business. The Board oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our President and Chief Executive Officer.

Our Board has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board has made the determination that transactions or relationships between the Company and an entity where a director of the Company serves as a non-employee director and/or is the beneficial owner, directly or indirectly of less than 10% of such entity, or where a director of the Company serves on a non-employee advisory board of, or in a non-employee advisory capacity to, such an entity are presumed immaterial for the purposes of assessing a director’s independence. As a result of its review, our Board determined that Messrs. Diller, Macleod and Bock Seng Tan and Ms. Lien, representing four of our nine directors nominated for re-election, are “independent directors” as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market.

Currently, Mr. Hock E. Tan serves as President and Chief Executive Officer and Mr. Diller, an independent director, serves as Chairman of our Board. The Board believes that Avago and its shareholders are best served by this leadership structure because it is valuable to have strong independent leadership to assist the Board in fulfilling its role of overseeing the management of Avago and its risk management practices, separate from the Chief Executive Officer position.

Our Board held a total of four meetings during the fiscal year ended October 31, 2010 (“Fiscal Year 2010”). During Fiscal Year 2010, all directors attended at least 75% of the aggregate of the total number of meetings of our Board together with the total number of meetings held by all committees of our Board on which he or she served, counting only those meetings during which such person was a member of our Board and of the respective committee, except for John R. Joyce, who resigned from our Board effective March 26, 2010. All committee members attended over 75% of the total number of meetings held by the committees of our Board on which they served, counting only those meetings during which such persons were members of the respective committee. Our non-employee directors and our independent directors meet at regularly scheduled executive sessions without management participation.

Our Board has adopted a policy that encourages each director to attend the annual general meeting of our shareholders. All but one of our directors attended our 2010 Annual General Meeting of Shareholders. Mr. Bock Seng Tan was unable to attend due to a conflicting commitment.

Director Retirement Age

Under Sections 153(2) and (6) of the Singapore Companies Act, Cap. 50, the office of a director of a public company becomes vacant at the conclusion of the annual general meeting of shareholders first held after such director attains the age of 70 years, and any re-appointment of such director must be approved by our shareholders by ordinary resolution.

Shareholder Communications With Our Board

Shareholders may communicate with our Board at the following address:

The Board of Directors
c/o General Counsel
Avago Technologies U.S. Inc.
350 West Trimble Road, Building 90
San Jose, CA 95131
U.S.A.

Communications are distributed to the Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is excluded will be made available to any non-employee director upon request.

Controlled Company Status

Prior to December 10, 2010, we were a “controlled company” within the meaning of the Nasdaq Stock Market rules because Bali, Seletar and Geyser (together, the “Sponsor Group”) owned more than 50% of our outstanding voting securities and elected to file as a group with the SEC, with respect to their collective ownership of our shares. As of December 10, 2011 the Sponsor Group ceased to own a majority of our outstanding voting securities and we ceased to be a “controlled company”. As a result, pursuant to the applicable transition periods provided by the Nasdaq Stock Market rules, our Board will be required to be composed of a majority of independent directors by December 10, 2011 and our Compensation Committee and our Nominating and Corporate Governance Committee will be required to be comprised of a majority of independent directors by March 10, 2011 and entirely of independent directors by December 10, 2011, subject to certain exceptions prescribed by the Nasdaq rules.

Risk Management

The Board is responsible for overseeing the management of risks facing the Company, both as a whole and through its committees. The Board regularly reviews and discusses with management information regarding our operations, liquidity and credit, as well as the risks associated with each. The Audit Committee reviews and discusses with management significant financial, legal and regulatory risks and the steps management takes to monitor, control and report such exposures. It also oversees the Company’s periodic enterprise-wide risk evaluations conducted by management. The Compensation Committee oversees management of risks relating to the Company’s compensation plans and programs for executives and employees in general. The Nominating and Corporate Governance Committee oversees management of risks associated with Board governance, director independence and conflicts of interest. Additional details regarding the responsibilities of each of these committees is discussed in more detail below, under the heading “Board Committees”. The committees report regularly to the Board on matters relating to the specific areas of risk the committees oversee.

Board Committees

Our Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Treasury Strategy Committee. The table below provides the current membership for each of the committees and the number of meetings held by each committee during Fiscal Year 2010.

Nominating
					and Corporate		Treasury
	Audit		Compensation		Governance		Strategy
Director	Committee		Committee		Committee		Committee

Adam H. Clammer			X		X		X
James A. Davidson			X	(C)
James V. Diller(I)	X				X
Kenneth Y. Hao					X	(C)	X
Donald Macleod(I)	X		X
Justine F. Lien(I)	X	(C)
Number of meetings in Fiscal Year 2010	7		4		3		—

(I)	Denotes an independent director.
(C)	Denotes the Chairperson of the committee.

Pursuant to the Shareholder Agreement, for as long as KKR or Silver Lake owns at least 5% of our outstanding ordinary shares, investment funds affiliated with KKR or Silver Lake, as applicable, shall have the right to designate a director to serve on any committee, subject to compliance with federal securities laws and the requirements of the Nasdaq Stock Market. Please see “Certain Relationships and Related Party Transactions—Second Amended and Restated Shareholder Agreement” on page 55 for more information regarding the Shareholder Agreement.

The functions performed by these committees, which are set forth in more detail in their respective charters, are summarized below. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available in the “Investors—Governance” section of our website (http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=irol-govHighlights). Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 350 West Trimble Road, Building 90, San Jose, CA 95131, U.S.A.

Audit Committee

The Audit Committee is currently comprised of Ms. Lien and Messrs. Diller and Macleod. The Audit Committee is responsible for assisting our Board with its oversight responsibilities regarding the following:

•	the quality and integrity of our financial statements and internal controls;

•	the appointment, compensation, retention, qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements; and

•	related party transactions.

The members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. Our Board has determined that Mr. Macleod is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the Nasdaq Stock Market. Messrs. Diller and Macleod and Ms. Lien are independent directors as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Davidson, Clammer and Macleod. The Compensation Committee is responsible for determining our executives’ base compensation and incentive compensation, including designing (in consultation with management or the Board) and recommending to the Board for approval and evaluating, our compensation plans, policies and programs, administering our stock option and other equity based plans and approving the terms of equity-based grants pursuant to those plans. The Compensation Committee has the full authority to determine and approve the compensation of our chief executive officer in light of relevant corporate performance goals and objectives. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market. Messrs. Davidson and Clammer are not independent directors as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market.

In June 2010, the Compensation Committee conducted a process independent of management, to identify and select a compensation consultant to advise the committee on executives’ and directors’ compensation and, as a result of this process, the Compensation Committee retained Compensia, Inc. (“Compensia”) as its compensation consultant. The consultant has not provided and does not provide any other services to the Company other than de minimis ministerial data processing services.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was established in December 2009 and is currently comprised of Messrs. Hao, Clammer and Diller. The Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to become directors, recommending to the Board candidates for all directorships, overseeing the annual evaluation of the Board and its committees and taking a leadership role in shaping the corporate governance of the Company. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market. Messrs. Hao and Clammer are not independent directors as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by its members, by other Board members and members of our management, as well as those identified by any third-party search firms retained by it to assist in identifying and evaluating possible candidates. The Nominating and Corporate Governance Committee will also consider recommendations for director candidates submitted by our shareholders if they meet the specific criteria set forth under “Shareholder Nominations to our Board of Directors” below. The Nominating and Corporate Governance Committee will evaluate and recommend to the Board qualified candidates for election, re-election or appointment to the Board, as applicable, unless the Company is at any time legally required by contract or otherwise to provide any third party with the ability to nominate a director, in which case the committee need not evaluate or propose such candidates, unless required by contract or requested by the Board. Currently all of our Board members are selected in accordance with the terms of the Shareholder Agreement. See “Certain Relationships and Related Party Transactions—Second Amended and Restated Shareholder Agreement” on page 55 for more information regarding the Shareholder Agreement.

When evaluating director candidates, the Nominating and Corporate Governance seeks to ensure that the Board has the requisite expertise and that its members consist of persons with appropriately diverse and independent backgrounds. The Nominating and Corporate Governance Committee will consider all aspects of a candidate’s qualifications in the context of the needs of the Company, including: personal and professional integrity, ethics and values; experience as an officer in corporate management; experience in the Company’s industry and international business and familiarity with the Company; experience as a board member of another publicly traded company; and practical and mature business judgment. However, the Nominating and Corporate Governance Committee does not have any minimum criteria for director candidates. Consideration of new director candidates will typically involve a series of internal discussions, review of information concerning candidates and interviews with selected candidates.

Treasury Strategy Committee

The Treasury Strategy Committee is currently comprised of Messrs. Clammer and Hao, Mr. Douglas R. Bettinger, our Senior Vice President and Chief Financial Officer, and Mr. Desmond Lim, our Vice President and Treasurer. The Treasury Strategy Committee is responsible for the oversight of treasury strategy and operations, reporting to our Board on an as-needed basis. The Treasury Strategy Committee meets on an ad hoc basis, as business needs necessitate.

Shareholder Nominations to Our Board of Directors

Under our Articles of Association, no person other than a director retiring at a general meeting is eligible for appointment as a director at any general meeting of shareholders, without the recommendation of the Board for election, unless (a) in the case of a member or members who in aggregate hold(s) more than 50% of the total number of our issued and paid-up shares (excluding treasury shares), not less than 10 days, or (b) in the case of a member or members who in aggregate hold(s) more than five percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, a written notice signed by such member or members (other than the person to be proposed for appointment) who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held shares representing the prescribed threshold in (a) or

(b) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at our registered office in Singapore. Such a notice must also include the consent to serve as a director of the person nominated.

Shareholders can recommend qualified candidates for our Board to the Board by submitting recommendations to our General Counsel, c/o Avago Technologies U.S. Inc., 350 West Trimble Road, Building 90, San Jose, CA 95131, U.S.A. Submissions that include the following requirements will be forwarded to the Board for review and consideration:

•	the candidate’s name and business address;

•	a resume or curriculum vitae describing the candidate’s qualifications, which clearly indicates that he or she has the necessary experiences, skills, and qualifications to serve as a director;

•	a statement as to whether or not, during the past ten years, the candidate has been convicted in a criminal proceeding (excluding minor traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past ten years;

•	a statement from the candidate that he or she consents to serve on the Board if elected; and

•	a statement from the person submitting the candidate that he or she is the registered holder of ordinary shares, or if the shareholder is not the registered holder, a written statement from the record holder of the ordinary shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of ordinary shares.

Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct that is applicable to all members of the Board, executive officers and employees, including our chief executive officer, chief financial officer and principal accounting officer. The Code of Ethics and Business Conduct is available in the “Investors—Governance” section of our website (http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=irol-govHighlights) under “Code of Ethics and Business Conduct”. Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 350 West Trimble Road, Building 90, San Jose, CA 95131, U.S.A.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee, Messrs. Davidson, Clammer and Macleod (and Mr. James H. Greene, Jr., who served on our Compensation Committee prior to his resignation from our Board in March 2010) are not, and have never been, officers or employees of our company. During Fiscal Year 2010, none of our executive officers served on the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee. Messrs. Davidson and Clammer are affiliated with the Silver Lake and KKR entities, respectively, and have been designated by Silver Lake and KKR, respectively, to serve on our Compensation Committee. In addition, we have entered into certain arrangements with Silver Lake and KKR. Please see “Certain Relationships and Related Party Transactions” starting on page 55 for more information regarding these arrangements.

Risk Assessment and Compensation Practices

Our management has reviewed the Company’s compensation policies and practices for our employees as they relate to our risk management and reported its findings to the Compensation Committee. Management has concluded that our compensation policies and practices (described in more detail under “Compensation Discussion and Analysis” and “Executive Compensation” below”) balance short and long-term goals and awards, as well as the mix of the cash and equity components. Based upon this review, we believe the elements of our compensation programs do not encourage unnecessary or excessive risk-taking, and are not reasonably likely to have a material adverse effect on the Company in the future.

This Proxy Statement, including the preceding paragraph, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our Annual Report on Form 10-K for Fiscal Year 2010 (the “2010 Form 10-K”), and as may be updated in subsequent SEC filings.

Director Share Ownership Guidelines

At the recommendation of the Compensation Committee, our Board adopted share ownership guidelines for non-employee directors in December 2010 in connection with its review of our non-employee directors’ compensation. The ownership guidelines encourage our non-employees directors to hold 7,500 of our ordinary shares or such number of shares having a fair market value equal to three times the annual cash retainer paid to directors for service on our Board (which would currently amount to $150,000), whichever is less. The guidelines encourage our non-employee directors to reach this goal within five years of the date the Board approved the guidelines or the date of their appointment or election to our Board, whichever is later, and to hold at least such minimum value in shares for as long as he or she serves on our Board.

DIRECTORS’ COMPENSATION

Under the laws of Singapore, our shareholders must approve all cash compensation paid to our non-employee directors. We do not compensate our management directors for their service on the Board or any committee of the Board.

Current Non-Employee Directors’ Compensation

Our shareholders approved the current cash compensation arrangements for our non-employee directors (which are those directors not employed by us or any subsidiary) at our 2010 Annual General Meeting of Shareholders. We currently compensate our non-employee directors and independent, non-employee directors (directors not associated with any Equity Investor and otherwise considered independent) as follows, payable quarterly:

	Current Annual Fees
		Independent
	Non-Employee	Non-Employee
	Directors	Directors

Board membership (other than Chairperson of the Board)	$50,000	$50,000
Chairperson of the Board	$75,000	$75,000
Committee membership (other than Chairperson of the Audit Committee)	—	$10,000
Chairperson of the Audit Committee	—	$25,000

Prior to December 2010, our non-employee directors also received a grant of options to purchase 50,000 ordinary shares upon their election to the Board. The exercise price per share of director options is equal to the fair market value of an ordinary share on the grant date, and director options expire five years from the date of grant, or earlier if the optionee ceases to be a director. Generally, director options become vested and exercisable with respect to 20% of the shares subject to the options nine months following the date the director commences service on the Board and on each anniversary of that date so that the options are completely vested and exercisable four years and nine months following the date the director commences service on the Board subject to continued service on the Board through each vesting date. However, options granted to our directors in April 2006 vest at a rate of 20% on each anniversary of December 1, 2005. Prior to our initial public offering (“IPO”) on August 6, 2010, option grants were made to our directors under the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the ‘‘Senior Management Plan”). Following our IPO, option grants to our directors are made under the 2009 Equity Incentive Award Plan (the “2009 Plan”). Non-employee directors are also reimbursed for travel and other out-of-pocket expenses related to their attendance at Board and committee meetings. Non-employee directors do not receive any non-equity incentive compensation, or participate in any pension plan or deferred compensation plan.

Proposed Changes to Non-Employee Directors’ Compensation

In November 2010, the Compensation Committee, assisted by Compensia, the committee’s compensation consultant, conducted a review of our non-employee director compensation program. This review was conducted to ascertain whether our non-employee directors’ compensation was competitive with that of our established peer group of companies, which group is discussed below under the heading “Compensation Discussion and Analysis”. The Compensation Committee reviewed, among other things, the current cash compensation of our non-employee directors, the grant date fair value of option awards previously made to non-employee directors, the total compensation of our non-employee Chairperson of the Board and the aggregate number of our ordinary shares held currently by each of our non-employee directors. The Compensation Committee, with the assistance of Compensia, also took into consideration compensation trends for outside directors.

Based on Compensia’s review and analysis of the compensation practices of our peer group, the Compensation Committee determined that:

•	average total cash compensation paid to our non-employee directors for service on our Board and its committees was at the 50th percentile of cash compensation paid to non-employee directors within the peer group, although cash compensation for service as the chair of the Audit Committee was at the 75th percentile and compensation for service as the chairperson of the Compensation Committee was at the 25th percentile;

•	the majority of companies within the peer group have moved from granting only stock options to granting only restricted stock units or a combination of stock option and restricted stock grants as the means of establishing the desired level of stock ownership at the board level, so that directors hold a meaningful ownership position in the company and their interests are aligned with those of shareholders;

•	the majority of companies within the peer group made annual equity grants to their non-employee directors; and

•	the stock awarded to non-employee directors at a majority of companies within the peer group was subject to vesting based on future service as a director and was not used as a means of compensating directors for prior service.

Based on Compensia’s analysis, and upon the recommendation of the Compensation Committee, our Board approved changes to our non-employee director compensation, subject to shareholders’ approval of non-employee directors’ cash compensation at the 2011 AGM, as required by Singapore law. As directors’ compensation runs from annual general meeting to annual general meeting, these changes in directors’ cash compensation will take effect for the year commencing on March 30, 2011, the date of our 2011 AGM, if they are approved by shareholders at that meeting. If approved by shareholders, with effect from March 31, 2011 non-employee directors’ cash compensation would be as follows:

	Proposed Annual Fees
		Independent
	Non-Employee	Non-Employee
	Directors	Directors

Board membership (other than Chairperson of the Board)	$50,000	$50,000
Chairperson of the Board	—	$80,000
Committee membership (other than committee chairperson)	—	$10,000
Chairperson of the Audit Committee	—	$25,000
Chairperson of the Compensation Committee	—	$15,000
Chairperson of the Nominating and Corporate Governance Committee	—	$12,500

In addition, on the Compensation Committee’s recommendation, our Board approved the following changes to the equity compensation of our non-employee directors, effective January 19, 2011:

•	We are changing the initial equity grant to new directors from a grant of an option to acquire 50,000 ordinary shares to an initial equity grant with a target fair market value of $350,000 on the date of grant, comprised 50% each of stock options and restricted share units, with such awards vesting one-third annually over three years; and

•	We are implementing an annual equity grant to non-employee directors, commencing in the fourth year of service as a non-employee director, with each such grant to have target fair market value of $100,000 on the date of grant, comprised 50% each of stock options and restricted share units and to be granted on the date of each Annual General Meeting of Shareholders occurring in and after the director’s fourth year of service, subject to the director’s re-election at such meeting. Such annual equity grants would vest in full one year from the date of grant.

To determine the number of shares to be awarded pursuant to such a grant, the target fair market value of the grant ($350,000 or $100,000 depending on whether it is an initial or annual grant) is divided by the Black Scholes value of one of our ordinary shares (calculated using the average of the closing market prices (as quoted on the Nasdaq Global Select Market) over the 30 calendar days immediately preceding the date of grant) to arrive at a number of shares. Half of this resulting share number represents the number of shares that will be issued pursuant to options, which options will be issued at an exercise price of the fair market value per ordinary share on the date of grant. The remaining half of the resulting share number is then divided by three to determine the number of restricted share units that will be granted.

As a result of these changes, Compensia advised the Compensation Committee that overall compensation for our non-employee directors will approximate the 50th percentile of our established peer group of companies.

Director Share Ownership Guidelines

Effective January 19, 2011, the Board also approved the implementation of director share ownership guidelines, which encourage our non-employees directors to hold at a minimum 7,500 of our ordinary shares or such number of shares having a fair market value equal to three times the annual cash retainer paid to directors for service on our Board (which would currently amount to $150,000), whichever is less, within five years of the date of adoption of these guidelines, or the date of a director’s appointment or election to the Board, whichever is later.

Directors Compensation for Fiscal Year 2010

The following table sets forth information regarding compensation earned by our non-employee directors during Fiscal Year 2010.

	Fees Earned or	Option
Name	Paid in Cash ($)	Awards ($)(1)		Total ($)

Adam H. Clammer	$50,000	—		$50,000
James A. Davidson	$50,000	—		$50,000
James V. Diller(2)	$86,250	—		$86,250
Kenneth Y. Hao	$50,000	—		$50,000
David Kerko	$50,000	—		$50,000
Justine F. Lien	$75,000	—		$75,000
Donald Macleod	$70,000	—		$75,000
Bock Seng Tan	$50,000	—		$50,000
Dick M. Chang(2)	$18,750	—		$18,750
James H. Greene, Jr(3)	$25,000	$149,117	(4)	$174,117
John R. Joyce(3)	$25,000	$149,117	(4)	$174,117

(1)	No stock options or other equity awards were granted to non-employee directors in Fiscal Year 2010. As of October 31, 2010, each of the directors held options to acquire 50,000 ordinary shares outstanding, other than Bock Seng Tan, who held options to acquire 10,000 shares and Messrs. Chang, Greene and Joyce who held no options.
(2)	Mr. Chang retired from our Board and as Chairman of the Board on February 2, 2010. Mr. Diller was appointed Chairman of the Board effective as of the date of Mr. Chang’s retirement.
(3)	Messrs. Greene and Joyce resigned from the Board effective March 26, 2010.
(4)	Represents the incremental fair value, determined in accordance with the provisions of Accounting Standards Codification 718, associated with the acceleration of the vesting and exercisability of 10,000 options shares to March 26, 2010, the date on which the director resigned, which options would otherwise have been unvested as at such date, but for the action taken by the Compensation Committee to accelerate the vesting and exercisability of such options. The Compensation Committee elected to accelerate the vesting and exercisability of these options in light of the valuable service Messrs. Joyce and Greene provided to the Company during their tenure as directors.

PROPOSAL 2:
APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM AND INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2011 AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX ITS REMUNERATION

PricewaterhouseCoopers LLP is our independent registered public accounting firm in the U.S. and audits our consolidated financial statements. During Fiscal Year 2010, PricewaterhouseCoopers LLP in Singapore was our independent Singapore auditor of our Singapore statutory financial statements. Pursuant to section 205(2) and 205(4) of the Singapore Companies Act, any appointment after the Board’s initial appointment of our independent Singapore auditor, or its subsequent removal, requires the approval of our shareholders. The Audit Committee has approved, subject to shareholder approval, the re-appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and the independent Singapore auditor for Fiscal Year 2011. Pursuant to Section 205(16) of the Singapore Companies Act, the remuneration of a company’s auditors shall be fixed by the shareholders in a general meeting or the shareholders may authorize directors to fix the remuneration. The Board believes that it is appropriate for the Audit Committee, as part of its oversight responsibilities, to fix the auditors’ remuneration. The Board is therefore requesting that the shareholders authorize the Audit Committee to fix the auditors’ remuneration for service rendered through our 2012 AGM. We expect a representative from PricewaterhouseCoopers LLP to be present at the 2011 AGM. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

Set forth below are the aggregate fees charged to the Company for the services performed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, relating to Fiscal Year 2010 and the fiscal year ended November 1, 2009 (“Fiscal Year 2009”).

	Fiscal Year	Fiscal Year
	2010	2009
	($ in thousands)

Audit Fees	$3,048	$2,407
Audit-Related Fees	—	21
Tax Fees	260	105
All Other Fees	3	3

Total	$3,311	$2,536

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, audit of internal control over financial reporting for Fiscal Year 2010, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The fees also include services in connection with our January 2010 and August 2010 secondary offerings and our IPO in August 2009, including comfort letters, consents and review of documents filed with the SEC.

Audit-Related Fees consist of fees for assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our consolidated financial statements and not included in Audit Fees. In Fiscal Year 2009, these fees primarily related to implementation and compliance with the Sarbanes-Oxley Act of 2002, and in both Fiscal Year 2009 and Fiscal Year 2010 these fees related to providing certification audits to the Singapore Economic Development Board in connection with our tax incentive arrangements in Singapore.

Tax Fees consist of fees incurred for various tax transfer pricing studies and a U.S. research and development credit study.

All Other Fees consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services. In Fiscal Year 2010 and Fiscal Year 2009, these fees consisted of a license for specialized accounting research software.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and our management to determine that they are permitted under the rules and regulation concerning independent registered public accounting firms’ independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Except as stated above, there were no other fees billed by PricewaterhouseCoopers LLP for Fiscal Years 2009 and 2010. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for selecting the independent registered public accounting firm to be employed by us to audit our financial statements, subject to approval by our shareholders for appointment. The Audit Committee also assumes responsibility for the retention, compensation, oversight and termination of any independent auditor employed by us. All engagements with the Company’s independent registered accounting firm, regardless of amount, must be authorized in advance by the Audit Committee. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee, provided that any matters approved in such manner are presented to the Audit Committee at its next meeting. Pursuant to the charter of the Audit Committee, committee approval of non-audit services (other than review and attest services) is not required, if such services fall within available exceptions established by the SEC. However, to date, the Audit Committee’s policy has been to approve all services provided by the Company’s independent registered accounting firm. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the committee’s pre-approval, and the fees for the services performed to date.

During Fiscal Years 2009 and 2010, all services provided to us by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X.

The Board recommends a vote FOR the approval of the re-appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and independent Singapore auditor for Fiscal Year 2011 and authorization of the Audit Committee to fix its remuneration.

PROPOSAL 3:
ORDINARY RESOLUTION TO APPROVE NON-EMPLOYEE DIRECTORS’ CASH COMPENSATION

Under the laws of Singapore, our shareholders must approve all cash compensation paid by us to our directors for services rendered in their capacity as directors. Accordingly, we are seeking shareholder approval to provide payment of the following cash compensation to our non-employee directors for service on the Board and its committees during the period of approximately 12 months from March 31, 2011, the day after our 2011 AGM, through the date on which our 2012 AGM is held, and for each 12-month period thereafter as follows:

•	annual cash compensation of $50,000 to each of our non-employee directors, other than the Chairperson of the Board, and cash compensation of $80,000 to the independent Chairperson of the Board;

•	additional annual cash compensation of $25,000 to the chairperson of the Audit Committee, provided that such person is an independent director;

•	additional annual cash compensation of $15,000 to the chairperson of the Compensation Committee, provided that such person is an independent director;

•	additional annual cash compensation of $12,500 to the chairperson of the Nominating and Corporate Governance Committee, provided that such person is an independent director;

•	additional cash compensation of $10,000 to each of our independent directors in respect of each of the foregoing committees of the Board on which they serve, other than service as chairperson of any such committee of the Board; and

•	appropriate pro rata cash compensation, based on the annual cash compensation set forth above, as applicable, to any new non-employee director who is appointed by the Board, any independent director who is appointed to the position of Chairperson of the Board or chairperson of any such committee of the Board, provided that such person is an independent director or any independent director who is appointed to serve on any such committee of the Board, in each case after the date of our 2011 AGM, for their services rendered as a director and/or committee member for any period less than 12 months.

The above reflects the changes to the cash compensation for the chairpersons of the Board, the Compensation Committee and the Nominating and Corporate Governance Committee recommended by the Compensation Committee, after consultation with Compensia, and approved by the Board, subject to shareholder approval thereof, as discussed under “Directors’ Compensation” on page 14.

We believe that this authorization will benefit our shareholders by enabling us to attract and retain qualified individuals to serve as members of our Board and to continue to provide leadership for our company.

The Board recommends a vote FOR the resolution to approve the non-employee directors’, the Board Chairperson’s, the committee chairpersons’ and the committee members’ cash compensation.

PROPOSAL 4:
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are including in this Proxy Statement this proposal for shareholders to approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K promulgated by the SEC, set forth in “Compensation Discussion and Analysis” and in the compensation tables and accompanying narrative disclosure under “Executive Compensation” set forth elsewhere in the Proxy Statement.

Shareholders are encouraged to read the “Executive Compensation” section of this Proxy Statement, as well as the “Compensation Discussion and Analysis” section, which discusses our compensation policies, procedures and programs and the Fiscal Year 2010 compensation for the Company’s named executive officers. The Company’s named executive officers consist of our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers serving at the end of Fiscal Year 2010, who are listed in the 2010 Summary Compensation Table included in the “Executive Compensation” section of this Proxy Statement.

Compensation of our executive officers is structured around the achievement of near-term corporate objectives, as well as long-term business objectives and strategies. We believe that our executive compensation policies and procedures are designed to foster a pay-for-performance culture that focuses on both individual and Company performance, while aligning the interests of our executives with those of our shareholders. We believe that the compensation structure for our executive officers was instrumental in helping us achieve our strong financial and operating performance in Fiscal Year 2010.

Our compensation program for executives is designed to achieve the following:

•	attract and retain qualified, experienced and talented executives, understanding competitive pressures from our Peer Group Companies (as defined in Compensation Discussion and Analysis);

•	motivate and reward executives whose skills, knowledge and performance are critical to the on-going success of our Company;

•	encourage executives to focus on the achievement of corporate and financial performance goals and metrics by aligning the incentive reward program to the achievement of both functional/divisional goals and corporate goals; and

•	align the interests of our executives with those of our shareholders.

Long-term equity compensation is a significant portion of compensation. A significant portion of total compensation paid to our executives is in the form of equity. This serves as a long term retention strategy and also aims to align the interests of our executives with shareholders by tying a significant portion of each executive’s compensation to returns realizable by our shareholders.

Total cash compensation is tied to performance. A significant portion of the total cash compensation of our executives is based on Company and individual performance, and fluctuates from year to year, reflecting the Company’s financial and operating results.

Compensation unrelated to performance is limited. The Company does not have multi-year employment agreements or guaranteed salary increases or incentive awards. Executives’ severance and change of control benefits are limited and change of control benefits are triggered only if there is a qualifying termination of employment following a change of control transaction. We do not offer significant perquisites, nor do we provide tax gross-up payments on post-employment benefits.

While the vote on this resolution is advisory and not binding on the Company, the Compensation Committee or the Board, the Compensation Committee and the Board value the opinions that shareholders express in their votes and will consider the outcome of the vote on this resolution when considering future executive compensation arrangements.

The Board recommends that shareholders vote, on a non-binding, advisory basis, FOR the resolution to approve the compensation of the Company’s named executive officers.

PROPOSAL 5:
NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDERS’
VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are including in this Proxy Statement this proposal for shareholders to recommend, in a non-binding, advisory vote, that a non-binding, advisory vote to approve the compensation of the Company’s named executive officers be put to shareholders for their consideration every: one; two; or three years.

In considering their vote, shareholders may wish to review with care the information presented in connection with Proposal 4, the information on the Company’s compensation policies and decisions regarding the named executive officers presented in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Board has determined that providing shareholders with a non-binding, advisory vote to approve the compensation of the Company’s named executive officers every three years is most consistent with the Board’s approach to compensation and will be the most effective means to conduct and respond to the outcome of such votes, based on a number of considerations including the following:

•	our compensation policies and programs are designed to include and reward performance over a multi-year period and a three-year cycle will allow shareholders to better judge the programs in relation to the Company’s long-term performance;

•	we seek a consistent compensation approach from year to year across our executive leadership team and we also believe that an effective compensation program should incentivize performance over a multi-year horizon; as a result we do not make frequent, significant changes to our programs;

•	a three-year cycle will provide shareholders sufficient time to evaluate the effectiveness of our short-and long-term compensation strategies and our related business outcome, while an annual vote would not allow for changes to the Company’s compensation programs to be in place long enough to evaluate whether such changes were effective;

•	a three-year vote cycle gives the Board and the Compensation Committee sufficient time to thoughtfully respond to shareholders’ sentiments and to implement any necessary changes to our executive compensation policies, procedures and programs; and

•	the Board will continue to engage with our shareholders on executive compensation during the period between shareholder votes. As discussed under “Corporate Governance—Shareholder Communications with our Board”, we provide shareholders an opportunity to communicate with the Board, including on issues of executive compensation.

While the Board has determined that providing shareholders with the opportunity to vote on executive compensation once every three years is advisable, and therefore recommends that you adopt a triennial vote, the Compensation Committee and the Board will consider our shareholders’ concerns and take them into account in determining how frequently such a vote should occur. However, the vote on this resolution is advisory and not binding on the Company, the Compensation Committee or the Board.

The Board recommends that shareholders vote THREE YEARS with respect to how frequently a non-binding advisory shareholder vote to approve the compensation of the Company’s named executive officers should occur.

PROPOSAL 6:
ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ALLOTMENTS AND ISSUANCES

We are incorporated in the Republic of Singapore. Under the laws of Singapore, our directors may issue ordinary shares and make offers or agreements or grant options that might or would require the issuance of ordinary shares only with the prior approval of our shareholders. We are submitting this proposal to authorize our Board to allot and issue our ordinary shares from time to time, as set forth in the Notice, because we are required to do so under the laws of Singapore before we can issue any ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings.

If this proposal is approved, the authorization would be effective from the date of the 2011 AGM and continue until the earlier of (i) the conclusion of the 2012 AGM or (ii) the expiration of the period within which the 2012 AGM is required by the laws of Singapore to be held. The 2012 AGM is required to be held no later than 15 months after the date of the 2011 AGM. The laws of Singapore allow for an application to be made with the Singapore Accounting and Corporate Regulatory Authority for an extension of up to an additional three months of the time in which to hold an annual general meeting of shareholders, which may be granted in the discretion of that Authority.

The Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize the directors to issue ordinary shares and to make, enter into or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the future, the directors may need to issue shares or make agreements that would require the allotment and issuance of new ordinary shares. For example:

•	in connection with strategic transactions and acquisitions;

•	pursuant to public and private offerings of our ordinary shares, as well as instruments (including debt instruments) convertible into our ordinary shares; or

•	in connection with our equity compensation plans and arrangements.

Notwithstanding this general authorization to allot and issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares, where required, under the Nasdaq Stock Market rules, such as where we propose to issue ordinary shares that will result in a change in control of Avago or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.

We expect that we will continue to issue ordinary shares and grant options and other equity-based awards in the future under circumstances similar to those in the past, including pursuant to our Employee Share Purchase Plan (“ESPP”), which was implemented in Fiscal Year 2010. As of the date of this Proxy Statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, the Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares, as well as instruments convertible into our ordinary shares.

If this proposal is approved, our directors would be authorized to allot and issue, during the period described above, ordinary shares subject to applicable Singapore laws and the Nasdaq Stock Market rules. The issuance of a large number of ordinary shares (or instruments convertible into ordinary shares) could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the Nasdaq Global Select Market. If this proposal is not approved, we would not be permitted to issue ordinary shares (other than shares issuable on exercise or settlement of outstanding options, restricted share units and other instruments convertible into or exercisable for ordinary shares or the like, which were previously granted when the previous shareholder approved share issue mandates were in force). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

The Board recommends a vote FOR the resolution to authorize ordinary share allotments and issuances.

PROPOSAL 7:
ORDINARY RESOLUTION TO APPROVE THE 2011 SHARE PURCHASE MANDATE

Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Singapore Companies Act, the Nasdaq Stock Market rules and such other laws and regulations as may from time to time be applicable.

Singapore law requires us to obtain shareholder approval of a “general and unconditional share purchase mandate” if we wish to purchase or otherwise acquire our ordinary shares. We refer to this as the “Share Purchase Mandate” and it allows our directors to exercise their authority to purchase or otherwise acquire our ordinary shares. Our shareholders approved a Share Purchase Mandate at the 2010 Annual General Meeting of Shareholders (the “2010 Share Purchase Mandate”), However, our directors have not exercised any of the Company’s powers to purchase or otherwise acquire any ordinary shares pursuant to the 2010 Share Purchase Mandate and the 2010 Share Purchase Mandate will expire at the conclusion of our 2011 AGM. Accordingly, we are submitting this proposal to seek approval for a new Share Purchase Mandate from our shareholders at the 2011 AGM (the “2011 Share Purchase Mandate”). The 2011 Share Purchase Mandate will, if approved, authorize our directors to exercise all powers to purchase or otherwise acquire our issued ordinary shares on the terms of the 2011 Share Purchase Mandate.

If approved by our shareholders at the 2011 AGM, the authority conferred by the 2011 Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force until the earlier of the date of the 2012 AGM or the date by which the 2012 AGM is required by law to be held. The 2012 AGM is required to be held no later than 15 months after the date of the 2011 AGM (which period may be extended for up to an additional three months upon application by the Company to, and the approval of, the Singapore Accounting and Corporate Regulatory Authority).

The authority and limitations placed on our share purchases or acquisitions under the proposed 2011 Share Purchase Mandate, if approved at the 2011 AGM, are summarized below:

Limit on Number of Ordinary Shares Allowed to be Purchased

During the period in which the 2011 Share Purchase Mandate is effective, we may purchase or acquire that aggregate number of our ordinary shares which is equal to 10% of the total number of issued ordinary shares outstanding as of (a) March 31, 2010 (the date of our last Annual General Meeting of Shareholders) or (b) the date of the passing of this resolution (expected to be March 30, 2011), whichever is greater. There were 238,234,680 of our ordinary shares outstanding as of March 31, 2010 and [          ] of our ordinary shares outstanding as of February [  ], 2011, the most recent practicable date.

Duration of Share Purchase Mandate

Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

•	the date on which our next Annual General Meeting of Shareholders is held or required by law to be held; or

•	the date on which the authority conferred by the Share Purchase Mandate is revoked or varied by our shareholders at a general meeting.

Manner of Purchases or Acquisitions of Ordinary Shares

Purchases or acquisitions of ordinary shares may be made by way of:

•	market purchases on the Nasdaq Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or

•	off-market purchases (if effected other than on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with an equal access prescribed by Singapore law.

If we decide to purchase or acquire our ordinary shares in accordance with an equal access scheme, our directors may impose any terms and conditions on such purchase as they see fit and as are in our interests, so long as the terms are consistent with the 2011 Share Purchase Mandate, the regulations and rules of the Nasdaq Global Select Market (or any other stock exchange on which our ordinary shares may then be listed and quoted), the Singapore Companies Act and other applicable laws. In addition, an equal access scheme must satisfy the following conditions:

•	offers for the purchase or acquisition of ordinary shares must be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

•	all of those persons must be given a reasonable opportunity to accept the offers made; and

•	the terms of all of the offers must be the same (except differences in consideration that result from offers relating to ordinary shares with (i) different accrued dividend entitlements and (ii) different amounts remaining unpaid and differences in the offers solely to ensure that each person is left with a whole number of ordinary shares).

Purchase Price

The purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for an ordinary share will be determined by our directors. The maximum purchase price to be paid for the ordinary shares, as determined by our directors must not exceed:

•	in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the Nasdaq Global Select Market or as the case may be, any other stock exchange on which our ordinary shares for the time being are listed or quoted, at the time the purchase is effected; and

•	in the case of an off-market purchase pursuant to an equal access scheme, 150% of the “Prior Day Close Price” of our ordinary shares, which means the closing price of an ordinary share as quoted on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may, for the time being, be listed and quoted on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Sources of Funds

Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore shall be used. In the event that we elect to purchase or acquire any of our ordinary shares, depending on the number of ordinary shares repurchased or acquired and then current market, business and other relevant conditions, we may use our internal sources of funds and/or external borrowings to finance any such purchases or acquisitions. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.

Under the Singapore Companies Act, any payment made in consideration of the purchase or acquisition of ordinary shares may be made out of our capital or profits. Acquisitions or purchases made out of capital or profits are permissible only so long as Avago is solvent. Pursuant to section 76F(4) of the Singapore Companies Act, a company is solvent if (a) it is able to pay its debts in full at the time of the payment made in consideration of the purchase or acquisition (or the acquisition of any right with respect to the purchase or acquisition) of ordinary shares and will be able to pay its debts as they fall due in the normal course of business during the 12-month period immediately following the date of such payment; and (b) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after giving effect to the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).

Status of Purchased or Acquired Ordinary Shares

The ordinary shares that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to those ordinary shares will expire on cancellation. The total number of issued shares will be diminished by the number of ordinary shares purchased or acquired by us.

We will cancel and destroy certificates, if applicable, in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of ordinary shares.

Financial Effects

Our net tangible assets will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the 2011 Share Purchase Mandate would have a material impact on our consolidated results of operations, financial condition and cash flows.

The financial effects on us arising from purchases or acquisitions of ordinary shares which may be made pursuant to the 2011 Share Purchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of our profits and/or capital, the number of ordinary shares purchased or acquired, and the price paid for the ordinary shares.

Under the Singapore Companies Act, purchases or acquisitions of ordinary shares by us may be made out of our profits and/or our capital. Where the consideration paid by us for the purchase or acquisition of ordinary shares is made out of our profits, such consideration (excluding brokerage, commission, goods and services tax and other related expenses) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration that we pay for the purchase or acquisition of ordinary shares is made out of our capital, the amount available for the distribution of cash dividends by us will not be reduced. We declared and paid our first interim cash dividend of $0.07 per ordinary share in December 2010.

Rationale for the Share Purchase Mandate

We believe that an approval of the 2011 Share Purchase Mandate at the 2011 AGM will benefit our shareholders by providing our directors with appropriate flexibility to cause the repurchase of our ordinary shares if our directors believe that such repurchases would be in the best interests of our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance our operations, acquisitions and other strategic transactions, the level of our debt, and the terms and availability of financing.

Take-Over Implications

If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in our voting capital increases, such increase will be treated as an acquisition under The Singapore Code on Take-overs and Mergers, Appendix 2. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of our company, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for our company under Rule 14 of The Singapore Code on Take-overs and Mergers.

The circumstances under which shareholders (including directors or a group of shareholders acting together) will incur an obligation to make a take-over offer can be found under Rule 14 and Appendix 2 of the Singapore Code on Take-overs and Mergers. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such shareholders (and parties acting in concert with them) would increase to 30% or more, or if such shareholders (and parties acting in concert with them) hold between 30% and 50% of our voting rights, the voting rights of such shareholders (and parties acting in concert with them) would increase by more than 1% in any period of six months. Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity. Based on our shareholdings as of February [  ], 2011, we do not believe that the purchase of shares pursuant to the 2011 Share Purchase Mandate would cause any shareholder to become the holder of 30% or more of our outstanding ordinary shares. We therefore do not believe that the 2011 Share Purchase Mandate or share purchases thereunder will have any material take-over implications.

The Board recommends a vote FOR the resolution to approve the 2011 Share Purchase Mandate.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information about our executive officers as of February [  ], 2011.

Name	Age	Position

Hock E. Tan	59	President, Chief Executive Officer and Director
Douglas R. Bettinger	43	Senior Vice President and Chief Financial Officer
Boon Chye Ooi	57	Senior Vice President, Global Operations
Bryan T. Ingram	46	Senior Vice President and General Manager, Wireless Semiconductor Division
Patricia H. McCall	56	Vice President and General Counsel

Hock E. Tan has served as our President, Chief Executive Officer and a director since March 2006. From September 2005 to January 2008, he served as chairman of the board of directors of Integrated Device Technology, Inc., or IDT. Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of Integrated Circuit Systems, Inc., or ICS, from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988.

Douglas R. Bettinger has served as our Senior Vice President and Chief Financial Officer since August 2008. From 2007 to 2008, Mr. Bettinger served as Vice President of Finance and Corporate Controller at Xilinx, Inc. From 2004 to 2007, he was Chief Financial Officer at 24/7 Customer, a privately-held company. Mr. Bettinger was at Intel Corporation from 1993 to 2004, where he served in several senior-level finance and manufacturing operations positions, including Corporate Planning and Reporting Controller, and Malaysia Site Operations Controller.

Boon Chye Ooi has served as our Senior Vice President, Global Operations since January 2009. From November 2003 until 2008, Mr. Ooi was at Xilinx, Inc., where he was responsible for all worldwide manufacturing operations, most recently as Senior Vice President of Worldwide Operations. Prior to Xilinx, Mr. Ooi spent 25 years at Intel Corporation, where he served in a variety of positions.

Bryan T. Ingram has served as our Senior Vice President and General Manager, Wireless Semiconductor Division since November 2007 and prior to that as Vice President of that division since December 2005. Prior to the closing of our acquisition of the Semiconductor Products Group (“SPG”) of Agilent Technologies, Inc. (the “SPG Acquisition”), Mr. Ingram was the Vice President and General Manager, Wireless Semiconductor Division of SPG. He has held various other positions with Hewlett-Packard Company and Agilent Technologies, Inc. Mr. Ingram joined Hewlett-Packard Company in 1990.

Patricia H. McCall has served as our Vice President and General Counsel since March 2007. She served as Director of Litigation at Adobe Systems from 2006 to 2007. Prior to this, Ms. McCall served as Senior Vice President, General Counsel and Secretary of ChipPAC Inc. from January 2003 to August 2004, when ChipPAC Inc. merged with ST Assembly Test Services Ltd. in August 2004. Ms. McCall served as the Senior Vice President Administration, General Counsel and Secretary of ChipPAC Inc. from November 2000 to January 2003. From November 1995 to November 2000, Ms. McCall was at National Semiconductor Corporation, most recently as Associate General Counsel, and prior to that was a partner at the law firm of Pillsbury, Madison & Sutro. Ms. McCall is also a Barrister in England.

Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships between our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Committee reviews and approves compensation for all our executives.

We have in place a compensation strategy for our executives which focuses on both individual and Company performance. Compensation of our executives is structured around the achievement of near-term corporate targets (fiscal year metrics) as well as longer-term business objectives and strategies. The Compensation Committee is responsible for evaluating and administering all of our compensation programs and practices to ensure that they properly compensate and reward, and appropriately drive, corporate performance while remaining competitive with comparable semiconductor companies competing in the same or similar markets. The Compensation Committee reviews and approves all compensation policies, including executive base salaries, bonuses and equity incentive compensation.

Our named executive officers (“NEOs”) for Fiscal Year 2010 were Hock E. Tan, President and Chief Executive Officer, Douglas R. Bettinger, Senior Vice President and Chief Financial Officer, Boon Chye Ooi, Senior Vice President, Global Operations, Bryan T. Ingram, Senior Vice President and General Manager, Wireless Semiconductor Division, and Patricia H. McCall, Vice President and General Counsel.

Objectives and Philosophy of Our Executive Compensation Program

Our Compensation Committee has adopted a compensation philosophy that is intended to keep total cash compensation (base salary plus cash incentive reward) of our executives competitive with compensation at companies within our peer group, with total cash compensation (including incentive cash compensation) at the 75th percentile generally viewed as the upper end of the desired compensation for our executives. The Compensation Committee believes that total cash compensation at or around this percentile of the market provides us a competitive position for attracting and retaining executives; provided, however, that our Compensation Committee will make exceptions to this philosophy when it determines it is necessary to attract or retain an executive with the experience and skills the Compensation Committee determines is desirable for a particular position, to provide additional incentive to an executive to achieve the Company’s goals or to maintain internal parity among executives with similar levels of responsibilities. As a result, actual total cash compensation paid to an executive may be more or less than the 75th percentile reference point. When reviewing and setting compensation against market practices, the Compensation Committee uses industry based market compensation survey data, to which we refer in this Proxy Statement as “Market Salary Surveys”, from the following data sources:

•	Radford Global Technology Survey;

•	Radford Global Sales Survey; and

•	Mercer High Tech Salary Survey (Asia).

The companies the Compensation Committee used in December 2009 as a point of reference for reviewing and setting executive compensation for 2010, to which we refer in this Proxy Statement as our “Peer Group Companies”, and those that participate in the Market Salary Surveys, are:

•	Altera Corporation;

•	Atmel Corporation;

•	Cypress Semiconductor Corporation;

•	Fairchild Semiconductor International, Inc.;

•	Finisar Corporation;

•	Intersil Corporation;

•	Linear Technology Corporation;

•	LSI Logic Corporation;

•	Marvell Technology Group Ltd.;

•	Maxim Integrated Products, Inc.;

•	Microchip Technology Incorporated.;

•	National Semiconductor Corporation;

•	ON Semiconductor Corporation; and

•	Xilinx, Inc.

The selection criteria for the peer group are companies in the semiconductor industry, with similar business focus, comparability across annual revenue (generally 0.5 to 2.0 times that of the Company) and market capitalization (generally 0.25 to 3.0 times that of the Company). Based on these criteria, the peer group used for our market comparisons in 2010 was the same as the peer group used in 2009 except for the removal by the Compensation Committee of International Rectifier Corporation (their business focus was no longer aligned with that of the Company), Qimonda North America (which filed for bankruptcy in 2010), Sharp Microelectronics of the Americas (which is a division of Sharp Corporation and for which comparable data was not publicly available), Spansion Inc. (which had a market capitalization below the selection criteria) and STMicroelectronics N.V. (which had annual revenues in excess of the selection criteria), and the addition by the Compensation Committee of the following two companies: Finisar Corporation and Linear Technology Corporation, in place of the companies removed from the peer group.

While the Compensation Committee reviews benchmark compensation data for, and compensation practices at, peer companies to inform its decision-making process, it does not set compensation components to meet specific benchmarks. The Compensation Committee uses peer-group data as a point of reference so that it can set total compensation levels that it believes are reasonably competitive, but also believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our executives. While compensation levels may differ among executives on competitive factors, and the role, responsibilities and performance of each specific executive, there are not material differences in the compensation philosophies, objectives or policies for our executives, including NEOs. We do not maintain a formal policy regarding internal pay equity, but it may be considered as a factor in determining compensation where applicable.

In September 2009, management retained Compensia to act as compensation consultant for management and the Compensation Committee advising on the compensation of our executive officers for Fiscal Year 2010. In June 2010, the Compensation Committee conducted a process independent of management, to identify and select a compensation consultant to advise the committee on executives’ and directors’ compensation and, as a result of this process, the Compensation Committee retained Compensia as its compensation consultant. Compensia has not provided and does not provide any other services to the Company other than de minimis ministerial data processing services. In August 2010, our Compensation Committee reviewed our Peer Group Companies for the purposes of setting 2011 compensation for our executives using industry-based market surveys.

The peer group used for our market comparisons in 2011 is the same as the peer group used in 2010 except for the addition by the Compensation Committee of the following two companies: Analog Devices, Inc. and Skyworks Solutions, Inc. which were deemed appropriate peers based on selection criteria established as discussed above.

Equity is a long term retention tool for key executives and is intended to reflect the value we place on their contribution to our Company. The Compensation Committee approves all equity grants made to executives. At the time of the SPG Acquisition, we granted significant equity awards to executives in order to attract and retain them. We have from time to time made additional grants of options to our executives, typically in connection with their commencement of employment with us, in connection with a promotion or in connection with the assignment of increased responsibilities or for ongoing retention purposes. When allocating equity, the Compensation Committee looks at each executive’s level of experience and expertise and overall value to our Company.

Our compensation program for executives is designed to achieve the following:

•	attract and retain qualified, experienced and talented executives, understanding competitive pressures from our Peer Group Companies;

•	motivate and reward executives whose skills, knowledge and performance are critical to the on-going success of our Company;

•	encourage executives to focus on the achievement of corporate and financial performance goals and metrics by aligning the incentive reward program to the achievement of both functional/divisional goals and corporate goals; and

•	align the interests of our executives with those of our shareholders. A significant portion of total compensation paid to our executives is in the form of equity. This serves as a long term retention strategy and aims to align the interests of our executives with shareholders by tying a significant portion of each executive’s compensation to returns realizable by our shareholders.

Components of Our Executive Compensation Program

The components of our executive compensation program are:

•	Annual base salary;

•	Annual (fiscal year) cash incentive program;

•	Equity incentive (opportunities to purchase ordinary shares and grants of restricted share units); and

•	Perquisites.

Annual Cash Compensation

Base Salary

Our Compensation Committee believes that a competitive base salary is a necessary element of any compensation program designed to attract, engage and retain key executives. Base salaries provide fixed, baseline compensation and are set at levels that are intended to be within a competitive range with similar positions at our Peer Group Companies. The base salaries of all our executives are reviewed annually by the Compensation Committee against positions of similar size and scope in our Peer Group Companies. As the independent consultant to the Committee, Compensia prepares the assessment of executive compensation based on market data, including data from our peer companies.

Annual adjustments to an executive’s base salary take into account:

(i)	individual performance throughout the prior fiscal year (based on the achievement of divisional goals used in the annual cash incentive bonus plan, fiscal responsibility and senior leadership ability);

(ii)	the actual pay rate of our executives as compared to market pay rates from the Market Salary Surveys;

(iii)	our ability to pay salary increases; and

(iv)	internal parity, where applicable.

Our Compensation Committee reviews and considers many factors in determining individual performance for the purposes of adjusting base salaries including such measures as unit or division performance against budget, achievement of unit or division sales goals, new product introductions and corporate strategy implementation. The process for internal parity where applicable involves comparing executives in peer roles to ensure that base salaries are comparable based on function, scope and responsibilities of the role and taking into account the executive’s experience, technical knowledge and expertise.

In December 2009, the Compensation Committee undertook a market review of executive compensation, using the 2009 Market Salary Surveys prepared by Compensia. Based on the NEO’s contributions throughout Fiscal Year 2009, and the Market Salary Surveys for 2009, the Compensation Committee approved market-based salary increases resulting in base salaries for the NEOs for the remainder of Fiscal Year 2010 as follows:

	2009 Base Salary As		2010 Base Salary As
	a Percentile of Base	Base Salary	a Percentile of Base
	Salaries at Peer	(USD) Effective	Salaries at Peer
Name	Group Companies	February 1, 2010	Group Companies

Hock E. Tan	37th Percentile	$700,000	45th Percentile
Douglas R. Bettinger	<25th Percentile	$385,000	40th Percentile
Boon Chye Ooi	>90th Percentile	$470,192(1)	>90th Percentile
Bryan T. Ingram	53rd Percentile	$385,000	80th Percentile
Patricia H. McCall	40th Percentile	$340,000	65th Percentile

(1)	For the purposes of this table, salary amounts paid to Mr. Ooi in Singapore Dollars were converted back to U.S. Dollars using the Accounting Rate for January, the third month of our fiscal year. The Accounting Rate for January 2010 was 1.4073 Singapore Dollars to the U.S. Dollar as reported by Bloomberg L.P. The “Accounting Rate” for any month is the exchange ratio of the number of Singapore Dollars to one U.S. Dollar for the last business day of the preceding month, as reported by Bloomberg L.P.

The NEO’s base salaries were increased based on the Compensation Committee’s assessment of the Market Salary Surveys and in light of the NEO’s experience, and performance at the Company.

The Compensation Committee reviewed executive compensation again in November 2010, but elected to defer decisions on changes to executive compensation to later in Fiscal Year 2011. Our Chief Executive Officer may recommend increasing the base salary of an executive at any time throughout the course of the year if a change in the scope of the executive’s role and responsibilities warrants an increase. In limited circumstances, our Chief Executive Officer may propose that an executive’s base salary be adjusted in response to a competitive threat or competitive labor market conditions. The Compensation Committee approves any salary adjustments that are made during the fiscal year for executive officers.

Annual Cash Incentive Program

We have in place a performance based annual cash incentive bonus plan for all of our executive management. The plan is reviewed and approved on a year-to-year basis by our Compensation Committee. Company goals and business metrics are also reviewed and approved by the Compensation Committee prior to allocation. Our performance based annual cash incentive plan is designed to encourage and motivate the Chief Executive Officer to achieve corporate level goals and other executives to achieve both corporate level and functional/divisional level goals, thereby positively contributing to the growth and performance of the Company. In Fiscal Year 2010, the plan was structured to include a target bonus amount expressed as a percentage of base salary which could be achieved by meeting corporate and divisional goals and could be increased or decreased based on individual performance. The formula used to calculate an executive’s performance based bonus is as follows:

Bonus Amount = Bonus Target Percent x Group Performance Factor x Individual Performance Factor x Annual Bonus Eligible Earnings (base salary paid during the fiscal year)

Bonus Target Percent

Each of our executive officers participates in our performance based annual cash incentive bonus plan. Rates at which our executive officers participate in the performance based annual cash incentive bonus plan are expressed as a percent of base salary. Employees below the executive level participate at rates set by the Compensation Committee based on Market Salary Survey data for our Peer Group Companies, and the Compensation Committee’s experience with similar programs. Our Compensation Committee did not follow a formula or otherwise weigh any of these factors, but rather used the factors as general background information prior to determining the participation rates of our NEOs. For executives including NEOs, the Compensation Committee sets the rate of participation based on its assessment of the executive’s experience and ability to influence corporate results. In addition, the Committee also reviews competitive market data from the Market Salary Surveys for our Peer Group Companies as a point of reference in making this determination; however, no benchmarking against that data occurs. In particular, the Compensation Committee set the participation rates based on each executive’s experience in his or her role with our Company and the level of responsibility held by each executive, which the Compensation Committee believes directly correlates to his or her ability to influence corporate results. The NEO’s target rates of participation for Fiscal Year 2010 were the same as in 2009, except that Mr. Tan’s target rate of participation was increased from 120% of his base salary to 150% of his base salary based on the Compensation Committee’s assessment of Market Salary Surveys, Mr. Tan’s experience and overall leadership and management of us and our subsidiaries. Each NEO’s target bonus amount can be calculated by multiplying his or her participation rate times his or her base salary and is included in the table set forth in the section below entitled “Summary Bonus Table”.

Group Performance

Group performance for each executive, other than our Chief Executive Officer, consists of corporate performance and division/function performance, with each component equally weighted at 50%. Our Chief Executive Officer’s group performance is measured solely using corporate performance since our Chief Executive Officer has overall responsibility for our Company. A component of performance must be achieved at the minimum level of performance before it is taken into account in calculating an executive’s bonus amount. Achieving the minimum level of performance results in 50% attainment while achieving the maximum level of performance results in 150% attainment for such component with performance between these levels resulting in attainment based on linear interpolation. Attainment cannot exceed 150%. For Direct Expenses performance targets only, achieving the minimum level of performance will result in 80% attainment while achieving the maximum level of performance will result in 120% attainment for such component with performance between these levels resulting in attainment based on linear interpolation. Attainment on Direct Expenses cannot exceed 120%.

The Compensation Committee determines corporate performance based on our achievement of corporate goals. The corporate goals for Fiscal Year 2010 were revenue growth as compared to Fiscal Year 2009 and non-GAAP operating income, and each carried an equal weighting of 50% of corporate performance. The target for revenue growth for Fiscal Year 2010 was 14.4% as compared to Fiscal Year 2009 and the target for non-GAAP operating income was $339 million. The goals were set by the Compensation Committee, with input from management, in light of the then prevailing macroeconomic environment and business conditions due to the global economic and financial crises, and were designed to be difficult to attain and to require substantial effort by management to achieve them. These targets were not expected to be achieved based on average or below average performance. In November 2010, the Compensation Committee determined that we achieved Fiscal Year 2010 revenue growth of 41.0%. This represented an increase greater than the maximum target level of performance, resulting in 150% attainment of this goal. The Compensation Committee also determined that we achieved non-GAAP operating income for Fiscal Year 2010 of $574 million, which was greater than the maximum target level of performance, resulting in an attainment of this goal at 150%.

Non-GAAP operating income of $574 million for Fiscal Year 2010 is calculated from our consolidated audited financial statements in our 2010 Form 10-K by adding to our $466 million GAAP operating income $79 million related to the amortization of acquisition-related intangibles ($58 million reported as amortization of intangible assets as part of cost of products sold and $21 million reported in amortization of intangible assets as part of operating expenses), $25 million related to share-based compensation expense ($3 million reported as part of cost of products sold and $22 million reported as part of operating expenses), and $4 million related to restructuring charges ($1 million related to cost of products sold and $3 million related to operating expenses).

The Compensation Committee determines an executive’s division/functional performance based on the achievement of goals by the division/function overseen by the executive. The Compensation Committee sets divisional/functional goals and their weightings annually, based on its assessment of the business requirements of the particular division/function to which the goals relate and the relative importance of the goals to the division/function. Each of the divisional goals, and its respective weighting, for our NEOs is described in the table set forth in the section below entitled “Summary Bonus Table”. Each divisional goal is set by the Compensation Committee to be difficult to attain and to require substantial effort on behalf of the division and the executive in charge of the division. Divisional/functional goals are not expected to be attained based on average or below average performance. In November 2010, the Compensation Committee determined that divisional/functional goals had been achieved at the levels set forth in the section below entitled “Summary Bonus Table”.

Individual Performance

Individual performance is applied as a multiplier to the bonus amount calculated based on group performance. Individual performance is determined by the Compensation Committee with input from the Chief Executive Officer for each executive other than the Chief Executive Officer. In determining individual performance the Compensation Committee considers the requirements of the executive’s position including the achievement of the divisional goals set forth in the section below entitled “Annual Cash Incentive Program—Summary Bonus Table”, fiscal responsibility as determined by the Compensation Committee with input from the Chief Executive Officer, other than with respect to himself, such executive’s senior leadership capability and how each of these factors impacts the overall performance of the executive’s division and/or function. Executives, who consistently meet or exceed the requirements of the position, as determined by the Compensation Committee, will receive a bonus multiplier of 150% of the bonus amount calculated using group performance. Executives who meet, and sometimes exceed, the key requirements of their position, as determined by the Compensation Committee, receive the bonus amount calculated at 100% using group performance. Executives who meet some, but not all, of the requirements of the position or for whom the Compensation Committee believes that improvement is needed will receive a bonus that is 50% of the bonus amount calculated using group performance. The Compensation Committee may adjust our Chief Executive Officer’s individual performance factor upwards or downwards in its sole discretion, based on any criteria it determines appropriate.

For Fiscal Year 2010, the Compensation Committee (with input from our Chief Executive Officer, other than with respect to himself) determined that each of our NEOs should receive an individual performance factor of 100% based on attainment of the bonus metrics below for their respective divisions/functions.

Discretionary Bonuses

Each year, our Compensation Committee may supplement the performance based cash incentive plan awards earned by our NEOs with discretionary bonuses which are awarded based on our Chief Executive Officer’s recommendations, other than with respect to himself, and the Compensation Committee’s assessment of individual contributions.

In November 2010, our Compensation Committee awarded a discretionary bonus of $100,000 to each of Mr. Ingram and Mr. Bettinger and $50,000 to Ms. McCall based, in each case, on their commitment to the Company and their leadership and the performance during Fiscal Year 2010 of the respective division or function that they oversee.

In Fiscal Year 2010, Mr. Ingram was paid a discretionary bonus of $6,754 in lieu of a mortgage subsidy to which he would have been entitled to under an Agilent bonus program had he remained employed by Agilent Technologies, Inc. We are under no obligation to make the payment to Mr. Ingram and may increase or decrease it at any time, at our discretion.

Summary Bonus Table

With respect to each NEO, divisional/functional and corporate goals were set and achieved, and bonuses were paid, as follows:

			Fiscal Year		Fiscal Year 2010
			2010		Payout
			Weighting		in Dollars (USD)
			as a		and as a
	Bonus		Percentage		Percentage of
	Target		of Bonus	2010	Bonus Eligible
Name	Percent	Fiscal Year 2010 Bonus Metric	Target	Achievement	Earnings

Hock E. Tan	150%	Avago Revenue Growth	50%	150%
President and Chief		Avago Operating Profit	50%	150%
Executive Officer		Total Weighted Fiscal Year 2010 Attainment	100%	150.0%	$1,529,572 (225%)

Douglas R. Bettinger	75%	Avago Revenue Growth	25%	150%
Senior Vice President and		Avago Operating Profit	25%	150%
Chief Financial Officer		Direct Expenses	20%	101%
		Intra-Company Service Levels	20%	146%
		Asset Management	10%	149%
		Total Weighted Fiscal Year 2010 Attainment	100%	139.4%	$392,778(1) (104.6%)

Boon Chye Ooi	75%	Avago Revenue Growth	25%	150%
Senior Vice President,		Avago Operating Profit	25%	150%
Global Operations		Avago Gross Margin %	20%	150%
		Global Operations Direct Expenses	15%	111%
		Supply Chain Management	15%	138%
		Total Weighted Fiscal Year 2010 Attainment	100%	142.3%	$530,928 (106.7%)

Bryan T. Ingram	75%	Avago Revenue Growth	25%	150%
Senior Vice President and		Avago Operating Profit	25%	150%
General Manager, Wireless Semiconductor Division		WSD New Product Introduction	25%	150%
		WSD Contribution Profit	25%	118%
		Total Weighted Fiscal Year 2010 Attainment	100%	141.9%	$395,410(2) (106.5%)

Patricia H. McCall	40%	Avago Revenue Growth	25%	150%
Vice President and General		Avago Operating Profit	25%	150%
Counsel		Direct Expenses	25%	88%
		Intra-Company Service Levels	25%	150%
		Total Weighted Fiscal Year 2010 Attainment	100%	134.6%	$178,278(3) (53.8%)

(1)	The Compensation Committee approved an additional discretionary bonus of $100,000, not included in the above, based on the performance of the Finance and General Administration function, overseen by Mr. Bettinger, during Fiscal Year 2010.
(2)	The Compensation Committee approved an additional discretionary bonus of $100,000, not included in the above, based on the performance of the Wireless Semiconductor Division, overseen by Mr. Ingram, during Fiscal Year 2010.
(3)	The Compensation Committee approved an additional discretionary bonus of $50,000, not included in the above, based on the performance of the Legal function, overseen by Ms. McCall, during Fiscal Year 2010.

Equity Incentive Compensation

Our Compensation Committee believes that long term, sustainable growth and performance will be best facilitated through a culture of executive ownership that encourages long term investment and engagement by our executive management. The aim is also to align executive performance and behaviors to create a culture conducive to shareholder investment.

Our Compensation Committee approves options to purchase ordinary shares granted to executive officers. The size of initial and any subsequent grants for executives takes into account past equity grants, the executive’s position and level, compensation and the value the executive brings to the Company based on their technical experience, expertise and leadership capabilities. The philosophy behind option grants is to provide the executive with a strong incentive to build value in the Company over an extended period of time. While subsequent options may be proposed by our Chief Executive Officer and granted by the Compensation Committee, we do not have a set annual option grant program for executives. No equity awards were granted to our NEOs during Fiscal Year 2010.

Options to purchase ordinary shares that were granted to executives prior to our IPO are governed by the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”), which is administered by the Compensation Committee. Generally, options granted under the Executive Plan vest in equal annual installments over five years based 50% upon the passage of time and 50% on our financial performance, as measured using non-GAAP operating income, subject in each case to continued employment with Avago. The annual operating income target used for performance-based options is income (loss) from operations calculated in accordance with GAAP, but adjusted to exclude amortization of acquisition-related intangibles, share-based compensation, restructuring and asset impairment charges, acquired in-process research and development, (gain)/loss on extinguishment of debt, management and transaction fees payable to the Sponsors or their affiliates, and (income) loss from and (gain) loss on discontinued operations and other items eligible for exclusion. The Compensation Committee determined that non-GAAP operating income provides a better overall measure of our financial performance among periods than operating income calculated in accordance with GAAP would otherwise provide because the amounts not included in the non-GAAP operating income target are either non-recurring, in which case such amounts do not reflect the results of continuing operations for which our Compensation Committee wants our executives to be accountable, or, if recurring, are not related to our operating performance or are amounts over which our Compensation Committee believes our executives do not have control. For example, the Compensation Committee excludes share-based compensation from the operating income target because these expenses are not reflective of our operating performance, our share options typically do not require cash settlement by us and the share-based compensation expenses are often the result of complex calculations using an option pricing model that estimates share-based awards’ fair value based on factors such as volatility and risk-free interest rates that are beyond the control of our executives. The operating income targets have been set at levels our Compensation Committee has determined are challenging and will require substantial effort on the part of our executives and the Company in order to be attained. Our Compensation Committee does not believe that future operating income targets will be achieved if our executives perform at an average or below average level. Pursuant to their initial terms, performance-based options that do not become exercisable in a given year may be earned in future years, up to the fifth year following the date of grant, if performance in any future year exceeds the target for such year (“Catch-up Vesting”). As discussed below, in connection with our IPO, outstanding performance-based options were amended to eliminate performance targets or to provide for subsequent time-based vesting of options that do not vest in a particular year if performance targets are not met. Generally, the exercise price of options granted under the Executive Plan was equal to the fair market value of our ordinary shares on the date of grant as determined by our Compensation Committee or the Board.

The minimum non-GAAP operating income threshold for Fiscal Year 2010, attainment of which must be achieved for any vesting of our performance-based options to occur for the year, was $272.7 million, and our non-GAAP operating income target for Fiscal Year 2010, attainment of which would result in 100% vesting of performance-based options for the year, was $392.1 million. In December 2010, our Compensation Committee determined our performance-based options vested at 100% based on Fiscal Year 2010 performance, since our actual non-GAAP operating income was $574.4 million for Fiscal Year 2010, calculated as described above, representing an attainment of 253% of targeted performance (with targeted performance calculated as the difference between the minimum non-GAAP operating threshold and the non-GAAP operating target). Since our actual non-GAAP operating income attained significantly exceeded targeted performance for Fiscal Year 2010, Catch-Up Vesting for performance-based options that failed to vest based upon the failure to achieve minimum performance targets for Fiscal Year 2009 was triggered at 100%. Therefore, all options originally scheduled to vest based on Fiscal Year 2009 performance will vest at 100% on the next regularly scheduled vesting date, provided the executive remains employed by us through the vesting date. No periods prior to Fiscal Year 2009 are affected by the Catch-Up vesting due to 100% or more attainment of targeted performance in prior years, resulting in 100% vesting in each such year.

On July 20, 2009, the Compensation Committee approved an amendment of the performance-based options held by Messrs. Tan, Bettinger and Ingram to remove the operating income performance-based vesting requirements and extend the vesting period. The amended options will vest two years after the date such options could first have vested had the performance targets for such options been achieved, provided that these individuals remain employed by us through the applicable vesting date. The Compensation Committee determined that the removal of performance-based vesting requirements was appropriate in light of our then current financial projections, which were lower than when the original performance targets were set, and the uncertainty then present in the global economy. In making its determination, the Compensation Committee heavily weighted the importance of providing these individuals with incentives to continue with us following our IPO. In addition, the Compensation Committee amended all other outstanding performance-based options to provide that if performance targets for a particular year were not met the options will vest two years after the date the options could first have vested had the performance targets for such options been achieved, subject to any earlier Catch-Up Vesting, provided that the employee remains employed by us through the applicable vesting date.

With effect from our IPO, options are granted under our 2009 Plan, including any that may be granted to our executive officers. Under the 2009 Plan, options granted to employees expire no more than ten years following the date of grant and options generally vest based on the passage of time over a four year period from the date of grant. Options granted to executives under the 2009 Plan generally vest in two equal installments on the third and fourth anniversaries of the date of grant.

Eligible executives employed by our participating subsidiaries, including our NEOs, may also participate in our ESPP. The ESPP provides eligible employees with the opportunity to acquire ordinary shares of the Company through periodic payroll deductions, at a discounted price, based on a six-month look-back period. The ESPP is structured as a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. The ESPP requires participants to hold shares for a minimum of six months after any purchase date, unless they cease to be eligible to participate in the ESPP in which case the shares become freely tradable, subject to our applicable securities laws and our insider trading policy.

Termination-Based Compensation

Separation compensation is determined by Company policy and any specific arrangements detailed in the executive’s employment agreement. Severance payments are typically comprised of a cash payment in lieu of salary, bonuses and/or coverage of health benefits for a limited period of time and, in some cases, option vesting acceleration. In addition to employment agreement provisions, the vesting of options granted under the Executive Plan accelerate with respect to 10% of the shares subject to the options if an executive is terminated in connection with the sale of his or her division. Our Compensation Committee must approve any exceptions to severance payments including any additional cash payments and any variance from the Executive Plan regarding the treatment of options. Executives who are terminated from Avago are required to sign a general release of all claims against Avago to receive any severance benefits.

Each of our NEOs is eligible for severance benefits under his or her respective employment agreement with Avago other than Mr. Ingram. Mr. Ingram’s severance benefits upon termination of employment other than in connection with a change of control expired on November 1, 2009, pursuant to the terms of his employment agreement. The Compensation Committee provides termination benefits to our NEOs based on its review of severance practices at our Peer Group Companies and as the result of arms’ length negotiations at the time our executives enter into employment with us, at the time they are requested to take on additional responsibilities or from time to time if deemed necessary or desirable to achieve parity with other NEOs. The level of benefits varies from executive to executive based on the level of responsibility of the executive and accommodations made through arms’ length negotiations.

The table below sets forth the severance benefits payable to each NEO under his or her respective employment agreement, offer letter or severance agreement, upon a termination of employment without cause, for good reason, because of death or because of disability occurring, in each case, apart from a change in control:

			Health Benefits
	Continued		Continuation
Name	Base Salary	Bonus(1)	Coverage

Hock E. Tan	12 months	100%	—
Douglas R. Bettinger	9 months	50%	6 months
Boon Chye Ooi	6 months	50%	6 months
Bryan T. Ingram(2)	—	—	—
Patricia H. McCall	9 months	50%	6 months

(1)	Bonus payments are calculated using the lesser of the executive’s prior year’s actual bonus or prior year’s target bonus.
(2)	The severance provisions of Mr. Ingram’s employment agreement relating to termination of employment other than in connection with a change in control expired on November 1, 2009.

The table below sets forth the severance benefits payable to each NEO under his or her respective employment agreement, offer letter or severance agreement, upon a termination of employment without cause, for good reason, because of death or because of disability occurring, in each case, in connection with a change in control. Each executive must provide a full release of claims in order to be eligible for his or her full severance payment.

			Health Benefits
	Continued		Continuation	Option Vesting
Name	Base Salary	Bonus(1)	Coverage	Acceleration(2)

Hock E. Tan	24 months	200%	—	12 months
Douglas R. Bettinger	12 months	100%	12 months	12 months
Boon Chye Ooi	12 months	100%	12 months	12 months
Bryan T. Ingram	12 months	100%	—	12 months
Patricia H. McCall	12 months	100%	12 months	12 months

(1)	Bonus payments are calculated using the lesser of the executive’s prior year’s actual bonus or prior year’s target bonus, except for Mr. Ingram, whose bonus payment is calculated using the lesser of his prior year’s actual bonus or target bonus for the fiscal year in which the termination occurs.
(2)	Accelerated vesting is limited to time-based options which would otherwise vest solely upon the executive’s continued employment.

For more detailed descriptions of the benefits provided to our NEOs upon a termination of employment, please see “Executive Compensation—Employment, Severance and Change of Control Agreements with Named Executive Officers” below.

Other Compensation

All of our executive officers are eligible to participate in certain benefits plans and arrangements offered to employees generally. Such benefits include health, dental, life and disability insurance and in the case of U.S. based executives, the 401(k) plan. We pay the full monthly premium for each U.S. based employee, including each executive, for basic medical coverage. For other medical, dental and vision coverage, we pay a portion of the cost and the employees, including executives, pay a portion of the cost. We pay 100% of the premium for all employees, including executives, for Basic Life Insurance, Accidental Death and Dismemberment, Business Travel Accident Insurance and the Employee Assistance Plan. We pay 100% of the premiums for all Colorado employees, including executives, for Short Term and Long Term Disability. Employees in California, including executives, contribute .08% of the first $93,316 in annual earnings to the California Voluntary Disability Plan for Short Term Disability and we pay 100% of the premium for Long Term Disability. We provide access to a Group Universal Life and Long-Term Care coverage but the entire cost is paid by the employee, including executives.

Consistent with our overall compensation philosophy, we intend to continue to maintain our current benefits plan for executives as well as other employees. Our Compensation Committee in its discretion may revise, amend or add to any executive’s benefits and perquisites if it deems necessary.

U.S. based executives may also participate in the Avago Technologies U.S. Inc. Deferred Compensation Plan. For a description of the Deferred Compensation Plan, see footnote 1 of the 2010 Non-Qualified Deferred Compensation Table.

We determine perquisites on a case by case basis and will provide a perquisite to an NEO when we believe it is necessary to attract or retain the executive officer. In Fiscal Year 2010, the following executives received the following perquisites:

Name	Perquisites

Hock E. Tan, President and Chief Executive Officer	Reimbursement for travel to his residence in Pennsylvania.
Boon Chye Ooi, Senior Vice President, Global Operations	Temporary housing allowance and reimbursement of tax preparation service fees.

Tax and Accounting Considerations

While the Compensation Committee and our Board generally consider the financial accounting and tax implications of its executive compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. In addition, the Compensation Committee and our Board have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for our Chief Executive Officer and each of the other NEOs (other than our Chief Financial Officer), unless compensation is performance-based. Our Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Our Compensation Committee, however, may consider adopting a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information about compensation earned by our NEOs during Fiscal Year 2010, Fiscal Year 2009 and the Fiscal Year 2008. Our NEOs consist of our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers serving at the end of Fiscal Year 2010.

						Non-Equity
					Option	Incentive Plan	All Other
		Salary	Bonus		Awards	Compensation	Compensation		Total
Name and Principal Position(s)	Year	($)	($)		($)(1)	($)(2)	($)		($)
Hock E. Tan	2010	681,252	—		—	1,529,572	41,695	(3)	2,252,519
President and Chief Executive Officer	2009	625,008	1,000,000		8,441,402	208,503	42,882		10,317,795
	2008	623,468	—		—	915,000	34,269		1,572,737
Douglas R. Bettinger	2010	376,250	100,000	(4)		392,778	10,338	(8)	879,366
Senior Vice President and Chief Financial	2009	350,000	—		1,622,662	284,288	9,000		2,265,950
Officer	2008	87,500	165,593		805,935	86,121	—		1,145,149
Boon Chye Ooi	2010	497,548 (5)	—		—	530,928	18,513	(6)	1,046,989
Senior Vice President, Global Operations	2009	336,372	—		2,605,929	151,589	247,521		3,341,411

Bryan T. Ingram	2010	372,402	106,754	(7)	—	395,410	9,819	(8)	884,385
Senior Vice President and General Manager,	2009	334,608	165,750		2,396,912	334,650	9,000		3,240,920
Wireless Semiconductor Division	2008	333,913	24,730		446,867	340,654	9,000		1,155,164

Patricia H. McCall	2010	331,749	50,000	(9)	—	178,278	11,259	(10)	571,286
Vice President and General Counsel	2009	304,305	—		752,137	84,485	9,600		1,150,527

(1)	Represents the grant date fair value of options granted in each fiscal year of the grant and for Fiscal Year 2009 also represents the incremental fair value associated with a modification of option awards in that year, determined in accordance with FASB ASC Topic 718. No options were granted to the NEOs and no NEO’s options were modified in Fiscal Year 2010. Modification of NEOs options in Fiscal Year 2008 did not result in any incremental fair value of those options. For a discussion of valuation assumptions used in the calculations, see Note 9 of Notes to Consolidated Financial Statements included in Part IV, Item 8 of our 2010 Form 10-K. Details of the fair value of the options granted or modified in Fiscal Year 2009 are presented in the table below.

	Option Awards
	Grant Date	Incremental
	Fair Value	Fair Value on	Total Fair
Name	($)	Modification Date ($)	Value ($)
Hock E. Tan	2,959,350	5,482,050	8,441,402
Douglas R. Bettinger	332,340	1,290,322	1,622,662
Boon Chye Ooi	795,008	1,810,921	2,605,929
Bryan T. Ingram	1,190,082	1,206,830	2,396,912
Patricia H. McCall	493,225	258,912	752,137

(2)	Represents amounts paid for each applicable fiscal year under our annual cash incentive program. Please see plan description in “Compensation Discussion and Analysis—Annual Cash Compensation—Annual Cash Incentive Program” above.
(3)	Represents $31,895 in reimbursements for travel to Mr. Tan’s residence in Pennsylvania and a $9,800 401(k) employer match.
(4)	Represents a $100,000 discretionary bonus paid to Mr. Bettinger for the performance of his function during the year.
(5)	Mr. Ooi’s employment agreement entitles him to an initial annual base salary of U.S. $450,000. This was converted into Singapore Dollars at a rate of 1.4416 per U.S. Dollar at the time his employment in Singapore commenced. This conversion rate has not subsequently been adjusted. For the purposes of this table, salary amounts paid to Mr. Ooi in Singapore Dollars were converted to U.S. Dollars using the Accounting Rate for October 2010, the last month of our fiscal year. The Accounting Rate for October 2010 was 1.3219 Singapore Dollars to the U.S. Dollar as reported by Bloomberg L.P.
(6)	Represents $12,982 in temporary housing allowance (converted from Singapore Dollars using the Accounting Rate for October 2010 of 1.3219 Singapore Dollars per U.S. Dollar) and $5,531 in reimbursement of tax preparation service fees. The tax preparation service fees include fees of 2,100 Malaysian Ringgits, converted to U.S. Dollars using the using the Accounting Rate for October 2010 of 3.0850 Malaysian Ringgits to the U.S. Dollar, as reported by Bloomberg L.P.
(7)	Represents a $100,000 discretionary bonus paid to Mr. Ingram for the performance of his division during the year and $6,754 paid to Mr. Ingram as a cash bonus in lieu of a mortgage subsidy that Mr. Ingram was entitled to under an Agilent benefit program.
(8)	Represents a 401(k) employer match.
(9)	Represents a $50,000 discretionary bonus paid to Ms. McCall for the performance of her function during the year.
(10)	Represents a $10,659 401(k) employer match and a $600 credit for not enrolling in a medical plan.

Grant of Plan-Based Awards in Fiscal Year 2010

The following table sets forth information regarding grants of incentive awards during Fiscal Year 2010 to each of our NEOs.

	Estimated Future Payouts
	Under Non-Equity Incentive
	Plan Awards(1)
	Threshold	Target	Maximum
	($)(1)	($)(2)	($)
Name (a)	(c)	(d)	(e)

Hock E. Tan	127,464	1,019,715	2,294,358
Douglas R. Bettinger	7,042	281,683	633,786
Boon Chye Ooi	4,665	373,161	839,612
Bryan T. Ingram	17,411	278,575	626,793
Patricia H. McCall	8,278	132,446	298,003

(1)	Represents estimated future payouts under our 2010 Annual Performance Bonus Plan. The threshold amount for Mr. Hock E. Tan is 12.5% of his target bonus amount, calculated based on the achievement of a single corporate goal at 50% of the target for such goal and using the minimum individual performance factor. The threshold amount for each of Messrs. Bettinger and Ooi is 2.50% and 1.25% respectively of their target bonus amount and for Mr. Ingram and Ms. McCall is 6.25% of their target bonus amounts, in each case, calculated based on the achievement of a single divisional goal at 50% of the target for such goal and using the minimum individual performance factor. The maximum bonus payable is 225% of the target bonus amount, which assumes maximum (150%) performance for each corporate and divisional goal and uses the maximum individual performance factor (150%).

(2)	Mr. Hock E. Tan’s target bonus for Fiscal Year 2010 was 150% of his base salary. Messrs. Bettinger, Ingram, and Ooi’s target bonus participation rate was 75% of their respective base salaries and Ms. McCall’s target bonus was 40% of her base salary.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth grants of stock options outstanding on October 31, 2010, the last day of Fiscal Year 2010, of each of our NEOs.

	Option Awards
					Equity
					Incentive Plan
		Number of	Number of		Awards:
		Securities	Securities		Number of
		Underlying	Underlying		Securities
		Unexercised	Unexercised		Underlying	Option
		Options	Options		Unexercised	Exercise	Option
		(#)	(#)		Unearned	Price	Expiration
	Vesting	Exercisable	Un-exercisable		Options	($)	Date
Name (a)	Reference Date	(b)	(c)		(d)	(e)	(f)

Hock E. Tan	2/1/2005	1,399,102	755,000	(1)	—	5.00	4/12/2016
	3/3/2009	60,000	240,000	(2)	—	10.00	3/2/2019
	8/5/2009	—	300,000	(3)	—	15.00	8/4/2019
Douglas R. Bettinger	8/4/2008	90,000	210,000	(4)	—	10.68	8/3/2018
	8/5/2009	—	50,000	(3)	—	15.00	8/4/2019
Boon Chye Ooi	1/15/2009	26,837	140,000	(5)	175,000 (5)	8.12	1/14/2019
Bryan T. Ingram	12/1/2005	30,151	—		—	1.25	1/23/2015
	12/1/2005	180,832	77,502	(6)	—	5.00	11/30/2015
	12/1/2005	43,750	18,750	(7)	—	5.00	4/23/2016
	11/1/2007	38,748	125,418	(8)	—	10.22	10/31/2017
	3/3/2009	12,000	48,000	(2)	—	10.00	3/2/2019
	8/5/2009	—	150,000	(3)	—	15.00	8/4/2019
Patricia H. McCall	3/23/2007	40,000	16,000	(5)	24,000 (5)	10.22	6/4/2017
	2/22/2008	6,000	6,000	(5)	8,000 (5)	10.22	2/21/2018
	3/3/2009	10,000	40,000	(2)	—	10.00	3/2/2019
	8/5/2009	—	50,000	(3)	—	15.00	8/4/2019

(1)	Options to purchase 185,000 shares will vest on the fifth anniversaries of the Vesting Reference Date and options to purchase 285,000 shares will vest on each of the sixth and seventh anniversaries of the Vesting Reference Date, in each case, subject to Mr. Tan’s continued employment with Avago.
(2)	Options vest at the rate of 20% of the shares subject thereto on each anniversary of the Vesting Reference Date subject to the executive’s continued employment with Avago.
(3)	Options vest at the rate of 50% of the shares subject thereto on each of the third and fourth anniversaries of the Vesting Reference Date subject to the executive’s continued employment with Avago.
(4)	Options to purchase 30,000 shares vest on the third, sixth and seventh anniversaries of the Vesting Reference Date and options to purchase 60,000 shares vest on the fourth and fifth anniversaries of the Vesting Reference Date subject to Mr. Bettinger continued employment with Avago.
(5)	Options vest 50% based upon the passage of time and the optionee’s continued employment with Avago and 50% based upon achieving specified financial targets, in each case, at a rate of 20% per year over five years on each anniversary of the Vesting Reference Date. As of December 2010, all performance-based options subject to historic vesting conditions have vested pursuant to the preceding schedule or been subject to Catch-Up Vesting (as a result of our over-achievement of the 2010 financial targets). Performance-based options that do not vest in the future if performance targets for a particular future year are not met will vest two years after the date such options could first have vested had the performance targets for such options been achieved, subject to any earlier Catch-Up Vesting.
(6)	Options to purchase 25,834 shares vest on fifth, sixth and seventh anniversary of the Vesting Reference Date subject to Mr. Ingram’s continued employment.
(7)	Options to purchase 6,250 shares vest on the fifth, sixth and seventh anniversaries of the Vesting Reference Date subject to Mr. Ingram’s continued employment.
(8)	Options to purchase 17,916 shares vest on the fourth anniversary of the Vesting Reference Date; options to purchase 17,917 shares vest on the third, fourth, sixth and seventh anniversary of the Vesting Reference Date, and options to purchase 35,834 shares vest on the fifth anniversary of the Vesting Reference Date, in each case, subject to Mr. Ingram’s continued employment.

Option Exercises in Fiscal Year 2010

The following table shows information regarding the exercise of options to purchase our ordinary shares during the year ended October 31, 2010. Our NEOs do not hold unvested stock awards.

	Option Awards
	Number of
	Shares	Value
	Acquired on	Realized on
	Exercise	Exercise
Name (a)	(#) (b)	($) (c)

Boon Chye Ooi	8,163	87,061
Bryan T. Ingram	35,000	502,200

2010 Non-Qualified Deferred Compensation

The following table sets forth information regarding contributions and earnings under the Avago Technologies U.S. Inc. Deferred Compensation Plan during Fiscal Year 2010.

	Registrant	Aggregate		Aggregate
	Contributions	Earnings	Aggregate	Balance at
	in Fiscal Year	in Fiscal	Withdrawals /	October 31,
	2010	Year 2010	Distribution	2010
	($)(1)	($)(2)	($)	($)
Name	(c)	(d)	(e)	(f)

Douglas R. Bettinger	—	3,146	—	19,117
Bryan T. Ingram	—	2,179	—	15,911
Patricia H. McCall	—	5,690	—	32,983

(1)	The Avago Technologies U.S. Inc. Deferred Compensation Plan is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage of their base salary, commissions and/or bonuses in a manner similar to the way in which the Avago Technologies

U.S. Inc. 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code. In addition, we may make discretionary contributions to participant accounts. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of our employees who have an annual base salary plus targeted commissions of at least $175,000, which group includes each of our U.S. based NEOs.
Amounts deferred by each participant pursuant to the Deferred Compensation Plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds elected by a participant. Currently, the measurement funds consist of the following: Fidelity Retirement Money Market Trust Retirement Government Money Market Portfolio, PIMCO Total Return Fund Class Institutional Fund, Mainstay ICAP Equity Fund-Class I, Goldman Sachs Small Cap Value Fund Class Institutional , Main Stay Large Cap Growth Fund Class I, Spartan 500 Index Investor Class, Fidelity Contrafund®, Wells Fargo Advantage Discovery Fund Class Institutional, Templeton Foreign Fund Class A, Fidelity Freedom Funds®, Fidelity Freedom Index Income Fund-Class K, Fidelity Freedom 2000 Index Fund-Class K, Fidelity Freedom Index 2005 Fund-Class K, Fidelity Freedom Index 2010 Fund- Class K, Fidelity Freedom Index 2015 Fund-Class K, Fidelity Freedom Index Fund 2020-Class K, Fidelity Freedom Index 2025 Fund-Class K, Fidelity Freedom Index 2030 Fund Class K, Fidelity Freedom Index 2035 Fund-Class K, Fidelity Freedom Index 2040 Fund-Class K, Fidelity Freedom Index 2045 Fund-Class K and Fidelity Freedom Index 2050 Fund-Class K.
Distributions are made in accordance with elections filed by participants at the time of their initial deferrals and distributions occur in a lump sum upon death or total disability and in a lump sum or installments upon a participant’s separation of service. Distributions are also made in the event of a change in control of our Company.
(2)	Amounts reflected are not included in the Fiscal Year 2010 “Summary Compensation Table” because the earnings and losses are not “above-market”. These amounts include dividends, interest and change in market value.

Employment, Severance and Change of Control Agreements with Named Executive Officers

Hock E. Tan

We entered into an offer letter with Hock E. Tan on March 28, 2006 which was amended and restated on July 17, 2009. Mr. Tan’s offer letter provides that Mr. Tan will be our President and Chief Executive Officer commencing March 31, 2006 and that he will be a member of our Board. Mr. Tan’s offer letter entitles him to an initial base salary of $625,000 per year with a target bonus opportunity of 120% of his base salary. Mr. Tan’s offer letter also provided for the grant of an option to purchase 950,000 ordinary shares with 225,000 shares subject to the option vesting 20% per year based upon Mr. Tan’s continued employment and 725,000 shares subject to the option vesting 20% per year based upon us attaining specified performance targets. In accordance with his offer letter, Mr. Tan purchased $2 million in ordinary shares and was granted additional non-qualified options to purchase 1,400,000 ordinary shares. Mr. Tan’s offer letter agreement provides that he will be eligible to participate in all employee benefit plans made available to executive officers, is entitled to enter into an indemnification agreement and must enter into our standard agreement regarding confidential information and proprietary developments. Mr. Tan’s offer letter agreement entitled him to the payment of a relocation bonus in the amount of one month’s base salary which was paid in a single lump sum following his commencement of employment.

Mr. Tan’s offer letter provides Mr. Tan with severance in the event of the termination of his employment without cause, because of death or disability or a resignation by him for good reason, provided that, in each case, Mr. Tan executes and does not revoke a general release of all claims against us and our affiliates within 60 days following his termination of employment. If the termination of employment without cause, because of death or disability or resignation for good reason takes place within the three months prior to or the 12 months following a change in control, we must provide Mr. Tan with (a) continued salary payments for 24 months following his termination or resignation, (b) an amount equal to 200% of the lesser of Mr. Tan’s prior year’s bonus or target bonus, in both (a) and (b), payable in 24 monthly installments, and (c) 12 months accelerated vesting for those options held by Mr. Tan which would otherwise vest based upon the passage of time and his continued employment. If the termination of employment without cause or resignation for good reason takes place more than three months prior to or more than 12 months following a change in control, Mr. Tan is entitled to (a) continued salary payments for 12 months following his termination or resignation and (b) an amount equal to the lesser of his prior year’s bonus or target bonus, in both (a) and (b), payable in 12 monthly installments.

Douglas R. Bettinger

We entered into an offer letter with Douglas R. Bettinger on July 4, 2008. Mr. Bettinger’s offer letter provides that Mr. Bettinger will be our Senior Vice President and Chief Financial Officer. Mr. Bettinger’s offer letter entitles him to an initial base salary of $350,000 per year and a target bonus opportunity of 75% of his base salary. Mr. Bettinger’s offer letter also provided for the grant of an option to purchase 300,000 of our ordinary shares with 150,000 of the shares subject to the option vesting at a rate of 20% per year based upon Mr. Bettinger’s continued employment and 150,000 of the shares subject to the option vesting at a rate of 20% per year based upon us attaining specified performance targets and Mr. Bettinger’s continued employment. Mr. Bettinger’s offer letter agreement provides that he will be eligible to participate in all employee benefit plans made available to executive officers, is entitled to enter into an indemnification agreement and must enter into the standard agreement regarding confidential information and proprietary developments.

Mr. Bettinger’s offer letter provides him with severance in the event of the termination of his employment without cause, because of death or disability or a resignation by him for good reason, provided that, in each case, Mr. Bettinger executes and does not revoke a general release of all claims against us and our affiliates within 60 days of any such termination. If the termination of employment without cause, because of death or disability or resignation for good reason takes place within 12 months following a change in control, we must provide Mr. Bettinger with (a) 12 months of continued salary payments commencing on the sixtieth day following his separation from us, (b) an amount equal to 100% of the lesser of Mr. Bettinger’s prior year’s bonus or target bonus payable in 12 monthly installments commencing on the sixtieth day following his separation from us, (c) 12 months accelerated vesting for those options held by Mr. Bettinger which would otherwise vest based upon the passage of time and his continued employment, and (d) the payment of continued health, dental and vision insurance premiums for Mr. Bettinger and any covered dependents for 12 months, or, if earlier, until Mr. Bettinger is covered under similar plans of a new employer. If Mr. Bettinger’s termination of employment without cause, because of death or disability or a resignation for good reason takes place prior to or more than 12 months following a change in control, Mr. Bettinger is entitled to (a) nine months of continued salary payments commencing on the sixtieth day following his separation from us, (b) an amount equal to the lesser of 50% of his prior year’s bonus or target bonus payable in nine monthly installments commencing on the sixtieth day following his separation from us, and (c) the payment of continued health, dental and vision insurance premiums for Mr. Bettinger and any covered dependents for six months, or, if earlier, until Mr. Bettinger is covered under similar plans of a new employer.

Boon Chye Ooi

We entered into an offer letter with Boon Chye Ooi on December 10, 2008, effective as of January 5, 2009. Mr. Ooi’s offer letter provides that Mr. Ooi will be our Senior Vice President of Operations. Mr. Ooi’s employment agreement entitles him to an initial base salary of $450,000 per year and a target bonus opportunity of 75% of his base salary. Mr. Ooi’s employment agreement also provided for the grant of an option to purchase 350,000 of our ordinary shares, with 175,000 of the shares subject to the option vesting at a rate of 20% per year based upon Mr. Ooi’s continued employment and 175,000 of the shares subject to the option vesting at a rate of 20% per year based upon us attaining specified performance targets and Mr. Ooi’s continued employment. In addition, Mr. Ooi’s employment agreement provides him with a one-time relocation payment of $200,000 to assist with his relocation to Singapore; a temporary housing allowance of $7,000 Singapore dollars (approximately US$4,943, converted from Singapore Dollars using the Accounting Rate for October 2009 of 1.4161 Singapore Dollars per U.S. Dollar) per month for 12 months; two, one-way business class airfares, once per calendar year, for home leave; assistance with preparation of taxation returns and tax-equalization payment. Mr. Ooi’s employment agreement provides that he will be eligible to participate in all employee benefit plans made available to executive officers in Singapore, is entitled to enter into an indemnification agreement and he must enter into the standard agreement regarding confidential information and proprietary developments.

Mr. Ooi’s offer letter provides him with severance in the event of the termination of his employment without cause, because of death or disability or a resignation by his for good reason, provided that, in each case, Mr. Ooi executes and does not revoke a general release of all claims against us and our affiliates within 60 days of any such termination. If the termination of employment without cause, because of death or disability or resignation for good reason takes place within 12 months following a change in control, we must provide Mr. Ooi with (a) 12 months of continued salary payments commencing on the sixtieth day following his separation from us, (b) an amount equal to 100% of the lesser of Mr. Ooi’s prior year’s bonus or target bonus payable in 12 monthly installments commencing on the sixtieth day following his separation from us, (c) 12 months accelerated vesting for those options held by Mr. Ooi which would otherwise vest based upon the passage of time and his continued employment, and (d) the payment of continued health, dental and vision insurance premiums for Mr. Ooi and any covered dependents for 12 months, or, if earlier, until Mr. Ooi is covered under similar plans of a new employer. If Mr. Ooi’s termination of employment without cause or resignation for good reason takes place prior to or more than 12 months following a change in control, Mr. Ooi is entitled to (a) six months of continued salary payments commencing on the sixtieth day following his separation from us, (b) an amount equal to the lesser of 50% of his prior year’s bonus or target bonus payable in six monthly installments commencing on the sixtieth day following his separation from us, and (c) the payment of continued health, dental and vision insurance premiums for Mr. Ooi and any covered dependents for six months, or, if earlier, until Mr. Ooi is covered under similar plans of a new employer.

Bryan T. Ingram

Avago Technologies U.S. Inc., our wholly owned subsidiary, entered into an employment agreement with Bryan T. Ingram on October 30, 2007, effective as of November 1, 2007, which was amended and restated on July 17, 2009. Mr. Ingram’s employment agreement provides that Mr. Ingram will be our Senior Vice President and General Manager, Wireless Semiconductor Division. Mr. Ingram’s employment agreement entitles him to an initial base salary of $334,608 per year (as adjusted from time to time) with a target bonus opportunity of 75% of his base salary. Mr. Ingram’s employment agreement provided that he will be eligible for equity incentive awards and to participate in all employee benefit plans made available to similarly situated employees.

Mr. Ingram’s employment agreement provides that in the event of the termination of his employment with us by us without cause, his death or disability, or a resignation by him for good reason prior to November 1, 2009, we must provide him with 12 months continued salary payments following such termination or resignation, and the accelerated vesting of options to purchase ordinary shares held by Mr. Ingram which would otherwise have vested had he continued his employment with us through November 1, 2009. These severance benefits under Mr. Ingram’s employment agreement expired on November 1, 2009. If Mr. Ingram’s employment is terminated by us without cause, because of his death or disability, or he resigns for good reason after November 1, 2009 and within the three months prior to or 12 months following a change in control, Mr. Ingram is entitled to (a) 12 months continued salary payments, (b) an amount equal to the lesser of his prior year’s bonus or target bonus for the fiscal year in which the termination occurs, and (c) 12 months of accelerated vesting for those options to purchase ordinary shares held by Mr. Ingram which would otherwise vest based solely upon the passage of time and his continued employment. Under the employment agreement, Mr. Ingram must execute, and not revoke, a general release of all claims against us and our affiliates within 60 days of his termination of employment, and any continued salary payments are subject to Mr. Ingram continuing to abide by the noncompetition and non-solicitation provisions of his employment agreement.

Patricia H. McCall

We entered into an offer letter with Patricia H. McCall on March 20, 2007. Ms. McCall’s offer letter provides that Ms. McCall will be our Vice President and General Counsel. Ms. McCall’s offer letter entitles her to an initial base salary of $275,000 per year and a target bonus opportunity of 40% of her base salary. Ms. McCall’s offer letter also provided for the grant of an option to purchase 80,000 of our ordinary shares, with 40,000 of the shares subject to the option vesting at a rate of 20% per year based upon Ms. McCall’s continued employment and 40,000 of the shares subject to the option vesting at a rate of 20% per year based on us attaining specified performance targets and Ms. McCall’s continued employment. Ms. McCall’s offer letter agreement provides that she will be eligible to participate in all employee benefit plans made available to executive officers, is entitled to enter into an indemnification agreement and she must enter into the standard agreement regarding confidential information and proprietary developments.

We also entered into a Severance Benefit Agreement with Ms. McCall effective December 18, 2008. Ms. McCall’s Severance Benefit Agreement provides her with severance in the event of the termination of her employment without cause, because of death or disability or a resignation by her for good reason, provided that, in each case, Ms. McCall executes and does not revoke a general release of all claims against us and our affiliates within 60 days of any such termination. If the termination of employment without cause, because of death or disability or resignation for good reason takes place within 12 months following a change in control, we must provide Ms. McCall with (a) 12 months of continued salary payments commencing on the sixtieth day following her separation from us, (b) an amount equal to 100% of the lesser of Ms. McCall’s prior year’s bonus or target bonus payable in 12 monthly installments commencing on the sixtieth day following her separation from us, (c) 12 months accelerated vesting for those options held by Ms. McCall which would otherwise vest based upon the passage of time and her continued employment, and (d) the payment of continued health, dental and vision insurance premiums for Ms. McCall and any covered dependents for 12 months, or, if earlier, until Ms. McCall is covered under similar plans of a new employer. If Ms. McCall’s termination of employment without cause, because of death or disability or a resignation for good reason takes place prior to or more than 12 months following a change in control, Ms. McCall is entitled to (a) nine months of continued salary payments commencing on the sixtieth day following her separation from us, (b) an amount equal to the lesser of 50% of her prior year’s bonus or target bonus payable in nine monthly installments commencing on the sixtieth day following her separation from us, and (c) the payment of continued health, dental and vision insurance premiums for Ms. McCall and any covered dependents for six months, or, if earlier, until Ms. McCall is covered under similar plans of a new employer.

Potential Severance Payments and Benefits Upon Certain Terminations

The following table reflects the potential payments and benefits to which the NEOs would be entitled under their agreements as described under “Termination-Based Compensation” above in the event of a termination of employment without cause, because of death or disability or a resignation with good reason taking place not in connection with a change in control. The amounts presented in the table assume a termination date of October 31, 2010 and that all eligibility requirements contemplated by the NEO’s respective agreements or our Company’s policies and practices, as applicable, were met.

	Cash		Health
	Severance	Cash	Benefits
	Base	Severance	Continuation
Name	Salary ($)	Bonus ($)	Coverage ($)(1)	Total ($)

Hock E. Tan	700,000	1,050,000	—	1,750,000
Douglas R. Bettinger	288,750	144,375	9,788	442,913
Boon Chye Ooi(2)	250,284	187,713	832	438,829
Bryan T. Ingram	—	—	—	—
Patricia H. McCall	255,000	68,000	—	323,000

(1)	Represents the cost of Company-subsidized continued benefits, based on our current costs to provide such coverage.
(2)	All amounts paid to Mr. Ooi upon any termination will be paid in Singapore Dollars, converted from U.S. Dollars, where applicable, using the Accounting Rate for the month in which such termination occurs.

Potential Severance Payments and Benefits Upon Certain Terminations in Connection with Change in Control

The following table reflects the potential payments and benefits to which the NEOs would be entitled under their employment agreements or our Company’s policies and practices as described under “Termination-Based Compensation” above in the event of a termination of employment without cause, because of death or disability or a resignation for good reason taking place in connection with a change in control. The amounts presented in the table assume a termination date of October 31, 2010 and that all eligibility requirements contemplated by the NEO’s respective agreements and our Company’s policies and practices, as applicable, were met.

	Cash		Health
	Severance	Cash	Benefits	Un-exercisable
	Base Salary	Severance	Continuation	Options that
Name	($)	Bonus ($)	Coverage ($)(1)	Vest ($)(2)	Total ($)

Hock E. Tan	1,400,000	2,100,000	—	5,402,400	8,902,400
Douglas R. Bettinger	385,000	288,750	19,577	420,000	1,113,327
Boon Chye Ooi(3)	500,568	375,426	1,665	1,738,800	2,616,459
Bryan T. Ingram	385,000	288,750	—	1,066,652	1,740,403
Patricia H. McCall	340,000	136,000	—	609,520	1,085,520

(1)	Represents the cost of Company-subsidized continued benefits based on our current costs to provide such coverage.
(2)	Represents the difference between the exercise price of each unvested option that is accelerated and $24.68, the closing market price per ordinary share, as quoted on the Nasdaq Stock Market as of October 31, 2010.
(3)	All amounts paid to Mr. Ooi upon any termination will be paid in Singapore Dollars, converted from U.S. Dollars, where applicable, using the Accounting Rate for the month in which such termination occurs.

Management Shareholders Agreement

Each participant in the Executive Plan, including each executive officer, as well as certain participants in our Senior Management Plan, entered into a Management Shareholders Agreement with us and our then controlling shareholder, Bali Investments S.àr.l., in connection with the executive’s purchase of shares pursuant to the Executive Plan. Each Management Shareholders Agreement provided the Company with certain rights that effectively restricted the transfer of ordinary shares until a change of control transaction or the later of five years from the date of purchase, or in the case of shares acquired upon the exercise of options, the date of grant of such options, absent Bali’s and our prior written consent. Each executive held a tag-along right pursuant to the agreement whereby each executive could require Bali Investments. or its successor to allow the executive to sell alongside Bali in certain sales, and “piggyback” registration rights allowing the executive to sell alongside Bali Investments in a public offering.

On March 3, 2010, the Company, Bali, the Sponsors and Mr. Bettinger, our Senior Vice President and Chief Financial Officer, in his capacity as Trustee of the Bettinger Family Revocable Trust, dated June 6, 2007, entered into a Limited Release under Management Shareholders Agreement. Under this agreement, 7,390 ordinary shares of the Company held by the Bettinger Family Revocable Trust, dated June 6, 2007, were released from all provisions of Mr. Bettinger’s Management Shareholders Agreement. The Management Shareholders Agreement, among other matters, restricts the transfer, sale, assignment, or disposition of ordinary shares of the Company held by Mr. Bettinger or his permitted transferees.

All Management Shareholder Agreements, including those of our NEOs, were terminated with effect from September 27, 2010, pursuant to Management Shareholders Agreement Termination Agreements, dated as of September 24, 2010, entered into by the Company, Bali, the Sponsors and each executive officer, employee or former employee party to a Management Shareholders Agreement.

Hedging Prohibitions

As noted above, a core element of our compensation philosophy is to align the interests of executive officers with those of shareholders by providing appropriate long-term incentives. In furtherance of this philosophy, our insider trading policy prohibits our executives from pledging or margining Avago securities or trading in derivative securities related to our securities.

Equity Compensation Plan Information

We have four equity compensation plans that have been approved by our shareholders: the Executive Plan, the Senior Management Plan (together, the “Prior Plans”), the 2009 Plan and the ESPP. Upon the conclusion of our IPO, we ceased to make grants under the Prior Plans. The ESPP was amended and restated by our Board in June 2010 and the first purchase period under the ESPP commenced on September 15, 2010 and will end on March 14, 2011. As of the date of this proxy statement, no ordinary shares have yet been purchased or issued pursuant to our ESPP.

The following table sets forth the number and weighted-average exercise price of ordinary shares to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at October 31, 2010.

Number of Ordinary
	Number of Ordinary		Shares Remaining Available
	Shares to be Issued upon	Weighted-Average	for Future Issuance Under
	Exercise of Outstanding	Exercise Price of	Equity Compensation Plans
	Options, Warrants and	Outstanding Options,	(Excluding Securities
	Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)(1)	(b)	(c)

Equity compensation plans approved by shareholders	23,327,144	$11.50 (2)	21,194,312 (3)
Equity compensation plans not approved by shareholders	—		—
Total	23,327,144		21,194,312 (3)

(1)	Represents 23,260,478 shares subject to outstanding options and 66,666 shares that may be issued upon vesting of outstanding restricted share units.
(2)	66,666 shares issuable upon vesting of restricted share units have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.
(3)	Reflects ordinary shares available for grant under the 2009 Plan, including ordinary shares subject to outstanding awards under the Prior Plans that are cancelled, forfeited or lapse unexercised on or after August 6, 2009, the date of our IPO, which shares become available for future issuance under the 2009 Plan, and 8,000,000 shares available for issuance under the ESPP.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for determining executive base compensation and incentive compensation and approving the terms of equity grants pursuant to our equity incentive plans. The Compensation Committee has the full authority to determine and approve the compensation of our Chief Executive Officer in light of relevant corporate performance goals and objectives.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this Proxy Statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1.	The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

2.	Based upon such review and the related discussions referenced above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Avago’s Proxy Statement for the 2011 Annual General Meeting of Shareholders.

Submitted by the Compensation Committee of the Board of Directors:

James A. Davidson, Chairman of the Compensation Committee
Adam H. Clammer, Compensation Committee Member
Donald Macleod, Compensation Committee Member

January 17, 2011

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for assisting the Board with its oversight responsibilities regarding the following:

•	the quality and integrity of the Company’s financial statements and internal controls;

•	the appointment, compensation, retention, qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and independent registered public accounting firm;

•	the Company’s compliance with legal and regulatory requirements; and

•	related party transactions.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for Fiscal Year 2010 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, the Company’s internal control over financial reporting and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of PricewaterhouseCoopers LLP with that firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. All audit and non-audit services performed by our independent registered public accounting firm during Fiscal Year 2010 were pre-approved by our Audit Committee in accordance with established procedures.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal Year 2010, which was filed with the SEC on December 15, 2010.

The Audit Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and independent Singapore auditor for Fiscal Year 2011.

Submitted by the Audit Committee of the Board of Directors:

Justine F. Lien, Audit Committee Chairperson
James V. Diller, Audit Committee Member
Donald Macleod, Audit Committee Member

January 17, 2011

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the beneficial ownership of our ordinary shares at January 25, 2011 for:

•	each named executive officer;

•	each of our directors;

•	each person known to us to be the beneficial owner of more than 5% of our ordinary shares; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all ordinary shares that they beneficially own, subject to applicable community property laws.

Ordinary shares subject to options that are currently exercisable or exercisable within 60 days of January 25, 2011 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

In the table below, percentage ownership is based on 243,277,400 ordinary shares outstanding as of January 25, 2011.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Shares	Percent

5% Shareholders:

Bali Investments S.àr.l(2)	74,678,861	30.7%
59 rue de Rollingergrund
L2440 Luxembourg

Funds affiliated with KKR(3)	74,678,861	30.7%
Suite 500, 603 – 7th Avenue S.W.
Calgary, Canada

Funds affiliated with Silver Lake(4)	74,678,861	30.7%
Ugland House, PO Box 309
South Church Street, George Town
Grand Cayman, Cayman Islands

FMR LLC(5)	[ ]	[ ] %
82 Devonshire Street
Boston, MA 02109

Seletar Investments Pte Ltd(6)	9,765,554	4.0%
60B Orchard Road
#06-18, Tower 2
The Atrium @ Orchard
Singapore 238891

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Shares	Percent

Directors and Named Executive Officers:
Hock E. Tan(7)	1,024,102	*
Douglas R. Bettinger(8)	73,043	*
Boon Chye Ooi(9)	71,837	*
Bryan T. Ingram(10)	247,482	*
Patricia H. McCall(11)	96,000	*
Adam H. Clammer(12)	50,000	*
James A. Davidson(13)	74,728,861	30.7%
James V. Diller(14)	200,000	*
Kenneth Y. Hao(15)	74,728,861	30.7%
David Kerko(16)	30,000	*
Justine F. Lien(17)	20,000	*
Donald Macleod	30,000	*
Bock Seng Tan	50,000	*
All 13 directors and executive officers as a group(18)	76,671,325	31.3%
Other:
Geyser Investment Pte. Ltd.(19)	6,510,368	2.7%
c/o GIC 168 Robinson Road #37-01 Capital Tower Singapore 068912

*	Represents beneficial ownership of less than 1%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Bali Investments S.àr.l. is a Luxembourg corporation, the shareholders of which include investment entities affiliated with KKR (such entities, as more specifically defined below, the KKR Entities) and investment funds affiliated with Silver Lake (such funds, as more specifically defined below, the Silver Lake Funds). Messrs. Adam H. Clammer, James A. Davidson, Kenneth Y. Hao and William J. Janetschek and Dr. Wolfgang Zettel, in their capacities as directors of Bali, may be deemed to have shared voting or dispositive power over these shares. Each of them, however, disclaims this beneficial ownership.

(3)	Shares shown in the table above consist of 74,678,861 shares beneficially owned by Bali, over which the KKR Entities and Avago Investment Partners, Limited Partnership, or AIP, may be deemed, as a result of their ownership of Bali’s outstanding shares, to have shared voting or dispositive power. The KKR Entities disclaim this beneficial ownership except for the shares that are deemed to be held indirectly by the KKR Entities in which such funds have a pecuniary interest, which consist of their 46.4% ownership of Bali, which is equivalent to an indirect ownership of 34,634,204 ordinary shares of Avago. AIP owns approximately 7.0% of Bali.

KKR Millennium Fund (Overseas), Limited Partnership, or Millennium Fund, as a shareholder of Bali, may be deemed to indirectly own 7,690,639 ordinary shares of Avago. KKR Associates Millennium (Overseas), Limited Partnership is the sole general partner of Millennium Fund. KKR Millennium Limited is the sole general partner of KKR Associates Millennium (Overseas), Limited Partnership. KKR Associates Millennium (Overseas), Limited Partnership and KKR Millennium Limited disclaim beneficial ownership of the ordinary shares indirectly owned by Millennium Fund.

KKR European Fund, Limited Partnership, or European Fund, as a shareholder of Bali, may be deemed to indirectly own 15,313,092 ordinary shares of Avago. KKR Associates Europe, Limited Partnership is the sole general partner of European Fund. KKR Europe Limited is the sole general partner of KKR Associates Europe, Limited Partnership. KKR Associates Europe, Limited Partnership and KKR Europe Limited disclaim beneficial ownership of the ordinary shares indirectly owned by European Fund.

KKR European Fund II, Limited Partnership, or European Fund II, as a shareholder of Bali, may be deemed to indirectly own 10,270,739 ordinary shares of Avago. KKR Associates Europe II, Limited Partnership is the sole general partner of European Fund II. KKR Europe II Limited is the sole general partner of KKR Associates Europe II, Limited Partnership. KKR Associates Europe II, Limited Partnership and KKR Europe II Limited disclaim beneficial ownership of the ordinary shares indirectly owned by European Fund II.

AIP, as a shareholder of Bali, may be deemed to indirectly own 5,243,214 ordinary shares of Avago. Avago Investment G.P., Limited is the sole general partner of AIP. KKR Millennium GP LLC is a member of Avago Investment G.P., Limited. Avago Investment G.P., Limited and KKR Millennium GP LLC disclaim beneficial ownership of the ordinary shares indirectly owned by AIP.

Each of KKR Fund Holdings L.P., or KKR Fund Holdings (as the sole shareholder of KKR Millennium Limited, KKR Europe Limited and KKR Europe II Limited and the designated member of KKR Millennium GP LLC); KKR Fund Holdings GP Limited, or KKR Fund Holdings GP (as a general partner of KKR Fund Holdings); KKR Group Holdings L.P., or KKR Group Holdings (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings); KKR Group Limited, or KKR Group (as the general partner of KKR Group Holdings); KKR & Co. L.P., or KKR & Co. (as the sole shareholder of KKR Group); and KKR Management LLC (as the general partner of KKR & Co.) may also be deemed to be the beneficial owner of the securities held by Millennium Fund, European Fund and European Fund II.

KKR Partners (International), Limited Partnership, or KKR Partners, as a shareholder of Bali, may be deemed to indirectly own 1,359,734 ordinary shares of Avago. KKR 1996 Overseas, Limited is the sole general partner of KKR Partners, but disclaims beneficial ownership of the ordinary shares indirectly owned by KKR Partners.

As the designated members of KKR Management LLC, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by Millennium Fund, European Fund and European Fund II but disclaim beneficial ownership of such securities. As directors of KKR 1996 Overseas, Limited, Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc S. Lipschultz, Reinhard Gorenflos, Joseph Y. Bae, Brian F. Carroll, Scott C. Nuttal and William J. Janetschek may be deemed to be the beneficial owner of the securities held by KKR Partners but disclaim beneficial ownership of such securities. The entities named in this note (3) excluding AIP are sometimes referred to as the KKR Entities. Adam H. Clammer, James H. Greene Jr. and David Kerko are members of our Board and are executives of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. The address of the KKR Entities (other than Millennium Fund, European Fund, European Fund II and KKR Partners) and the individuals named in this footnote (3) is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, NY 10019. The address of AIP is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

The above referenced shares are indirectly owned through the KKR Entities’ and AIP’s investments in Bali, which directly holds shares in Avago.

(4)	The 74,678,861 shares shown in the table above are directly held and beneficially owned by Bali. Silver Lake Partners II Cayman, L.P., or SLP II Cayman, and Silver Lake Technology Investors II Cayman, L.P., or SLTI II Cayman, together own approximately 45.6% of Bali’s outstanding shares, and AIP (as defined in Footnote (3) above) owns approximately 7.0% of Bali’s outstanding shares. For ease of reference, SLP II Cayman and SLTI II Cayman are collectively referred to as the “Silver Lake Funds” in this footnote.

By virtue of their 52.6% stake in Bali, the Silver Lake Funds and AIP may be deemed to have shared voting or dispositive power over the 74,678,861 shares held by Bali. The Silver Lake Funds, however, disclaim this beneficial ownership, except for the 34,050,491 ordinary shares (or 45.6% of the 74,678,861 shares) that are deemed to be held indirectly by them and in which they have a pecuniary interest. Of these 34,050,491 shares, 33,953,962 shares are attributable to SLP II Cayman, and the other 96,529 shares are attributable to SLTI II Cayman.

Silver Lake Technology Associates II Cayman, L.P., or SLTA II Cayman, is the general partner of SLP II Cayman. Silver Lake (Offshore) AIV GP II, Ltd. is (a) the general partner of each of SLTA II Cayman and SLTI II Cayman and (b) a member of Avago Investment G.P., Limited. Silver Lake (Offshore) AIV GP II, Ltd. disclaims beneficial ownership of the ordinary shares indirectly owned by the Silver Lake Funds and AIP, except to the extent of its pecuniary interest therein.

Messrs. James A. Davidson, Glenn H. Hutchins, David J. Roux, Alan K. Austin, Michael J. Bingle, Egon Durban, Greg Mondre and Kenneth Y. Hao and Ms. Karen King serve as directors of Silver Lake (Offshore) AIV GP II, Ltd. They disclaim beneficial ownership of the ordinary shares indirectly owned by the Silver Lake Funds and AIP, except to the extent of their pecuniary interests therein.

(5)	Based solely on information reported by FMR LLC on the Schedule 13G/A filed with the SEC on February [ ], 2011 and reporting ownership as of February [ ], 2011. FMR LLC has sole voting power over [ ] shares and sole dispositive power over [ ] shares.

(6)	Seletar Investments Pte Ltd is directly wholly-owned by Temasek Capital (Private) Limited (“Temasek Capital”), which is wholly-owned by Temasek Holdings (Private) Limited (“Temasek”). Seletar, Temasek Capital and Temasek are Singapore companies. No individual has beneficial ownership over the 9,765,554 ordinary shares. Voting and investment decisions relating to these securities are made by the board of directors of Seletar, which is currently comprised of Mr. Syn Yi Ming and Ms. Michelle Git. The Seletar board of directors acts by majority vote and no board member may act individually to vote or sell these ordinary shares.

(7)	Shares shown in the table above include 924,102 shares that Mr. Hock E. Tan has the right to acquire within 60 days after January 25, 2011 upon the exercise of share options.

(8)	Shares shown in the table above consist of 67,500 shares that Mr. Bettinger has the right to acquire within 60 days after January 25, 2011 upon the exercise of share options. Shares shown in the table above include 7,565 shares held by Douglas R. Bettinger as Trustee for the Bettinger Family Revocable Trust, dated June 6, 2007.

(9)	Shares shown in the table above consist of 71,837 shares that Mr. Ooi has the right to acquire within 60 days after January 25, 2011 upon the exercise of share options.

(10)	Shares shown in the table above consist of 247,482 shares that Mr. Ingram has the right to acquire within 60 days after January 25, 2011 upon the exercise of share options.

(11)	Shares shown in the table above consist of 96,000 shares that Ms. McCall has the right to acquire within 60 days after January 25, 2011 upon the exercise of share options.

(12)	Mr. Clammer is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates.

(13)	As disclosed in footnote (4) above, Mr. Davidson is a director of Silver Lake (Offshore) AIV GP II, Ltd. Amounts disclosed for Mr. Davidson include shares beneficially owned by Bali, over which the Silver Lake Funds and AIP may be deemed, as a result of their ownership of 52.6% of Bali’s outstanding shares, to have shared voting or dispositive power. Mr. Davidson disclaims beneficial ownership of any shares owned directly or indirectly by the Silver Lake Funds and AIP. See footnotes (2) and (4) above. Mr. Davidson also serves as a member of our Board. The shares listed next to Mr. Davidson’s name in the table above include 50,000 shares that he has the right to acquire within 60 days after January 25, 2011 upon the exercise of share options.

(14)	Shares shown in the table above include 50,000 shares that Mr. Diller has the right to acquire within 60 days after January 25, 2011 upon the exercise of share options. Shares shown in the table above include 75,000 shares held by Mr. Diller as Trustee for the James V. Diller Annuity Trust—2010B dated May 10, 2010 and 75,000 shares held by Mr. Diller as Trustee for the June P. Diller Annuity Trust—2010B dated May 10, 2010

(15)	As disclosed in footnote (4) above, Mr. Hao is a director of Silver Lake (Offshore) AIV GP II, Ltd. Amounts disclosed for Mr. Hao include shares beneficially owned by Bali, over which the Silver Lake Funds and AIP may be deemed, as a result of their ownership of 52.6% of Bali’s outstanding shares, to have shared voting or dispositive power. Mr. Hao disclaims beneficial ownership of any shares owned directly or indirectly by the Silver Lake Funds and AIP. See footnotes (2) and (4) above. Mr. Hao also serves as a member of our Board. The shares listed next to Mr. Hao’s name in the table above include 50,000 shares that he has the right to acquire within 60 days after January 25, 2011 upon the exercise of share options.

(16)	Mr. Kerko is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Shares shown in the table above consist of 30,000 shares that Mr. Kerko has the right to acquire within 60 days after January 25, 2011 upon the exercise of share options.

(17)	Shares shown in the table above consist of 20,000 shares that Ms. Lien has the right to acquire within 60 days after January 25, 2011 upon the exercise of share options.

(18)	Shares shown in the table above include 1,606,921 shares that directors and executive officers have the right to acquire within 60 days after January 25, 2011 upon the exercise of share options.

(19)	Geyser Investment Pte. Ltd. shares the power to vote and power to dispose of these securities with each of GIC Special Investments Pte. Ltd. and the Government of Singapore Investment Corporation Pte. Ltd., each of which is a Singapore private limited company. No individual has beneficial ownership over these securities. Voting and investment decisions relating to these securities are made by the GIC Special Investments Pte. Ltd. investment committee, which is currently comprised of eight members: Teh Kok Peng, Ng Kin Sze, Ang Eng Seng, Kunna Chinniah, Tay Lim Hock, Eugene Wong, John Tang and Mayukh Mitter. The investment committee acts by majority vote and no member may act individually to vote or sell these securities. Beneficial ownership is disclaimed by the investment committee and its members.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation and other arrangements described above under “Director Compensation”, “Executive Compensation” and as set forth below, since November 1, 2009, there was not, nor is there currently planned, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

We refer to these types of transactions as related party transactions.

Second Amended and Restated Shareholder Agreement

The Equity Investors, invested approximately $1,300 million in our business as part of the SPG Acquisition. In connection with the closing of the SPG Acquisition, we entered into a shareholder agreement with the Equity Investors, other than members of management. In connection with our IPO, we and the Equity Investors amended and restated the shareholder agreement to delete or curtail provisions that became inoperative or unnecessary upon us becoming a public company. Set forth below is a description of the Second Amended and Restated Shareholder Agreement, referred to in this Proxy Statement as the Shareholder Agreement.

Board Composition. The Shareholder Agreement provides that, subject to election by our shareholders at each annual general meeting, certain of our shareholders have the right to designate director nominees to our Board as follows:

•	three designees of KKR for so long as KKR and its affiliates either continue to own, directly or indirectly, at least 24% of our outstanding ordinary shares or have not transferred any shares to an unaffiliated third-party, provided that KKR has the right to designate two directors for so long as KKR and its affiliates continue to own, directly or indirectly, at least 15% of our outstanding ordinary shares and one director for so long as KKR and its affiliates continue to own, directly or indirectly, at least 5% of our outstanding ordinary shares;

•	three designees of Silver Lake for so long as Silver Lake and its affiliates either continue to own, directly or indirectly, at least 24% of our outstanding ordinary shares or have not transferred any shares to an unaffiliated third-party, provided that Silver Lake has the right to designate two directors for so long as Silver Lake and its affiliates continue to own, directly or indirectly, at least 15% of our outstanding ordinary shares and one director for so long as Silver Lake and its affiliates continue to own, directly or indirectly, at least 5% of our outstanding ordinary shares;

•	one designee of Seletar, an affiliate of Temasek Capital (Private) Limited, so long as it either continues to own, directly or indirectly, 2.5% of our outstanding shares and has not sold any of its shares, or continues to own, directly or indirectly, 5% of our outstanding shares;

•	our Chief Executive Officer; and

•	three other directors mutually agreeable to KKR and Silver Lake, to which we refer collectively in this Proxy Statement as the Sponsors.

The number of other directors mutually agreeable to the Sponsors may be increased from time to time with the Sponsors’ prior approval, however the Sponsors may revoke such approval at any time and immediately remove the excess director from the Board.

Each of KKR, Silver Lake and Seletar has the right to remove and replace its director-designees at any time and for any reason and to fill any vacancies otherwise resulting in such director positions. If the number of directors that an Equity Investor is entitled to designate is reduced, any vacant seats on our Board will be filled by the Board acting in accordance with its nomination and governance procedures.

One designee of Geyser, so long as Geyser either continues to own, directly or indirectly, 2.5% of our outstanding shares and has not sold any of its shares, or continues to own, directly or indirectly, 5% of our outstanding shares, has the right to attend all meetings of the Board, and such designee will be provided with copies of all materials provided to the Board members.

Each of KKR and Silver Lake has the right to designate one member to each committee of the Board, so long as such Sponsor has the right to designate one or more director nominees to the Board and subject to compliance with applicable federal securities laws and the requirements of the U.S. exchange on which our ordinary shares are traded.

The rights with respect to Board composition described here will terminate upon a change of control transaction.

Sponsor Approval. The Shareholder Agreement provides that the following actions by us or any of our subsidiaries require approval of the Sponsors for so long as the Sponsors own 50% or more of our outstanding ordinary shares:

•	changing the size or composition of our Board;

•	entering into a change of control transaction;

•	acquiring or disposing of assets or entering into joint ventures with a value in excess of $300 million;

•	incurring indebtedness in excess of $300 million;

•	filing for voluntary liquidation, dissolution, receivership, bankruptcy or similar insolvency proceeding;

•	entering into certain transactions with the Sponsors or any of their affiliates;

•	making material changes in the nature of the our business or our subsidiaries’ business; and

•	amending, waiving or otherwise modifying certain shareholder agreements.

The Sponsors previously consented to the Board’s appointment of Mr. Diller, Ms. Lien and Mr. Macleod to the Board.

Co-Investor Protections. The Shareholder Agreement provides that, other than actions specifically set forth therein, we will not take any action in respect of any class of our shares that has a materially disproportionate effect on specified Equity Investors other than the Sponsors (the “Co-Investors”), as compared to the Sponsors, in their capacity as shareholders of such class of shares, without first obtaining the prior written consent of the Co-Investors holding a majority of such class of shares then held by the Co-Investors.

Transfer Restrictions. Within two years after our IPO, neither KKR nor Silver Lake may transfer its shares without the approval of the other Sponsor, subject to certain permitted transfers. No Co-Investor may transfer its shares without the approval of the Sponsors, except (i) to permitted transferees, (ii) in a transfer in connection with a sale pursuant to the Registration Rights Agreement described under “— Registration Rights Agreement”, or (iii) if either Sponsor has reduced the number of shares it holds relative to the number of shares initially held by it, each Co-Investor may sell up to the number of shares as would cause such Co-Investor to reduce the number of shares it holds in the same proportion as that of such Sponsor. These transfer restrictions will terminate upon a change of control transaction unless terminated earlier by the Sponsors.

Tag Along Right. Prior to making any transfer of shares (other than certain customary permitted transfers, transfers in connection with sales pursuant to the Registration Rights Agreement, transfers pursuant to Rule 144 and certain distributions and charitable contributions), any prospective selling Sponsor must provide written notice to each Co-Investor setting forth the terms of such proposed transfer. Each Co-Investor may elect to sell up to its pro rata portion of the shares (based upon the ownership of such shares by the transferring Sponsor and all persons entitled to participate in such transfer) to be sold in such transfer. This tag along right will terminate upon a change of control transaction unless terminated earlier by the Sponsors.

Drag Along Right. If the Sponsors approve a change of control transaction, each Co-Investor will be required to vote in favor of and not oppose such transaction and, if structured as a sale of shares, sell its shares to a prospective buyer on the same terms that are applicable to the Sponsors. This drag along right will terminate upon a change of control transaction unless terminated earlier by the Sponsors.

Information Rights. We have agreed to provide to the Equity Investors, so long as the applicable Equity Investor owns at least 2.5% of our outstanding ordinary shares, monthly financial information. We have agreed to provide to each shareholder party to the Shareholder Agreement the necessary information for the preparation of such shareholder’s income tax returns. So long as the applicable Equity Investor owns at least 5% of our outstanding ordinary shares, we have granted such Equity Investor rights to inspect our facilities, records, files and other information, and to meet with our management and outside accountants. Each shareholder party to the Shareholder Agreement agrees to keep confidential the confidential information obtained from us. The information rights will expire upon a change in control transaction.

Termination. The Shareholder Agreement may be amended or terminated, and the provisions thereof waived, by an agreement in writing signed by us and the Equity Investors holding not less than 70% of our outstanding ordinary shares held by all Equity Investors. If any amendment would adversely affect the rights of a particular Equity Investor or adversely impose additional material obligations on a particular Equity Investor, then the consent of such particular Equity Investor is required for the amendment.

Indemnification; Costs and Fees

We provide customary indemnification to the Equity Investors for liabilities arising from their ownership of our ordinary shares and from the SPG Acquisition. We will pay all reasonable fees and expenses incurred by the Equity Investors from and after the closing of the SPG Acquisition in connection with the Equity Investors’ enforcement of their rights under the Shareholder Agreement, Registration Rights Agreement and our Articles of Association.

We have entered into indemnity agreements with all our directors and executive officers and intend to continue doing so in the future. The indemnity agreement provides, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, subject to and to the fullest extent permitted under the Singapore Companies Act, as amended, and our Articles of Association.

Registration Rights Agreement

We are party to a registration rights agreement (the “Registration Rights Agreement”), which provides the Sponsors the right to demand that we file a registration statement and the Sponsors and the Co-Investors the right to request that their shares be covered by a registration statement that we are otherwise filing, subject to certain limitations. During the first two years after our IPO, upon the request of both Sponsors, we may be required to initiate an unlimited number of registrations under the Securities Act in order to register the resale of their ordinary shares with an anticipated aggregate offering price of at least $50 million in the case of a “long-form registration” and $20 million in the case of a “short-form registration”. After the second anniversary of our IPO, each Sponsor may require us to initiate three “long-form registrations”, provided that each has an aggregate offering price of at least $50 million, and an unlimited number of “short-form registrations”, provided that each has an aggregate offering price of at least $20 million, under the Securities Act in order to register the resale of their ordinary shares. The minimum offering amounts may be reduced with the approval of the Sponsors. In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the Sponsors and Co-Investors are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing them to include their ordinary shares in such registration, subject to certain marketing and other limitations. We may, in certain circumstances, defer such registrations. In addition, in an underwritten offering, including an underwritten initial public offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of registrable securities such holders may include. Any such limitations on the number of registrable securities that may be included by such holders must be on a pro rata basis. The Registration Rights Agreement also contains customary cross-indemnification provisions.

Participants in our Executive Plan were party to a Management Shareholders Agreement that provided them “piggyback” registration rights alongside with the Sponsors and Co-Investors. The Management Shareholders Agreements have all been terminated. For more information, see “Executive Compensation—Management Shareholders Agreement”.

Reimbursement Agreement

In connection with the registered public offering and sale by certain shareholders of the Company of an aggregate of 25,000,000 of the Company’s ordinary shares in January 2010 (the ‘‘January 2010 Offering”), Bali, Seletar and Geyser agreed to reimburse us for two-thirds of the expenses of the offering, pursuant to which they reimbursed us for $627,000, $84,000 and $56,000 respectively.

Management Shareholders Agreements

All executive officers and certain key employees were party to a Management Shareholders Agreement with us and Bali Please see “Executive Compensation—Management Shareholders Agreement” elsewhere in this Proxy Statement.

In connection with the January Offering, we, Bali and the Sponsors entered into a Termination and Agreement with Mr. Chang, the then Chairman of our Board, pursuant to which Bali agreed to reduce its pro rata allocation of the shares to be sold in the offering shall to allow Mr. Chang to sell up to 629,166 Shares in the offering and to terminate his Management Shareholders Agreement with effect from the date of the closing of the offering (which occurred on February 2, 1010).

In addition, the Management Shareholders Agreement of Mr. Bettinger, our Senior Vice President and Chief Financial Officer, was amended on March 3, 2010, and all remaining Management Shareholders Agreements (including those of the NEOs) were terminated with effect from September 27, 2010. Please see “Executive Compensation—Management Shareholders Agreement” elsewhere in this Proxy Statement.

Procedures for Approval of Related Party Transactions

As provided by our Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee. In approving or rejecting the proposed agreement, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our written Code of Ethics and Business Conduct requires that directors, officers and employees make appropriate disclosure of potential conflicts of interest situations to the Nominating and Corporate Governance Committee or the Audit Committee, in the case of directors and officers, and the supervisor, who will then seek authorization from our compliance officer, in the case of employees.

Other Relationships

Capstone Equity Investors LLC (“Capstone”), an affiliate of KKR Capstone, a consulting company that works exclusively with KKR and its portfolio companies, was granted an option to purchase 800,000 ordinary shares with an exercise price of $5.00 per share on February 3, 2006. One half of these options vested over four years, and the other half vested only upon the achievement of certain company financial performance metrics. 700,000 of these option shares vested by the end of the first quarter of fiscal year 2010. The performance targets related to the remaining 100,000 option shares were not met and those 100,000 options shares did not vest. In connection with the January 2010 Offering and the registered public offerings and sales by certain shareholders of the Company of an aggregate of 14,9050,000 of the Company’s ordinary shares in

August 2010 (the ‘‘August Offering”), an aggregate of 25,000,000 of the Company’s ordinary shares in December 2010 (the “December Offering”) and an aggregate of 25,000,000 of the Company’s ordinary shares in January 2011 (the “January 2011 Offering”), Capstone partially exercised this option in each of the January 2010 Offering, the August Offering, the December Offering and the January 2011 Offering with respect to an aggregate of 314,212 ordinary shares and sold those shares in the offerings. We received aggregate option exercise proceeds of approximately $1.6 million from Capstone as a result of these option exercises.

Mr. James A. Davidson, a director, also serves as a director of Flextronics. In the ordinary course of business, we continue to sell to Flextronics, which during Fiscal Year 2010 accounted for $115 million of revenue from continuing operations. Trade accounts receivable due from Flextronics as of October 31, 2010 were $13 million.

Mr. John R. Joyce, a director of the Company until March 26, 2010, also serves as a director of Hewlett-Packard Company. In the ordinary course of business, we continue to sell to Hewlett-Packard Company, which in Fiscal Year 2010 accounted for $12 million of net revenue from continuing operations. We also use Hewlett-Packard Company as a service provider for information technology services. For Fiscal Year 2010, operating expenses include $6 million for services provided by Hewlett-Packard Company.

Mr. James V. Diller, a director and the Chairman of our Board, is also a director of PMC-Sierra, Inc. In the ordinary course of business, we sell products to PMC-Sierra, Inc.

Other portfolio companies of the Sponsors have from time to time entered into, and may continue to enter into, arrangements with us to purchase our products or to sell products to us in the ordinary course of their and our business, and on an arms’ length basis. Such transactions have in the past resulted, and may in the future result, in revenues to, or amounts payable by, the Company in excess of $120,000 annually, but are not material to us or such other company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any persons holding more than ten percent of our ordinary shares (“Reporting Persons”), are required to report, to the SEC and to the Nasdaq Stock Market, their initial ownership of our ordinary shares and other equity securities and any subsequent changes in that ownership, and to furnish us with copies of all these reports they file. As a matter of practice, an administrative staff member assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based solely on our review of the copies of such reports received by us or written representations from certain Reporting Persons that no Forms 3, 4 or 5 were required, we believe that during Fiscal Year 2009, all Reporting Persons complied with all applicable filing requirements, other than Bock Seng Tan, for whom a Form 4 in respect of an option exercise was inadvertently filed 2 days late.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials and our 2010 Form 10-K may have been sent to multiple shareholders in your household, unless we have received contrary instructions from one or more shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: c/o Avago Technologies U.S. Inc., 350 W. Trimble Road, Building 90, San Jose, California 95131, U.S.A., Telephone: (408) 435-7400. If you want to receive separate copies of our proxy materials or annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL GENERAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2012 proxy statement. Any such shareholder proposals must be submitted, along with proof of ownership of our ordinary shares in accordance with Rule 14a-8(b)(2), to Avago Technologies U.S. Inc., located at 350 W. Trimble Road, Building 90, San Jose, CA 95131, U.S.A., Attention: General Counsel. We must receive all submissions no later than [          ], 2011. We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. Our Board will review any shareholder proposals. These shareholder proposals may be included in our proxy statement for the 2012 AGM so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC. Shareholder proposals are also subject to the requirements of the Singapore Companies Act, as described in the following paragraph. The proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2012 AGM unless notice of such proposal is received by the applicable deadlines prescribed by the Singapore Companies Act.

In addition, under Section 183 of the Singapore Companies Act, registered shareholders representing not less than 5% of the total voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least $500 each may, at their expense, request that we include and give notice of their proposal for the 2012 AGM. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, any such requisition must be signed by all the shareholders making the request and be deposited at our registered office in Singapore, 1 Yishun Avenue 7, Singapore 768923, at least six weeks prior to the date of the 2012 AGM in the case of a request requiring notice of a resolution, or at least one week prior to the date of the 2012 AGM in the case of any other request.

Under our Articles of Association, no person other than a director retiring at a general meeting is eligible for appointment as a director at any general meeting of shareholders, without the recommendation of the Board for election, unless (a) in the case of a member or members who in aggregate hold(s) more than 50% of the total number of our issued and paid-up shares (excluding treasury shares), not less than ten days, or (b) in the case of a member or members who in aggregate hold(s) more than five percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, a written notice signed by such member or members (other than the person to be proposed for appointment) who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at our registered office in Singapore. Such a notice must also include the consent to serve as a director of the person nominated.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the following sections of our Annual Report on Form 10-K for Fiscal Year 2010:

•	Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”; and

•	Item 8, “Financial Statements and Supplementary Data”.

The information contained under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the U.S. Securities and Exchange Commission, nor shall such information be incorporated by reference into any filings under the U.S. Securities Act of 1933, as amended, or under the Exchange Act, or be subject to the liabilities of Section 18 of the

Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

OTHER MATTERS

Our management does not know of any matters to be presented at the 2011 AGM other than those set forth herein and in the notice accompanying this Proxy Statement. If any other matters are properly presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. We urge you to promptly execute and return the accompanying proxy card in the envelope which has been enclosed for your convenience.

Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Accompanying this Proxy Statement is our 2010 Form 10-K. Copies of our 2010 Form 10-K, as filed with the SEC, are available free of charge on our website at www.avagotech.com or you can request a copy free of charge by calling Investor Relations at (408) 435-7400.

Upon request, we will furnish without charge to each person to whom this Proxy Statement is delivered a copy of any exhibit listed in our 2010 Form 10-K. You may request a copy of this information, at no cost, by writing or telephoning us at:

Avago Technologies Limited
Attn: Investor Relations
c/o Avago Technologies U.S. Inc.
350 West Trimble Road, Building 90
San Jose, California 95131 U.S.A.

Telephone: + 1 (855) 462-8246 (within the United States) or +1 (408) 435-7400
Email: investor.relations@avagotech.com

To ensure timely delivery of any materials requested prior to the date of the 2011 AGM, you should request such materials no later than March 18, 2010.

By Order of the Board,

Hock E. Tan
Director, Chief Executive Officer and President

February [  ], 2011
San Jose, California

INDEX TO SINGAPORE STATUTORY FINANCIAL STATEMENTS
For the Financial Year ended October 31, 2010

AVAGO TECHNOLOGIES LIMITED
(Incorporated in Singapore)

S-i

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT
For the financial year ended October 31, 2010

The directors present their report to the members together with the audited consolidated financial statements of Avago Technologies Limited and its subsidiaries (“we”, or the “Group”) for the financial year ended October 31, 2010 and the unconsolidated balance sheet of the Avago Technologies Limited (the “Company”, or “Avago Ltd”) as at October 31, 2010.

Directors

The directors of the Company in office at the date of this report are as follows:

Adam H. Clammer
David M. Kerko
Donald Macleod
James A. Davidson
James V. Diller
Justine F. Lien
Kenneth Y. Hao
Tan Bock Seng
Tan Hock E.

Arrangements to enable directors to acquire shares and debentures

Neither at the end of nor at any time during the financial year was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate, other than as disclosed under “Share options”.

Directors’ interests in shares or debentures

(a)	According to the register of directors’ shareholdings, none of the directors holding office at the end of the financial year had any interest in the shares or debentures of the Company or its related corporations, except as follows:

	Holdings registered in name
	of director
	As of	As of
	October 31,	November 1,
	2010	2009
	(No. of ordinary shares)

Avago Technologies Limited
James V. Diller	—	150,000
Tan Hock E.	100,000	100,000
Tan Bock Seng	30,000	30,000

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)
For the financial year ended October 31, 2010

	Holdings in which director is
	deemed to have an interest
	As of	As of
	October 31,	November 1,
	2010	2009
	(No. of ordinary shares)

Avago Technologies Limited
James A. Davidson(1)(2)	115,687,178	150,274,441
Kenneth Y. Hao(1)(2)	115,687,178	150,274,441
James V. Diller(3)	150,000	—
Tan Bock Seng(4)	10,000	—
(Share options outstanding)
Tan Hock E.(5)	2,754,102	2,754,102
Adam H. Clammer(6)	50,000	50,000
Tan Bock Seng(7)	10,000	20,000
James V. Diller(8)	50,000	50,000
James A. Davidson(9)	50,000	50,000
Kenneth Y. Hao(10)	50,000	50,000
Donald Macleod(11)	50,000	50,000
David M. Kerko(12)	50,000	50,000
Justine F. Lien(13)	50,000	50,000

(1)	Represents shares owned by Bali Investments S.àr.l. (“Bali”). Bali is a Luxembourg corporation, the shareholders of which include investment entities affiliated with Kohlberg Kravis Roberts & Co. L.P. (such funds collectively, the “KKR Funds”) and investment funds affiliated with Silver Lake Partners (such funds collectively, the “Silver Lake Funds”). The KKR Funds and Silver Lake Funds may be deemed, as a result of their ownership of 46.4% and 45.6%, respectively, of Bali’s outstanding shares as of October 31, 2010, to have shared voting or dispositive power over all of these shares. The KKR Funds and Silver Lake Funds disclaim this beneficial ownership except for the total number of ordinary shares of Avago Technologies Limited that are deemed held indirectly (a) by the KKR funds through Bali, which was 53,652,846 shares, and (b) by the Silver Lake funds through Bali, which was 52,748,597 shares. Messrs. Adam Clammer, James A. Davidson and Kenneth Y. Hao, in their capacities as directors of Bali, may be deemed to have shared voting or dispositive power over all of these shares. Each of them, however, disclaims this beneficial ownership.
(2)	Mr. Davidson and Mr. Hao are directors of Silver Lake (Offshore) AIV GP II, Ltd, the ultimate general partner of the Silver Lake Funds. Share amounts disclosed for Mr. Davidson and Mr. Hao are ordinary shares of the Company that may be deemed, as disclosed in footnote (1), to be beneficially owned by the Silver Lake Funds through their ownership of Bali. Mr. Davidson and Mr. Hao disclaim beneficial ownership of any shares owned directly or indirectly by the Silver Lake Funds, except to the extent of their pecuniary interest therein.
(3)	Shares held in family trusts of which Mr. Diller and his wife are beneficiaries.
(4)	Shares held in electronic form in the name of Cede & Co. as nominee for The Depository Trust Company.
(5)	Mr. Tan has the right to acquire 1,644,102 of these shares within 60 days after October 31, 2010 upon the exercise of share options. Mr. Tan exercised options to acquire an aggregate of 407,752 shares and immediately sold the resulting shares at various prices on various dates between December 7, 2010 and December 30, 2010 pursuant to a share trading plan adopted pursuant to Rule 10b5-1 of the U.S. Securities and Exchange Act of 1934, as amended.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)
For the financial year ended October 31, 2010

(6)	Mr. Clammer is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Mr. Clammer has the right to acquire 50,000 of these shares within 60 days after October 31, 2010 upon the exercise of share options. Mr. Clammer exercised options to acquire 50,000 shares on December 17, 2010.
(7)	Mr. Tan has the right to acquire 10,000 of these shares within 60 days after October 31, 2010 upon the exercise of options. Mr. Tan exercised options to acquire 10,000 shares on December 3, 2010.
(8)	Mr. Diller has the right to acquire 50,000 of these shares within 60 days after October 31, 2010 upon the exercise of options.
(9)	Mr. Davidson has the right to acquire 50,000 of these shares within 60 days after October 31, 2010 upon the exercise of options.
(10)	Mr. Hao has the right to acquire 50,000 of these shares within 60 days after October 31, 2010 upon the exercise of options.
(11)	Mr. Macleod has the right to acquire 30,000 of these shares within 60 days after October 31, 2010 upon the exercise of options. Mr. Macleod exercised options to acquire 30,000 shares on December 7, 2010.
(12)	Mr. Kerko is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Mr. Kerko has the right to acquire 20,000 of these shares within 60 days after October 31, 2010 upon the exercise of options.
(13)	Ms. Lien has the right to acquire 20,000 of these shares within 60 days after October 31, 2010 upon the exercise of options.

(b)	According to the register of directors’ shareholdings, certain directors holding office at the end of the financial year had interests in options to subscribe for ordinary shares of the Company (as set forth under “Share options outstanding” in (a) above) granted pursuant to the Equity Incentive Plans as set out below under the caption “Share options”.

The following table shows for the financial year ended October 31, 2010, certain information regarding options granted to, and held at year-end by the Company’s directors. No options were granted to, or exercised by the directors during the financial year ended October 31, 2010, other than the exercise by Mr. Tan Bock Seng of options to acquire 10,000 ordinary shares at an exercise price of U.S.$5.00 per share on February 11, 2010. As disclosed in footnotes (a)(5), (a)(6), (a)(7) and (a)(11) above, certain directors exercised options after the end of the financial year.

	Individual grant
		% of total
		options
	Number of securities	granted to
	underlying options	employees as	Exercise or	Expiration
Name	granted	at year end	base price	date
			U.S.$

Tan Hock E.	2,154,102	9.23	5.00	04/12/2016
	300,000	1.29	10.00	02/03/2019
	300,000	1.29	15.00	04/08/2019
James A. Davidson	50,000	0.21	5.00	04/13/2011
Kenneth Y. Hao	50,000	0.21	5.00	04/13/2011
Tan Bock Seng(1)	10,000	0.04	5.00	04/13/2011
James V. Diller	50,000	0.21	5.00	04/13/2011
Adam H. Clammer	50,000	0.21	5.00	04/13/2011
Donald Macleod	50,000	0.21	10.22	02/21/2013
David M. Kerko	50,000	0.21	10.68	07/30/2013
Justine F. Lien	50,000	0.21	10.68	07/30/2013

(1)	Mr. Tan was granted an option to purchase 50,000 shares, but exercised the option with respect to an aggregate of 40,000 shares as at October 31, 2010.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)
For the financial year ended October 31, 2010

Directors’ contractual benefits

Since the end of the previous financial year, no director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest, except as disclosed in the Note 16 of the accompanying financial statements and in this report, and except that Mr. Tan Hock E. has an employment relationship with the Group, and has received remuneration in that capacity.

Share options

Summary of Equity Plans

The Company previously adopted, the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”) and the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan”) and together with the Executive Plan, (the “Prior Equity Incentive Plans”), which together authorized the grant of options and share purchase rights covering up to 30 million ordinary shares of the Company.

Under the Prior Equity Incentive Plans, awards generally expire ten years following the date of grant unless granted to a non-employee, in which case the awards generally expire five years following the date of grant and were granted at a price equal to the fair market value at the time of the grant. Since the initial public offering of the Company’s ordinary shares on August 6, 2009 (the “IPO”) in the United States, the Company has ceased making further grants under the Prior Equity Incentive Plans.

In July 2009, the Company’s Board of Directors adopted, and the Company’s shareholders approved, the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “2009 Plan” and together with the Prior Equity Incentive Plans, the “Equity Incentive Plans”), to authorize the grant of options, share appreciation rights, restricted share units, dividend equivalents, performance awards, and other share-based awards. 20 million ordinary shares are initially reserved for issuance under the 2009 Plan, subject to annual increases starting in calendar year 2012. The 2009 Plan became effective upon closing of the IPO in August 2009. Under the 2009 Plan, options may have a term of no more than ten years following the date of grant in the case of employees, and no more than five years following the date of grant in the case of non-employees. Any shares subject to options granted under the Prior Equity Incentive Plan that are cancelled, forfeited or lapse unexercised become available for issuance under the 2009 Plan.

In July 2009, the Company’s board of directors adopted, and the Company’s shareholders approved the Avago Technologies Employee Share Purchase Plan (this plan, as amended, the “ESPP”) to allow eligible employees of the Company and its participating subsidiaries to purchase ordinary shares at semi-annual intervals, with their accumulated payroll deductions, at a discounted price, based on a six-month look-back period. 8 million ordinary shares are initially reserved for issuance under the ESPP, subject to annual increases starting in calendar year 2012. The ESPP became effective on June 2, 2010 and the first purchase period under the ESPP commenced on September 15, 2010 and will end on March 14, 2010. No ordinary shares have yet been purchased or issued pursuant to the ESPP.

Executive Plan
Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries

The Company’s Board of Directors initially adopted and the Company’s shareholders initially approved the Executive Plan on November 23, 2005. The Executive Plan, was amended and restated by the Company’s Board of Directors on April 14, 2006 and January 25, 2007 and was approved by the Company’s shareholders

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)
For the financial year ended October 31, 2010

on April 11, 2007. The Executive Plan was also amended and restated by the Board of Directors on February 25, 2008.

Types of Awards. The Executive Plan provided for the grant of non-qualified options and share purchase rights to employees, consultants and other persons having a unique relationship with the Company or its subsidiaries.

Share Reserve. The Company had reserved an aggregate of 30 million ordinary shares for issuance under the Executive Plan and the Senior Management Plan. However, following the IPO no additional awards may be made under these plans.

Administration. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) administers the Executive Plan. The Compensation Committee had the authority to select the employees to whom options and/or share purchase rights were granted under the Executive Plan, the number of shares subject to those options or share purchase rights, and the terms and conditions of the options and share purchase rights. In addition, the Compensation Committee has the authority to construe and interpret the Executive Plan and to adopt rules for the administration, interpretation and application of the Executive Plan that are consistent with the terms of the Executive Plan.

Shareholder Agreements. The options and shares acquired upon exercise of options and share purchase rights granted pursuant to the Executive Plan were subject to the terms and conditions of management shareholder agreements entered into by the option and share purchase right holders, which agreements were terminated during the financial year ended October 31, 2010. Please see “Share Options — Management Shareholders Agreement” below for additional information.

Amendment and Termination. The Executive Plan may be amended or modified by the Compensation Committee, and may be terminated by the Company’s Board of Directors.

Exercise. The exercise price of options and share purchase rights granted under the Executive Plan may be paid for in cash, or, with the consent of the Compensation Committee, with the ordinary shares of the Company, including ordinary shares acquired contemporaneously upon exercise.

Certain Events. Under the Executive Plan, the Compensation Committee may, in its sole discretion, provide that options granted under the plan cannot be exercised after the consummation of the merger or consolidation of the Company into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation of 80% or more of the Company’s then outstanding voting shares or the recapitalization, reclassification, liquidation or dissolution of the Company, or other adjustment or event which results in the Company’s ordinary shares being exchanged for or converted into cash, securities or other property, in which case the Compensation Committee may further provide that the options will become fully vested and exercisable prior to the completion of the change of control. The Compensation Committee may also provide that options remaining exercisable after such an event may only be exercised for the consideration received by shareholders in such event, or its cash equivalent. The Company shall in its discretion appropriately and equitably adjust the exercise price of an option in the event of a spin off or other substantial distribution of the Company’s assets.

Management Shareholders Agreement

Each participant in the Executive Plan, including each executive officer, was required to enter into a Management Shareholders Agreement with the Company and its controlling shareholder, Bali Investments S.àr.l., in connection with the executive’s purchase of shares pursuant to the Executive Plan. In addition, in connection with the IPO, any person holding options granted under the Senior Management Plan to acquire 40,000 or more ordinary shares of the Company also entered into a Management Shareholders Agreement at

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)
For the financial year ended October 31, 2010

the time of the IPO. Each Management Shareholders Agreement provides the company with certain rights that effectively restrict the transfer of the Company’s ordinary shares until a change of control transaction or five years from the date of purchase, or in the case of options, the date of grant. The restrictive rights provided to the Company pursuant to each Management Shareholders Agreement included a bring along right whereby Bali Investments S.àr.l. could require participants to sell shares along side Bali Investments. Each executive also held a tag-along right whereby each executive may require Bali Investments S.àr.l. to allow the executive to sell along side Bali Investments in certain sales, and “piggyback” registration rights allowing the executive to sell along side Bali Investments in a public offering.

All remaining Management Shareholder Agreements were terminated with effect from September 27, 2010, pursuant to Management Shareholders Agreement Termination Agreements, dated as of September 24, 2010, entered into by the Company, Bali Investments S.àr.l., the Sponsors and each executive officer, employee or former employee party to a Management Shareholders Agreement.

Senior Management Plan
Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries

The Company’s Board of Directors initially adopted and the Company’s shareholders initially approved the Senior Management Plan on November 23, 2005. The Senior Management Plan was adopted and restated by the Company’s Board of Directors on April 14, 2006 and approved by the Company’s shareholders on April 11, 2007. The Senior Management Plan was also amended and restated by the Company’s Board of Directors on February 25, 2008 and amended in July 2009.

Types of Awards. The Senior Management Plan provides for the grant of non-qualified options and share purchase rights to employees, consultants, other persons having a unique relationship with the Company or its subsidiaries and non-employee members of the Company’s Board of Directors. Options and share purchase rights granted to non-employee members of the Company’s Board of Directors were approved by the Company’s shareholders on April 14, 2007.

Share Reserve. The Company had reserved an aggregate of 30 million ordinary shares for issuance under the Senior Management Plan and the Executive Plan. However, following the IPO no additional awards may be made under these plans.

Administration. The Compensation Committee administers the Senior Management Plan. The Compensation Committee had the authority to select the employees to whom options and/or share purchase rights will be granted under the Senior Management Plan, the number of shares to be subject to those options or share purchase rights, and the terms and conditions of the options and share purchase rights. In addition, the Compensation Committee has the authority to construe and interpret the Senior Management Plan and to adopt rules for the administration, interpretation and application of the Senior Management Plan that are consistent with the terms of the Senior Management Plan.

Restrictive Rights. The options and shares acquired upon exercise of options and share purchase rights granted pursuant to the Senior Management Plan are subject to a call right, right of first refusal and bring along right in favor of the Company and its controlling shareholders and a put right in favor of the option holder or shareholder upon such individual’s death or permanent disability. The Senior Management Plan provides that, with limited exceptions, the option or share purchase right holder may not transfer, sell or otherwise dispose of any ordinary shares of the Company prior to the fifth anniversary of the date of grant. These provisions were removed with respect to employees of the Company and its subsidiaries by the July 2009 amendment of the Senior Management Plan.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)
For the financial year ended October 31, 2010

Amendment and Termination. The Senior Management Plan may be amended or modified by the Compensation Committee, and may be terminated by the Company’s Board of Directors.

Exercise. The exercise price of options and share purchase rights granted under the Senior Management Plan may be paid for in cash, or, with the consent of the Compensation Committee, with the ordinary shares of the Company, including ordinary shares acquired contemporaneously upon exercise.

Certain Events. Under the Senior Management Plan, the Compensation Committee may, in its sole discretion, provide that options granted under the plan cannot be exercised after the consummation of the merger or consolidation of the Company into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation of 80 or more of the Company’s then outstanding voting shares or the recapitalization, reclassification, liquidation or dissolution of the Company, or other adjustment or event which results in the Company’s ordinary shares being exchanged for or converted into cash, securities or other property, in which case the Compensation Committee may further provide that the options will become fully vested and exercisable prior to the completion of the change of control. The Compensation Committee may also provide that options remaining exercisable after such an event may only be exercised for the consideration received by shareholders in such event, or its cash equivalent. The Company shall in its discretion appropriately and equitably adjust the exercise price of an option in the event of a spin off or other substantial distribution of the Company’s assets.

2009 Plan
Avago Technologies Limited 2009 Equity Incentive Award Plan

The Company’s Board of Directors adopted the 2009 Plan on July 27, 2009, and the Company’s shareholders approved the 2009 Plan on July 31, 2009.

Share Reserve.  Under the 2009 Plan, 20 million ordinary shares will be initially reserved for issuance pursuant to a variety of share-based compensation awards, including options, share appreciation rights, or SARs, restricted share awards, restricted share unit awards, deferred share awards, dividend equivalent awards, performance share awards, performance share unit awards, share payment awards, performance-based awards and other share-based awards plus the number of ordinary shares subject to options outstanding under the Executive Plan the Senior Management Plan, as of the effective date of the 2009 Plan that are forfeited in the future under such plans. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2009 Plan will be increased by an annual increase on the first day of each calendar year beginning in 2012 and ending in 2019, equal to the least of (i) 6 million shares, (ii) 3% of the ordinary shares outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (iii) such smaller number of ordinary shares as determined by the board; provided, however, no more than 90 million ordinary shares may be issued upon the exercise of incentive stock options.

The following counting provisions will be in effect for the share reserve under the 2009 Plan:

•	to the extent that an award terminates, expires or lapses for any reason, any shares subject to the award at such time will be available for future grants under the 2009 Plan;

•	to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2009 Plan, such tendered or withheld shares will be available for future grants under the 2009 Plan;

•	to the extent any restricted shares are forfeited by the holder, such shares will be available for future grants under the 2009 Plan;

•	the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2009 Plan; and

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)
For the financial year ended October 31, 2010

•	to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its subsidiaries will not be counted against the shares available for issuance under the 2009 Plan.

Initially, there will be no limit on the number of shares that may be covered by share-based awards or the maximum aggregate dollar amount subject to cash-based performance awards granted to any individual during any calendar year. However, after a limited transition period, no individual may be granted share-based awards under the 2009 Plan covering more than 2 million shares or more than $3 million in cash in any calendar year. The limited transition period will expire on the earliest of:

•	the first material modification of the 2009 Plan;

•	the issuance of all of the ordinary shares reserved for issuance under the 2009 Plan;

•	the expiration of the 2009 Plan;

•	the first meeting of the Company’s shareholders at which members of the Company’s Board of Directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the IPO occurred; or

•	such earlier date as may be required by Section 162(m) of the U.S. Internal Revenue Code of 1986 (the “Code”).

Administration. The Compensation Committee administers the 2009 Plan. Subject to the terms and conditions of the 2009 Plan, the Compensation Committee has the exclusive authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2009 Plan. The Compensation Committee is also authorized to adopt, amend or rescind rules relating to administration of the 2009 Plan. The Company’s Board of Directors may at any time remove the Compensation Committee as the administrator and re-vest in itself the authority to administer the 2009 Plan. The full Board of Directors administers the 2009 Plan with respect to awards to non-employee directors.

Eligibility. Options, share appreciation rights (“SARs”), restricted shares and all other share-based and cash-based awards under the 2009 Plan may be granted to individuals who are then the Company’s officers, employees or consultants or are the officers, employees or consultants of certain of the Company’s subsidiaries. Such awards also may be granted to directors of the Company. Only employees may be granted incentive stock options (“ISOs”).

Awards. The 2009 Plan provides that the administrator may grant or issue options, SARs, restricted shares, restricted share units, deferred shares, dividend equivalents, performance awards, share payments and other share-based and cash-based awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

•	Nonqualified Options (“NQOs”), will provide for the right to purchase ordinary shares at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NQOs may be granted for any term specified by the administrator, but may not exceed ten years.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)
For the financial year ended October 31, 2010

•	Incentive Stock Options will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of an ordinary share on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. To the extent ISOs having an aggregate exercise price in an amount greater than $100,000 become exercisable by an individual in any calendar year, the options in excess of $100,000 will be treated as NQOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of the Company’s shares, the 2009 Plan provides that the exercise price must be at least 110% of the fair market value of an ordinary share on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•	Restricted Shares may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted shares, typically, may be forfeited for no consideration if the conditions or restrictions on vesting are not met. In general, restricted shares may not be sold, or otherwise transferred, until restrictions are removed or expire. Purchasers of restricted shares, unlike recipients of options, generally will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

•	Restricted Share Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted shares, restricted share units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted shares, shares underlying restricted share units will not be issued until the restricted share units have vested, and recipients of restricted share units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•	Deferred Share Awards represent the right to receive ordinary shares on a future date. Deferred shares may not be sold or otherwise hypothecated or transferred until issued. Deferred shares will not be issued until the deferred share award has vested, and recipients of deferred shares generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred share awards generally will be forfeited, and the underlying shares will not be issued, if the applicable vesting conditions and other restrictions are not met.

•	Share Appreciation Rights may be granted in connection with options or other awards, or separately. SARs granted in connection with options or other awards typically will provide for payments to the holder based upon increases in the price of ordinary shares over a set exercise price. The exercise price of any SAR granted under the 2009 Plan must be at least 100% of the fair market value of an ordinary share on the date of grant. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 2009 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the administrator in the SAR agreements. SARs under the 2009 Plan will be settled in cash or ordinary shares, or in a combination of both, at the election of the administrator.

•	Dividend Equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the options, SARs or other awards held by the participant. Dividend equivalents may be settled in cash or shares and at such times as determined by the Compensation Committee or Board of Directors, as applicable.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)
For the financial year ended October 31, 2010

•	Performance Awards may be granted by the administrator on an individual or group basis. Generally, these awards will be based upon specific performance targets and may be paid in cash or in ordinary shares or in a combination of both. Performance awards may include “phantom” share awards that provide for payments based upon the value of ordinary shares. Performance awards may also include bonuses that may be granted by the administrator on an individual or group basis and which may be payable in cash or in ordinary shares or in a combination of both.

•	Share Payments may be authorized by the administrator in the form of ordinary shares or an option or other right to purchase ordinary shares as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee, consultant or non-employee director.

Change in Control. In the event of a change in control where the acquirer does not assume or replace awards granted under the 2009 Plan, awards issued under the 2009 Plan will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable. In addition, the administrator will also have complete discretion to structure one or more awards under the 2009 Plan to provide that such awards will become vested and exercisable or payable on an accelerated basis in the event such awards are assumed or replaced with equivalent awards but the individual’s service with us or the acquiring entity is subsequently terminated within a designated period following the change in control event. The administrator may also make appropriate adjustments to awards under the 2009 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. Under the 2009 Plan, a change in control is generally defined as:

•	the transfer or exchange in a single or series of related transactions by the Company’s shareholders of more than 50% of the Company’s voting shares to a person or group;

•	a change in the composition of the Company’s Board of Directors over a two-year period such that fifty percent or more of the members of the board were elected through one or more contested elections;

•	a merger, consolidation, reorganization or business combination in which the Company is involved, directly or indirectly, other than a merger, consolidation, reorganization or business combination which results in the Company’s outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person or group beneficially owns 50% or more of the outstanding voting securities of the surviving entity immediately after the transaction;

•	the sale, exchange, or transfer of all or substantially all of the Company’s assets; or

•	shareholder approval of the Company’s liquidation or dissolution.

Non-Employee Director Awards. The 2009 Plan permits the Company’s Board of Directors to grant awards to the Company’s non-employee directors pursuant to a written non-discretionary formula established by the plan administrator.

Adjustments of Awards. In the event of any share dividend, share split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of the Company’s assets to shareholders (other than normal cash dividends) or any other corporate event affecting the number of the Company’s outstanding ordinary shares or the price of the Company’s ordinary shares that would require adjustments to the 2009 Plan

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)
For the financial year ended October 31, 2010

or any awards under the 2009 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the committee will make appropriate, proportionate adjustments to:

•	the aggregate number and type of shares subject to the 2009 Plan and any other plan terms denominated in shares;

•	the terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and

•	the grant or exercise price per share of any outstanding awards under the 2009 Plan.

Amendment and Termination. The Company’s Board of Directors or the Compensation Committee (with Board approval) may terminate, amend, or modify the 2009 Plan at any time and from time to time. However, the Company must generally obtain shareholder approval:

•	to increase the number of shares available under the 2009 Plan (other than in connection with certain corporate events, as described above);

•	to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

Options may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date without shareholder approval.

Expiration Date. The 2009 Plan will expire on, and no option or other award may be granted pursuant to the 2009 Plan after ten years following the effective date of the 2009 Plan. Any award that is outstanding on the expiration date of the 2009 Plan will remain in force according to the terms of the 2009 Plan and the applicable award agreement.

ESPP
Avago Technologies Limited Employee Share Purchase Plan

The Company’s Board of Directors initially adopted the ESPP on July 27, 2009, and the Company’s shareholders approved, the ESPP on July 31, 2009. The ESPP was amended and restated by the Compensation Committee on June 2, 2010.

Share Reserve. 8 million ordinary shares are initially reserved for issuance under the ESPP. The number of ordinary shares reserved under the ESPP will automatically increase on the first day of each fiscal year, beginning in 2012, by an amount equal to the least of: (i) 1% of the outstanding ordinary shares outstanding on such date, (ii) 2 million ordinary shares or (iii) a lesser amount determined by the Company’s Board of Directors. The maximum aggregate number of ordinary shares which may be issued over the term of the ESPP is 24 million shares. In addition, no participant in the ESPP may be issued or transferred more than $25,000 of ordinary shares pursuant to awards under the ESPP per offering period and /or per calendar year.

Offering Periods. The ESPP is administered using a series of successive offering periods. Unless otherwise determined by the Compensation Committee, each offering period will have a duration of six months. The initial offering period under the ESPP commenced on September 15, 2010 and will end on March 14, 2010.

Eligible Employees. The Company’s employees, and any employees of the Company’s subsidiaries that the Compensation Committee designates as participating in the ESPP, who are scheduled to work more than 20 hours per week for more than five calendar months per year who are employed as such five trading days prior to the start of an offering period may join an offering period on the start date of that period.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)
For the financial year ended October 31, 2010

Payroll Deductions. A participant may contribute from 1% to 10% of his or her eligible compensation through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share of the Company’s ordinary shares the first trading date of an offering period in which a participant is enrolled or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last trading day of each offering period. However, not more than 2,500 shares may be purchased in total by any participant during any offering period. The Compensation Committee has the authority to change these limitations for any subsequent offering period.

Change in Control. Should the Company be acquired by merger or sale of substantially all of its assets or more than 50% of its voting securities, then all outstanding purchase rights may either be assumed by the acquirer or, if not assumed, will be exercised at an early purchase date prior to the effective date of the acquisition. The purchase price in effect for each participant will be equal to 85% of the fair market value per share of the Company’s ordinary shares on the first trading date of the offering period in which the participant is enrolled at the time the acquisition occurs or, if lower, 85% of the fair market value per share on the purchase date prior to the acquisition.

Other Plan Provisions. Employees may not transfer shares for six months after the date of purchase, unless they cease to be an eligible employee, in which case the shares may be sold at any time thereafter.

Amendment and Termination. The Company’s Board of Directors or the Compensation Committee may at any time amend, suspend or discontinue the ESPP. However, certain amendments may require shareholder approval.

Expiration Date. The ESPP will terminate no later than ten years after the date the Company’s Board of Directors initially approved it.

General

Under the Executive Plan, options generally vest at a rate of 20% per year based on the passage of time and attaining certain performance criteria, in each case subject to continued employment. Those options subject to vesting based on the passage of time may accelerate by one year upon certain terminations of employment. On July 20, 2009, the Compensation Committee of the Company’s Board of Directors approved a change in the vesting schedules associated with performance-based options to purchase 2.3 million ordinary shares issued and outstanding under the Executive Plan. The Compensation Committee approved the amendment of performance-based options held by certain of the Company’s executive officers (including options to acquire 570,000 shares held by Mr. Tan Hock E.) to provide that such options will no longer vest based on the attainment of performance targets but instead each portion of such options shall vest two years following the first date such portion could have vested had the performance goals for such portion been achieved, subject to the officer’s continued service with the Company through such vesting date. The performance-based options held by employees other than the executive officers referred to in the preceding sentence were amended to provide that any portion of such options that fail to vest based upon the attainment of a performance goal shall vest on the date two years following the first date such portion could have vested had such performance goal been attained, subject to the employee’s continued service with us through such vesting date.

The Compensation Committee made these changes to performance-based options in light of the Company’s then current financial projections, which were lower than when the performance goals for such options were last determined, the uncertainty present in the current global economy and the importance of retaining key employees to continue in employment with the Company following the IPO.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)
For the financial year ended October 31, 2010

Under the Senior Management Plan, options generally vest at a rate of 20% per year based on the passage of time and continued employment.

Under the Equity Incentive Plans, awards generally expire ten years following the date of grant unless granted to a non-employee, in which case the awards generally expire five years following the date of grant and are granted at a price equal to the fair market value.

A summary of award activities under the Equity Incentive Plans is as set out below (in millions, except per share amounts):

	Awards outstanding
			Weighted-
	Awards		average
	available	Number	exercise price
	for grant	outstanding	per share
			$

Balance as of November 1, 2009	20	24	8.69
Granted	(5)	5	19.52
Exercised	—	(4)	6.46
Cancelled	2	(2)	10.88

Balance as of October 31, 2010	17	23	11.50

Balance as of November 2, 2008	5	21	7.03
Shares authorised under 2009 plan	20	—	—
Granted	(7)	7	12.56
Exercised	—	(2)	4.86
Cancelled	2	(2)	7.33

Balance as of November 1, 2009	20	24	8.69

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)
For the financial year ended October 31, 2010

Share options outstanding

The following table summarizes significant ranges of outstanding and exercisable awards as of October 31, 2010 (in millions, except per share amounts):

	Awards Outstanding
		Weighted-		Awards Exercisable
		Average	Weighted-		Weighted-
		Remaining	Average		Average
		Contractual	Exercise		Exercise
	Number	Life	Price	Number	Price
Exercise Prices	Outstanding	(in years)	Per Share	Exercisable	Per Share

As at October 31, 2010:
$0.00 – 5.00	6	5.07	4.90	4	4.93
$5.01 – 10.00	3	8.00	9.02	1	8.28
$10.01 – 15.00	8	7.48	11.69	2	10.94
$15.01 – 20.00	2	9.10	17.54	—	17.02
$20.01 – 25.00	4	9.74	20.45	—	—

Total	23	7.41	11.50	7	7.37

Independent auditor

The independent auditor, PricewaterhouseCoopers LLP, has expressed its willingness to accept re-appointment.

On behalf of the directors

/s/ James V. Diller James V. Diller Director	/s/ Hock E. Tan Tan Hock E. Director

AVAGO TECHNOLOGIES LIMITED

STATEMENT BY DIRECTORS
For the financial year ended October 31, 2010

In the opinion of the directors,

(a)	the unconsolidated balance sheet of the Company and the consolidated financial statements of the Group are drawn up so as to give a true and fair view of the state of affairs of the Company and of the Group as at October 31, 2010 and of the results of the business, changes in equity and cash flows of the Group for the financial year then ended; and

(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On behalf of the directors

/s/ James V. Diller James V. Diller Director	/s/ Hock E. Tan Tan Hock E. Director

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF
AVAGO TECHNOLOGIES LIMITED
(In compliance with the requirements of the Singapore Companies Act)

In our opinion,

(a)	the accompanying consolidated and unconsolidated balance sheets and related consolidated statement of operations, of shareholders’ equity and comprehensive income (loss) and of cash flows, set out on pages 24 to 85, present fairly, in all material respects, the consolidated financial position of Avago Technologies Limited. (the “Company”) and its subsidiaries (the “Group”) and the unconsolidated financial position of the Company at October 31, 2010, and the consolidated results of the Group’s operations and cash flows for the financial year ended October 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

(b)	the accounting and other records required by the Singapore Companies Act, Cap. 50 (the “Act”) to be kept by the Company and by those subsidiaries incorporated in Singapore of which we are the auditors have been properly kept in accordance with the provisions of the Act.

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Public Accountants and Certified Public Accountants

Singapore, 21 January, 2011

AVAGO TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENT OF OPERATIONS
For the financial year ended October 31, 2010

	Group
	October 31,	November 1,
	2010	2009
	(In millions,	(In millions,
	except per	except per
	share data)	share data)

Net revenue	2,093	1,484

Costs of products sold:
Cost of products sold	1,068	855
Amortization of intangible assets	58	58
Restructuring charges	1	11

Total cost of products sold	1,127	924
Gross margin	966	560
Operating expenses:
Research and development	280	245
Selling, general and administrative	196	165
Amortization of intangible assets	21	21
Restructuring charges	3	23
Advisory agreement termination fee	—	54
Selling shareholder expenses	—	4

Total operating expenses	500	512

Income from operations	466	48
Interest expense	(34)	(77)
Loss on extinguishment of debt	(24)	(8)
Other (expense) income, net	(2)	1

Income (loss) from continuing operations before income taxes	406	(36)
(Benefit from) provision for income taxes	(9)	8

Income (loss) from continuing operations	415	(44)

Net income (loss)	415	(44)

Net income (loss) per share:
Basic:
Income (loss) from continuing operations	1.74	(0.20)

Net income (loss)	1.74	(0.20)

Diluted:
Income (loss) from continuing operations	1.69	(0.20)

Net income (loss)	1.69	(0.20)

Weighted average shares:
Basic	238	219

Diluted	246	219

The accompanying notes are an integral part of these consolidated financial statements.

AVAGO TECHNOLOGIES LIMITED

BALANCE SHEETS
As of October 31, 2010

		Group		Company
		October 31,	November 1,	October 31,	November 1,
	Note	2010	2009	2010	2009
		(In millions,	(In millions,	(In millions,	(In millions,
		except share	except share	except share	except share
		amounts)	amounts)	amounts)	amounts)

ASSETS
Current assets
Cash and cash equivalents		561	472	46	7
Trade accounts receivable, net		285	186	—	—
Inventory		189	162	—	—
Other current assets		52	44	156	169

Total current assets		1,087	864	202	176

Long-term assets
Property, plant and equipment, net		281	264	—	—
Goodwill		172	171	—	—
Intangible assets, net		573	647	—	—
Other long-term assets		44	24	—	—
Investment in subsidiary		—	—	1,304	868

Total assets		2,157	1,970	1,506	1,044

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable		198	154	—	—
Employee compensation and benefits		82	55	—	—
Accrued interest		12	25	—	—
Capital lease obligation—current		2	2	—	—
Other current liabilities		41	33	1	4
Current portion of long-term debt		230	364	—	—

Total current liabilities		565	633	1	4

Long-term liabilities
Long-term debt		—	230	—	—
Capital lease obligations—non-current		4	3	—	—
Other long-term liabilities		83	64	—	—

Total liabilities		652	930	1	4

Commitments and contingencies	17
Shareholders’ equity
Ordinary shares, no par value; 239,888,231 and 235,392,897 shares issued and outstanding on October 31, 2010 and November 1, 2009 respectively		1,450	1,393	1,450	1,393
Retained earnings (accumulated deficit)		59	(356)	59	(356)
Accumulated other comprehensive (loss) income		(4)	3	(4)	3

Total shareholders’ equity		1,505	1,040	1,505	1,040

Total liabilities and shareholders’ equity		2,157	1,970	1,506	1,044

The accompanying notes are an integral part of these consolidated financial statements.

AVAGO TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME (LOSS)
For the financial year ended October 31, 2010

			Retained Earnings	Accumulated Other	Total
	Number of		(Accumulated	Comprehensive	Shareholders’	Comprehensive
	Ordinary Shares		Deficit)	Income (Loss)	Equity	Income (Loss)
	Shares	Amount	Amount	Amount	Amount	Amount
		(In millions)	(In millions)	(In millions)	(In millions)	(In millions)

Balance as of November 2, 2009	235,392,897	1,393	(356)	3	1,040
Issuance of ordinary shares in connection with exercise of options	4,495,334	28	—	—	28
Share-based compensation	—	25	—	—	25
Tax benefits from share-based compensation	—	4	—	—	4
Changes in accumulated other comprehensive income:
Actuarial gains and prior service costs associated with post-retirement benefit and defined benefit pension plans, net of taxes	—	—	—	(7)	(7)	(7)
Net income	—	—	415	—	415	415

Balance as of October 31, 2010	239,888,231	1,450	59	(4)	1,505	408

Balance as of November 3, 2008	213,517,292	1,084	(312)	8	780
Issuance of ordinary shares, net of issuance costs of $23 million	21,500,000	300	—	—	300
Exercise of options	1,183,405	3	—	—	3
Repurchase of ordinary shares	(807,800)	(6)	—	—	(6)
Cash settlement of equity awards	—	(1)	—	—	(1)
Share-based compensation	—	12	—	—	12
Tax benefits from share-based
compensation	—	1	—	—	1
Changes in accumulated other comprehensive income:
Actuarial gains and prior service costs associated with post-retirement benefit and defined benefit pension plans, net of taxes	—	—	—	(6)	(6)	(6)
Unrealized net loss on derivative instruments	—	—	—	1	1	1
Net loss	—	—	(44)	—	(44)	(44)

Balance as of November 1, 2009	235,392,897	1,393	(356)	3	1,040	(49)

The accompanying notes are an integral part of these consolidated financial statements.

AVAGO TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
For the financial year ended October 31, 2010

	Group
	October 31,	November 1,
	2010	2009
	(In millions)	(In millions)

Cash flows from operating activities
Net income (loss)	415	(44)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	159	160
Amortization of debt issuance costs	2	4
Loss on extinguishment of debt	8	8
Loss on disposal of property, plant and equipment	2	2
Non-cash portion of restructuring charges	—	1
Impairment of investment	—	2
Share-based compensation	25	12
Tax benefits from share-based compensation	—	1
Excess tax benefits from share-based compensation	(2)	(1)
Changes in assets and liabilities, net of acquisitions and dispositions:
Trade accounts receivable, net	(96)	—
Inventory	(26)	27
Accounts payable	23	(16)
Employee compensation and benefits	27	(19)
Other current assets and current liabilities	(16)	(39)
Other long-term assets and long-term liabilities	(11)	41

Net cash provided by operating activities	510	139

Cash flows from investing activities
Purchase of property, plant and equipment	(79)	(57)
Acquisitions and investments, net of cash acquired	(9)	(7)
Purchase of intangible assets	—	(1)
Proceeds from disposal of property, plant and equipment	2	—
Proceeds from sale of discontinued operations	—	2

Net cash used in investing activities	(86)	(63)

Cash flows from financing activities
Issuance of ordinary shares, net of issuance costs	28	304
Repurchase of ordinary shares	—	(6)
Debt repayments	(364)	(114)
Excess tax benefits from share-based compensation	3	1
Cash settlement of equity awards	—	(1)
Payment on capital lease obligation	(2)	(1)

Net cash (used in) provided by financing activities	(335)	183

Net increase in cash and cash equivalents	89	259
Cash and cash equivalents at beginning of financial year	472	213

Cash and cash equivalents at end of financial year	561	472

Supplemental disclosure of cash flow information
Cash paid for interest	46	79
Cash paid for income taxes	6	10

The accompanying notes are an integral part of these consolidated financial statements.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS
For the financial year ended October 31, 2010

1.	Overview and Basis of Presentation

Avago Technologies Limited (the “Company”, or “Avago Ltd”) was organized under the laws of the Republic of Singapore in August, 2005. Avago Ltd and its subsidiaries (“we”, or the “Group) are the successor to the Semiconductor Products Group, “SPG”, of Agilent Technologies, Inc., “Agilent”. On December 1, 2005, we acquired substantially all of the assets of SPG from Agilent for $2.7 billion (the “SPG Acquisition”).

We are a designer, developer and global supplier of analog semiconductor devices with a focus on III-V based products. We offer products in four primary target markets: industrial and automotive electronics, wired infrastructure, wireless communications, and consumer and computing peripherals. Applications for our products in these target markets include cellular phones, consumer appliances, data networking and telecommunications equipment, enterprise storage and servers, factory automation, displays, optical mice and printers.

The Company is required to file its audited balance sheet with the Accounting and Corporate Regulatory Authority (“ACRA”) in accordance with the provisions of the Singapore Companies Act, Cap. 50 (the “Act”). This standalone Company balance sheet is referred to herein as the “unconsolidated balance sheet”.

Avago Ltd has received an exemption under Section 201 (14) of the Act to prepare its financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Accordingly, the consolidated financial statements and unconsolidated balance sheet have been prepared in accordance with the US GAAP.

The financial statements are expressed in U.S. dollar, which is our functional and presentation currency.

Financial Periods

We adopted a 52- or 53-week financial year beginning with our financial year 2008. Our financial year will end on the Sunday closest to October 31.

Principles of Consolidation

Our consolidated financial statements include the accounts of Avago Ltd and our wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Investment in subsidiary in the unconsolidated balance sheet is accounted for using the equity accounting method.

2.	Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

Out-of-period adjustment

During the year ended November 1, 2009, we recorded an accrual of $4 million for indirect taxes on certain prior years’ purchases and sales transactions. This accrual increased each of cost of products sold and research and development expenses for the financial year 2009 by $2 million and increased net loss for the period by $4 million. We determined that the impact of the adjustment was not material to prior periods or to the results for the second quarter of financial year 2009, and the adjustment was therefore recorded in the

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

second quarter of financial year 2009 under Accounting Standard Codification (“ASC”) 270 “Interim Reporting”.

Revenue recognition

We recognize revenue, net of trade discounts and allowances, provided that (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price is fixed or determinable and (iv) collectibility is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. We consider the price to be fixed or determinable when the price is not subject to refund or adjustments or when any such adjustments are accounted for. We evaluate the creditworthiness of our customers to determine that appropriate credit limits are established prior to the acceptance of an order. Revenue, including sales to resellers and distributors, is reduced for estimated returns and distributor allowances. We recognize revenue from sales of our products to distributors upon delivery of products to the distributors. An allowance for distributor credits covering price adjustments and scrap allowances is made based on our estimate of historical experience rates as well as considering economic conditions and contractual terms. To date, actual distributor claim activity has been materially consistent with the provisions we have made based on our historical estimates.

We enter into development agreements with some of our customers and recognize revenue from these agreements upon completion and acceptance by the customer of contract deliverables or as services are provided, depending on the terms of the arrangement. Revenue is deferred for any amounts received prior to completion or delivery of services. Costs related to these arrangements are included in research and development expense. These revenues, which are included in net revenue, totaled $35 million and $31 million in financial years 2010 and 2009, respectively.

Cash and cash equivalents

We consider all highly liquid investment securities with original or remaining maturities of three months or less at the date of purchase to be cash equivalents. We determine the appropriate classification of our cash and cash equivalents at the time of purchase. As of October 31, 2010 and November 1, 2009, $2 million and $3 million, respectively, of the Group’s cash and cash equivalents were restricted, primarily for collateral under our letter of credit arrangements. There were no restricted cash and cash equivalents for the Company as of October 31, 2010 and November 1, 2009.

Deferred compensation plan

Employee contributions under the deferred compensation plan (See Note 6 “Retirement Plans and Post-Retirement Benefits”) are maintained in a rabbi trust and are not readily available to us. Participants can direct the investment of their deferred compensation plan accounts in the same investments funds offered by the 401(k) plan. Although participants direct the investment of these funds, they are classified as trading securities and are included in other current assets. The corresponding liability related to the deferred compensation plan is recorded in other current liabilities. Unrealized gain (loss) in connection with these trading securities is recorded in other (expense) income, net with an offset for the same amount recorded in compensation expense. We had deferred compensation plan assets of $3 million and $2 million at October 31, 2010 and November 1, 2009, respectively, which are included in other current assets. Unrealized gain (loss) associated with these trading securities was not material for financial years 2010 and 2009.

Trade accounts receivable, net

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Such accounts receivable have been reduced by an allowance for doubtful accounts, which is our best estimate of the amount

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

of probable credit losses in our existing accounts receivable. We determine the allowance based on customer specific experience and the aging of such receivables, among other factors. Accounts receivable are also recorded net of sales returns and distributor allowances. These amounts are recorded when it is both probable and estimable that discounts will be granted or products will be returned. The Group’s aggregate accounts receivable allowances at October 31, 2010 and November 1, 2009 were $16 million and $13 million, respectively.

Share-based compensation

For share-based awards granted after November 1, 2006, we recognize compensation expense based on the estimated grant date fair value method required under the authoritative guidance using the Black-Scholes valuation model with a straight-line amortization method. Since the authoritative guidance requires that share-based compensation expense be based on awards that are ultimately expected to vest, estimated share-based compensation for such awards has been reduced for estimated forfeitures. Authoritative guidance requires forfeitures to be estimated at the time of grant and revised if necessary in subsequent periods if actual forfeitures differ from the estimate. For outstanding share-based awards granted before November 1, 2006, we continue to account for any portion of such awards under the originally applied accounting principles, until such awards were modified subsequent to the adoption of the authoritative guidance.

For the years ended October 31, 2010 and November 1, 2009 we recorded $25 million and $12 million, respectively, of compensation expense resulting from the application of the authoritative guidance. We recognize a benefit from share based compensation in equity if an incremental tax benefit is realized by following the ordering provisions of the tax law.

Shipping and handling costs

Our shipping and handling costs charged to customers are included in net revenue and the associated expense is recorded in cost of products sold in the statements of operations for all the periods presented.

Goodwill and purchased intangible assets

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Our accounting complies with ASC 350 “Intangibles-Goodwill and Other” (“ASC 350”). Goodwill is not amortized but is reviewed annually (or more frequently if impairment indicators arise) for impairment. Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the useful lives of the respective assets, generally six months to 25 years.

On a quarterly basis, we monitor factors and changes in circumstances that could indicate carrying amounts of long-lived assets, including goodwill and intangible assets, may not be recoverable. Factors we consider important which could trigger an impairment review include (i) significant underperformance relative to historical or projected future operating results, (ii) significant changes in the manner of our use of the acquired assets or the strategy for our overall business, and (iii) significant negative industry or economic trends. An impairment loss must be measured if the sum of the expected future cash flows (undiscounted and before interest) from the use and eventual disposition of the asset (or asset group) is less than the net book value of the asset (or asset group). The amount of the impairment loss will generally be measured as the difference between the net book value of the asset (or asset group) and their estimated fair value. We perform an annual impairment review of goodwill during the fourth quarter of each financial year, or more frequently if we believe indicators of impairment exist. No impairment of goodwill resulted from our most recent evaluation of goodwill for impairment, which occurred in the fourth quarter of financial year 2010. No impairment of goodwill resulted in any of the periods presented.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

Advertising

Business specific advertising costs are expensed as incurred and amounted to $4 million and $2 million for the Group for the years ended October 31, 2010 and November 1, 2009, respectively.

Research and development

Costs related to research, design and development of our products are charged to research and development expense as they are incurred.

Taxes on income

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes. Likewise, if we determine that we would not be able to realize all or part of our net deferred tax assets, an adjustment would be charged to earnings in the period such determination is made.

We account for uncertainty in income taxes in accordance with ASC 740 “Income Taxes” (“ASC 740”), which was issued in July 2006 and clarifies the accounting for uncertainty in income taxes. ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of ASC 740 and in subsequent periods. This guidance also provides provisions on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. ASC 740 (with regard to uncertain tax positions) is effective for financial years beginning after December 15, 2006 and as a result, was effective for us on November 1, 2007. See Note 11 “Income Taxes” for additional information.

Concentrations of credit risk and significant customers

Our cash, cash equivalents and accounts receivable are potentially subject to concentration of credit risk. Cash and cash equivalents are placed with financial institutions that management believes are of high credit quality. Our accounts receivable are derived from revenue earned from customers located in the U.S. and internationally. Credit risk with respect to accounts receivable is generally diversified due to the large number of entities comprising our customer base and their dispersion across many different industries and geographies. We perform ongoing credit evaluations of our customers’ financial conditions, and require collateral, such as letters of credit and bank guarantees, in certain circumstances.

We sell our products through our direct sales force and distributors. No customer accounted for 10% or more of our net accounts receivable balance at October 31, 2010. One customer accounted for 11% of the net accounts receivable balance at November 1, 2009.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

For the years ended October 31, 2010 and November 1, 2009, no customer represented 10% or more of net revenue.

Concentration of other risks

The semiconductor industry is characterized by rapid technological change, competitive pricing pressures and cyclical market patterns. Our financial results are affected by a wide variety of factors, including general economic conditions worldwide, economic conditions specific to the semiconductor industry, the timely implementation of new manufacturing technologies, the ability to safeguard patents and intellectual property in a rapidly evolving market and reliance on assembly and test subcontractors, third-party wafer fabricators and independent distributors. In addition, the semiconductor market has historically been cyclical and subject to significant economic downturns at various times. We are exposed to the risk of obsolescence of our inventory depending on the mix of future business.

Derivative instruments

We are subject to foreign currency risks for transactions denominated in foreign currencies, primarily Singapore Dollar, Malaysian Ringgit, Euro and Japanese Yen. Therefore, we enter into foreign exchange forward contracts to manage financial exposures resulting from the changes in the exchange rates of these foreign currencies. These contracts are designated at inception as hedges of the related foreign currency exposures, which include committed and anticipated transactions that are denominated in currencies other than the functional currency of the subsidiary which has the exposure. We exclude time value from the measurement of effectiveness. To achieve hedge accounting, contracts must reduce the foreign currency exchange rate risk otherwise inherent in the amount and duration of the hedged exposures and comply with established risk management policies; hedging contracts generally mature within three to six months. We do not use derivative financial instruments for speculative or trading purposes.

We designate our forward contracts as either cash flow or fair value hedges. All derivatives are recognized on the balance sheet at their fair values. For derivative instruments that are designated and qualify as a fair value hedge, changes in value of the derivative are recognized in income in the current period. Such hedges are recorded in net income (loss) and are offset by the changes in fair value of the underlying assets or liabilities being hedged. For derivative instruments that are designated and qualify as a cash flow hedge, changes in the value of the effective portion of the derivative instrument are recognized in accumulated comprehensive income (loss), a component of shareholders’ equity. These amounts are then reclassified and recognized in income when either the forecasted transaction occurs or it becomes probable the forecasted transaction will not occur. Changes in the fair value of the ineffective portion of derivative instruments are recognized in earnings in the current period, which have not been significant to date. Separate disclosures required for derivative instruments and hedging were not presented because the impact of derivative instruments is immaterial to our results of operations and financial position.

Inventory

We value our inventory at the lower of the actual cost of the inventory or the current estimated market value of the inventory, with cost being determined under the first-in, first-out method. We record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and production requirements. The excess balance determined by this analysis becomes the basis for our excess inventory charge and the written-down value of the inventory becomes its cost. Written-down inventory is not written up if market conditions improve.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

Investments

Our minority investments in privately held companies are accounted for using the cost method and evaluated for impairment quarterly. Such analysis requires significant judgment to identify events or circumstances that would likely have a significant other than temporary adverse effect on the carrying value of the investment. At October 31, 2010 and November 1, 2009 we had $3 million and $1 million of carrying value cost method investment, which was included in other long-term assets.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Additions, improvements and major renewals are capitalized, and maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from our records and the resulting gain or loss is reflected in the statement of operations. Buildings and leasehold improvements are generally depreciated over 15 to 40 years, or over the lease period, whichever is shorter, and machinery and equipment are generally depreciated over 3 to 10 years. We use the straight-line method of depreciation for all property, plant and equipment.

Net income (loss) per share

Basic net income (loss) per share is computed by dividing net income (loss)—the numerator—by the weighted average number of shares outstanding—the denominator—during the period excluding the dilutive effect of options and other employee plans. Diluted net income (loss) per share gives effect to all potentially dilutive ordinary share equivalents outstanding during the period. In computing diluted net income (loss) per share under the treasury stock method, the average share price for the period is used in determining the number of shares assumed to be purchased from the proceeds of option exercises.

Diluted net income per share for financial years 2010 excluded the potentially dilutive effect of weighted average options to purchase 5 million ordinary shares, as their effect was antidilutive.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

The following is a reconciliation of the numerators and denominators of the basic and diluted net income (loss) per share computations for the periods presented (in millions, except per share data):

	Group
	October 31,	November 1,
	2010	2009

Net income (loss) (Numerator)
Income (loss) from continuing operations	415	(44)

Net income (loss)	415	(44)

Shares (Denominator)
Basic weighted average ordinary shares outstanding	238	219
Add: Incremental shares for:
Dilutive effect of share options	8	—

Shares used in diluted computation	246	219

Net (loss) income per share:
Basic:
Income (loss) from continuing operations	1.74	(0.20)

Net income (loss)	1.74	(0.20)

Diluted:
Income (loss) from continuing operations	1.69	(0.20)

Net income (loss)	1.69	(0.20)

Foreign currency remeasurement

We operate in a U.S. dollar functional currency environment. As such, foreign currency assets and liabilities are remeasured into U.S. dollar at current exchange rates except for non-monetary items such as inventory, property, plant and equipment and other assets, which are remeasured at historical exchange rates. Net income (loss) for financial years 2010 and 2009 included net foreign currency losses of $4 million and $3 million, respectively.

Capitalized software development costs

We capitalize eligible costs related to the application development phase of software developed internally or obtained for internal use in accordance with ASC 350 “Intangibles-Goodwill and Others” (“ASC 350”). The capitalization of software development costs during the years ended October 31, 2010 and November 1, 2009 was not material. We begin amortizing the costs associated with software developed for internal use at the time the software is ready for its intended use over its estimated useful life of three to five years.

Warranty

We accrue for the estimated costs of product warranties at the time revenue is recognized. Product warranty costs are estimated based upon historical experience and specific identification of the products requirements, which may fluctuate based on product mix. Additionally, we accrue for warranty costs associated with occasional or unanticipated product quality issues if a loss is probable and can be reasonably estimated.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

The following table summarizes the changes in accrued warranty (in millions):

Group

Balance as of November 1, 2009—included in other current liabilities	7
Charged to cost of products sold	12
Warranty accrual assumed during the period in connection with an acquisition	1
Utilized	(3)

Balance as of October 31, 2010—included in other current liabilities	17

During the years ended October 31, 2010 and November 1, 2009, we recorded warranty charges of $11 million and $5 million, respectively, based on two specific quality issues. See Note 17 “Commitments and Contingencies” for further details.

Accumulated other comprehensive income (loss)

Accumulated other comprehensive income (loss) includes certain transactions that have generally been reported in the consolidated statements of shareholders’ equity and comprehensive income (loss). The components of accumulated other comprehensive income (loss) at October 31, 2010 and November 1, 2009 consisted of net unrecognized prior service credit and actuarial gain (loss) on retirement plans and post-retirement medical benefit plans and unrealized gain (loss) on derivative instruments.

Recently Adopted Accounting Guidance

In financial year 2010, we adopted the guidance issued by the Financial Accounting Standards Board (“FASB”), on fair value measurements and disclosures. The guidance requires new disclosures about transfers in and out of Levels 1 and 2 fair value measurements, fair value measurements disclosures for each class of assets and liabilities, and disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements for Level 2 and Level 3 fair value measurements. Other than requiring additional disclosures in our financial statements, the adoption of this guidance did not have a significant impact on our results of operations and financial position.

In financial year 2010, we adopted the guidance issued by the FASB that amends the disclosure requirements relating to subsequent events. The amendment includes definition of an SEC filer, requires an SEC filer to evaluate subsequent events through the date the financial statements are issued, and removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated. This guidance was effective upon issuance. The adoption of this guidance did not have a material impact on our results of operations, financial position and financial statement disclosures.

In financial year 2010, we adopted the guidance issued by the FASB on business combinations, which significantly changes current practices regarding business combinations. Among the more significant changes, the guidance expands the definition of a business and a business combination; requires the acquirer to recognize the assets acquired, liabilities assumed and noncontrolling interests (including goodwill), measured at fair value at the acquisition date; requires acquisition-related expenses and restructuring costs to be recognized separately from the business combination; requires assets acquired and liabilities assumed to be recognized at their acquisition-date fair values with subsequent changes recognized in earnings; and requires in-process research and development to be capitalized at fair value as an indefinite-lived intangible asset. The adoption of this guidance changes our accounting treatment for business combinations on a prospective basis and the nature and magnitude of the specific impact depends upon the nature, terms and size of the acquisitions consummated after the date of our adoption of this guidance. See Note 3 “Acquisitions and Investments,” for additional information.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

In financial year 2010, we adopted the guidance issued by the FASB on accounting for noncontrolling interests in consolidated financial statements. This guidance changes the accounting and reporting for minority interests, reporting them as equity separate from the parent entity’s equity, as well as requiring expanded disclosures. The adoption of this guidance did not have any impact on our results of operations and financial position.

In financial year 2010, we adopted the guidance issued by the FASB for determination of the useful life of intangible assets. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under authoritative accounting guidance for goodwill and other intangible assets. Any future transactions involving intangible assets may be affected by this guidance. See Note 5 “Goodwill and Intangible Assets,” for additional information.

During financial year 2010, we adopted new guidance issued by the FASB that specifies the way in which fair value measurements should be made for non-financial assets and non-financial liabilities that are not measured and recorded at fair value on a recurring basis, and specifies additional disclosures related to these fair value measurements. The adoption of this new guidance did not have a significant impact on our results of operations and financial position.

In December 2008, the FASB issued guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. This guidance requires disclosures surrounding how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies. Additional disclosures include (a) the major categories of plan assets, (b) the inputs and valuation techniques used to measure the fair value of plan assets, (c) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period and (d) the significant concentrations of risk within plan assets. This guidance does not change the accounting treatment for postretirement benefit plans. We adopted this guidance in financial year 2010. The adoption of this guidance changed our disclosure about pension plans beginning with this Annual Report for financial year 2010. See Note 6 “Retirement Plans and Post-Retirement Benefits.”

Recent Accounting Guidance Not Yet Adopted

In March 2010, the FASB issued new guidance on the milestone method of revenue recognition. The new guidance recognizes the milestone method as an acceptable revenue recognition method for substantive milestones in research or development transactions. A milestone is substantive when the consideration earned from achievement of the milestone is commensurate with either (a) the vendor’s performance to achieve the milestone or (b) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone and the consideration earned from the achievement of a milestone relates solely to past performance and is reasonable relative to all of the deliverables and payment terms (including other potential milestone consideration) within the arrangement. This new guidance will be effective for our financial year ending October 30, 2011, or financial year 2011, and its interim periods, with early adoption permitted. The guidance may be applied retrospectively to all arrangements or prospectively to milestones achieved after the effective date. We believe the adoption of this new guidance will not have a significant impact on our results of operations and financial position.

In February 2010, the FASB issued updated guidance which amends the requirements for evaluating whether a decision maker or service provider has a variable interest to clarify that a quantitative approach should not be the sole consideration in assessing the criteria. It also clarifies that related parties should be considered in applying all of the decision maker and service provider criteria. This is in addition to the authoritative guidance the FASB issued in June 2009 that applies to determining whether an entity is a variable interest entity and requiring an enterprise to perform an analysis to determine whether the enterprise’s variable

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

interest or interests give it a controlling financial interest in a variable interest entity. This new guidance eliminates the exceptions to consolidating qualifying special-purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity.

The guidance also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the existing provisions. The elimination of the qualifying special-purpose entity concept and its consolidation exceptions means more entities will be subject to consolidation assessments and reassessments. This guidance will be effective for our financial year 2011. We believe the adoption of this new guidance will not have a significant impact on our results of operations and financial position.

In January 2010, the FASB issued updated guidance related to fair value measurements and disclosures, which requires separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 fair value measurements (see Note 8 “Fair Value” for further discussion of fair value measurements). This guidance will be effective for our financial year ending October 28, 2012, and its interim periods. Other than requiring additional disclosures in our financial statements, we believe the adoption of this guidance will not have a significant impact on our results of operations and financial position.

In October 2009, the FASB issued guidance on revenue recognition that addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how the arrangement consideration should be allocated among the separate units of accounting. This guidance will be effective for our financial year 2011 with early adoption permitted. The guidance may be applied retrospectively or prospectively for new or materially modified arrangements. We believe the adoption of this guidance will not have a significant impact on our results of operations and financial position.

In October 2009, the FASB issued guidance that modifies the scope of the software revenue recognition guidance to exclude (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality. This guidance will be effective for our financial year 2011 with early adoption permitted. The guidance may be applied retrospectively or prospectively for new or materially modified arrangements. We believe the adoption of this new guidance will not have a significant impact on our results of operations and financial position.

3.	Acquisitions and Investments

Acquisitions

During financial year 2009, we completed the acquisition of a manufacturer of motion control encoders from a Japan-based company for $7 million in cash, net of cash acquired. The purchase price was allocated to the acquired net assets based on estimates of fair values as follows: total assets of $11 million, including intangible assets of $4 million, goodwill of $1 million and total liabilities of $4 million. The intangible assets are being amortized over their useful lives ranging from 17 to 25 years.

During financial year 2010, we acquired certain assets and assumed certain liabilities of a China-based company engaged in the manufacturing of motion control encoder products for $8 million in cash. We have adopted the new authoritative guidance on business combinations during the first quarter of financial year 2010, and the acquisition was accounted for in accordance with this guidance. The purchase price was allocated to the acquired net assets based on estimates of fair values as follows: total assets of $11 million,

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

including intangible assets of $5 million, goodwill of $1 million, and total liabilities of $3 million. The intangible assets are being amortized over their useful lives ranging from 9 to 25 years.

The consolidated financial statements include the results of operations of the acquired companies commencing on their respective acquisition dates. Pro forma results of operations for the acquisitions completed in the financial years ended October 31, 2010 and November 1, 2009 have not been presented because the effects of the acquisitions, individually or in the aggregate, were not material to our consolidated financial statements.

Investments

We record at cost non-marketable investments where we do not have the ability to exercise significant influence or control and periodically review them for impairment. During the second quarter of financial year 2008, we made an investment of $2 million in a privately-held company. This investment is accounted for under the cost method and is included on the balance sheet in other long-term assets. This investment was impaired during the year ended November 1, 2009.

During financial year 2010, we made another investment of $2 million in a privately-held company. The investment is accounted for under the cost method and is included on the balance sheet in other long-term assets.

4.	Balance Sheet Components

Inventory

Inventory consists of the following (in millions):

	Group
	October 31,	November 1,
	2010	2009

Finished goods	61	70
Work-in-process	96	70
Raw materials	32	22

Total inventory	189	162

During the financial year ended October 31, 2010, we recorded write-downs to inventories of $15 million, associated with reduced demand assumptions, compared to write-downs to inventories of $23 million recorded during the financial year ended November 1, 2009.

Other Current Assets

Other current assets consist of the following (in millions):

	Group		Company
	October 31,	November 1,	October 31,	November 1,
	2010	2009	2010	2009

Prepayments	13	17	—	—
Deferred income tax assets	18	10
Non-U.S. transaction tax receivable	5	5	—	—
Due from subsidiary	—	—	155	169
Other	16	12	1	—

Total other current assets	52	44	156	169

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

Amounts due from subsidiary arose from notes receivables provided to the subsidiary. These amounts were unsecured with no fixed repayment date. During financial year 2010, these amounts were interest-bearing at the three-month LIBOR rate plus 0.25% per annum.

From April to July 2009, these amounts were interest-bearing at the three-month LIBOR rate plus 1.75% per annum. From August to November 1, 2009, these amounts were interest-bearing at the three-month LIBOR rate plus 0.25% per annum.

Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following (in millions):

	Group
	October 31,	November 1,
	2010	2009

Land	11	11
Buildings and leasehold improvements	130	128
Machinery and equipment	499	419

Total property, plant and equipment	640	558
Accumulated depreciation and amortization	(359)	(294)

Total property, plant and equipment	281	264

Depreciation expense was $80 million and $81 million for the years ended October 31, 2010 and November 1, 2009 respectively.

At October 31, 2010 and November 1, 2009, machinery and equipment included $50 million and $41 million of software costs, respectively, and accumulated amortization included $36 million and $29 million, respectively.

At October 31, 2010 and November 1, 2009, we had $14 million and $11 million of gross carrying amount of assets under capital leases, respectively, and accumulated amortization of $8 million and $6 million, respectively.

At October 31, 2010, no property, plant and equipment was held for sale. At November 1, 2009, property, plant and equipment held for sale with the gross carrying amount of $1 million and accumulated depreciation of less than $1 million were included in property, plant and equipment.

Investment in Subsidiary

	Company
	(In millions)
	October 31,	November 1,
	2010	2009

Unquoted equity shares at cost	1,138	1,138
Add: share options issued to subsidiaries	55	27
(Less) add: other comprehensive (loss) income	(4)	3
Add (less): share of accumulated profit (losses) from subsidiaries	115	(300)

	1,304	868

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

Subsidiary held by the Company:-

	Equity Holding
	October 31,	November 1,
Name of company	2010	2009

Avago Technologies Holding Pte. Ltd. and its subsidiaries	100%	100%

Other Current Liabilities

Other current liabilities consist of the following (in millions):

	Group		Company
	October 31,	November 1,	October 31,	November 1,
	2010	2009	2010	2009

Income and other taxes payable	6	1	—	—
Deferred revenue	7	5	—	—
Supplier liabilities	3	3	—	—
Restructuring charges	—	3	—	—
Due to subsidiaries	—	—	1	4
Warranty	17	7	—	—
Other	8	14	—	—

Total other current liabilities	41	33	1	4

Amounts due to subsidiaries arose from advances provided by subsidiaries. These amounts were unsecured and interest-free.

5.	Goodwill and Intangible Assets

Goodwill

The following table summarizes changes in goodwill (in millions):

	Group
	October 31,	November 1,
	2010	2009

Beginning of financial year	171	169
Acquisition (Note 3 “Acquisitions”)	1	2

End of financial year	172	171

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

Intangible Assets

Amortizable purchased intangibles consist of the following (in millions):

	Group
	Gross
	Carrying	Accumulated	Net Book
	Amount	Amortization	Value

As of October 31, 2010:
Purchased technology	727	(290)	437
Customer and distributor relationships	254	(120)	134
Other	4	(2)	2

Total	985	(412)	573

As of November 1, 2009:
Purchased technology	727	(231)	496
Customer and distributor relationships	249	(99)	150
Other	3	(2)	1

Total	979	(332)	647

The following table presents the amortization of purchased intangible assets (in millions):

	Group
	October 31,	November 1,
	2010	2009

Cost of products sold	58	58
Operating expenses	21	21

Total	79	79

During the financial year ended October 31, 2010, we recorded $5 million of intangible assets with weighted average amortization period of 11 years in conjunction with an acquisition completed during financial year 2010. During the year ended November 1, 2009, we recorded $4 million in intangible assets with weighted average amortization period of 19 years in conjunction with an acquisition. During the same period, we also acquired $1 million of intangible assets from a third-party with weighted average amortization period of 17 years. See Note 3 “Acquisitions and Investments.”

Based on the amount of intangible assets subject to amortization at October 31, 2010, the expected amortization expense for each of the next five financial years and thereafter is as follows (in millions):

Financial Year

2011	77
2012	77
2013	77
2014	77
2015	76
Thereafter	189

573

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

The weighted average amortization periods remaining by intangible asset category at October 31, 2010 were as follows (in years):

	October 31,	November 1,
	2010	2009

Amortizable intangible assets:
Purchased technology	9	10
Customer and distributor relationships	8	8
Other	22	25

6. Retirement Plans and Post-Retirement Benefits

Non-U.S. Defined Benefit Plans

We have defined benefit plans in Taiwan, Korea, Japan, Germany, Italy and France.

401(k) Defined Contribution Plan

Our U.S. eligible employees participate in the Avago Technologies U.S. Inc. 401(k) Plan, or the 401(k) Plan. Enrollment in the 401(k) Plan is automatic for employees who meet eligibility requirements unless they decline participation. Under the 401(k) Plan, we provide matching contributions to employees up to a maximum of 4% of an employee’s annual eligible compensation. The maximum contribution to the 401(k) Plan is 50% of an employee’s annual eligible compensation, subject to regulatory and plan limitations. The 401(k) Plan expense is included in the corporate employee overhead rate allocation.

U.S. Deferred Compensation Plan

We also have a deferred compensation plan, which allows highly compensated employees (as defined by IRS regulations) to defer greater percentages of compensation than would otherwise be permitted under the salary deferral 401(k) plan and IRS regulations. The deferred compensation plan is a non-qualified plan of deferred compensation maintained in a rabbi trust. Participants can direct the investment of their deferred compensation plan accounts in the same investment funds offered by the 401(k) plan.

U.S. Post-Retirement Medical Benefit Plans

A portion of our U.S. employees who meet retirement eligibility requirements as of their termination dates may receive post-retirement medical benefits under our retiree medical account program. Under our retiree medical account program, eligible retirees are allocated a spending account of either $40,000 or $55,000, depending on the retiree’s age at January 1, 2005, from which the retiree can receive reimbursement for premiums paid for medical coverage to age 65. Certain U.S. employees who were age 50 or over on January 1, 2005 may be eligible for our traditional retiree medical plan upon meeting certain eligibility requirements and certain service criteria. Once participating in the traditional retiree medical plan, retirees are provided with access to both pre-65 medical coverage and supplemental Medicare coverage with medical premiums based on the type of coverage chosen and service criteria. Retirees in this group are also given the option to choose the $55,000 retiree medical account program instead of the traditional retiree medical plan.

Non-U.S. Retirement Benefit Plans

In addition to the defined benefit plan for certain employees in Taiwan, Korea, Japan, France, Italy and Germany, other eligible employees outside of the U.S. receive retirement benefits under various defined contribution retirement plans. Eligibility is generally determined based on the terms of our plans and local statutory requirements.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

The net pension plan costs of our non-U.S. defined benefit plans for the years ended October 31, 2010 and November 1, 2009 were $3 million and $2 million, respectively. The net pension plan costs for the year ended November 1, 2009 is net of $1 million of curtailment gain, related to our restructuring activities. See Note 10 “Restructuring Charges.” The net pension plan costs of our post-retirement medical plan for the years ended October 31, 2010 and November 1, 2009 were $1 million each.

During the year ended October 31, 2010, we recognized $1 million of unrealized net actuarial losses in accumulated other comprehensive loss (net of tax of $1 million), related to our U.S. post-retirement medical plans. Of the unrealized prior service cost included in accumulated other comprehensive loss, related to our U.S. post-retirement medical plans, we expect to recognize less than $1 million in financial year 2011. During the year ended November 1, 2009, we recognized $6 million of unrealized net actuarial losses in accumulated other comprehensive income (net of tax of $1 million), related to our U.S. post-retirement benefit plans.

For the year ended October 31, 2010, we recognized $6 million of unrealized net actuarial losses in accumulated other comprehensive loss (net of tax of $1 million), related to our non-U.S. defined benefit plans. Of the unrealized net actuarial losses included in accumulated other comprehensive loss, related to our non-U.S. defined benefit plans, we expect to recognize less than $1 million in financial year 2011. Other long-term assets include deferred tax assets relating to pension liabilities and post-retirement medical benefit plan liabilities.

Funded status

The funded status of the U.S. post retirement medical benefit plan and non-U.S. defined benefit plans was as follows (in millions):

	Group		Group
	Non-U.S. Defined		U.S. Post Retirement
	Benefit Plans		Medical Plans
	October 31,	November 1,	October 31,	November 1,
	2010	2009	2010	2009

Change in plan assets:
Fair value—beginning of financial year	13	11	—	—
Employer contributions	—	3	—	—
Payments from plan assets	—	(1)	—	—

Fair value of plan assets—end of financial year	13	13	—	—

Change in benefit obligation:
Benefit obligation—beginning of financial year	21	19	21	14
Service cost	2	2	1	—
Interest cost	1	1	1	1
Actuarial loss	7	—	2	6
Curtailment gain	—	(1)	—	—

Benefit obligation—end of financial year	31	21	25	21

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

	Group		Group
	Non-U.S. Defined		U.S. Post Retirement
	Benefit Plans		Medical Plans
	October 31,	November 1,	October 31,	November 1,
	2010	2009	2010	2009

Net accrued costs:
Plan assets less than benefit obligation	(18)	(8)	(25)	(21)
Unrecognized net actuarial gain and prior service cost	7	4	2	3
Accumulated other comprehensive loss	(7)	(4)	(2)	(3)

Net accrued costs	(18)	(8)	(25)	(21)

Amounts recognized in the consolidated balance sheet were as follows (in millions):

	Non-U.S. Defined		U.S. Post Retirement
	Benefit Plans		Medical Plans
	October 31,	November 1,	October 31,	November 1,
	2010	2009	2010	2009

Other current liabilities	—	1	1	1
Other long-term liabilities	18	7	24	20
Accumulated other comprehensive (loss) income net of taxes	(3)	3	(1)	1

As of October 31, 2010 and November 1, 2009 the amounts of the obligations for our non-U.S. defined benefit plans were as follows (in millions):

	Group
	October 31,	November 1,
	2010	2009

Aggregate projected benefit obligation (“PBO”)	31	21
Aggregate accumulated benefit obligation (“ABO”)	25	18

We currently expect to make contributions of less than $1 million and $1 million, respectively, to our non-U.S. defined benefit plans and U.S. post-retirement medical benefit plans in financial year 2011. It is expected that as of October 31, 2010 various benefit plans will make payments over the next ten financial years as follows (in millions):

	Non-U.S. Defined	U.S. Post Retirement
Financial Year	Benefit Plans	Medical Plans

2011	—	1
2012	1	1
2013	1	1
2014	1	1
2015	1	1
2016—2020	8	10

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

Our non-U.S. defined benefit pension plans weighted average asset allocations by category were:

	Non-U.S. Defined Benefit Plans (%)
	October 31,
	2010		November 1, 2009
	Actual	Target	Actual	Target

Fixed income	96	96	0	0
Time Deposits	—	—	90	90
Other	4	4	10	10

Total	100	100	100	100

Investment Policy

Plan assets of the funded defined benefit pension plans are invested in funds held by third-party fund managers or are deposited into government-managed accounts in which we are not actively involved with and have no control over investment strategy. The plan assets held by third-parties consist primarily of fixed income funds and cash. The fund manager monitors the fund’s asset allocation within the guidelines established by the plan’s Investment Committee. In line with plan investment objectives and consultation with our management, the Investment Committee set an allocation benchmark among equity, bond and other assets based on the relative weighting of overall international market indices. The overall investment objectives of the plan are 1) the acquisition of suitable assets of appropriate liquidity which will generate income and capital growth to meet current and future plan benefits, 2) to limit the risk of the assets failing to meet the long term liabilities of the plan and 3) to minimize the long term costs of the plan by maximizing the return on the assets. Performance is regularly evaluated by the Investment Committee and is based on actual returns achieved by the fund manager relative to its benchmark.

Fair Value Measurement of Plan Assets

The following table presents the fair value of plan assets by major categories using the same three-level hierarchy described in Note 8 “Fair Value” (in millions):

	Group
	Fair Value Measurement of October 31,
	2010 using
	Quoted Prices in	Significant Other
	Active Market for	Observable
	Identical Assets (Level 1)	Inputs (Level 2)

Assets:
Fixed income	12	—
Others	—	1

Total assets	12	1

Fixed income assets consist primarily of funds that invest in Euro-denominated government bonds. These government bonds are valued at quoted prices reported in the active market.

Assumptions

The assumptions used to determine the benefit obligations and expense for our defined benefit and post-retirement benefit plans are presented in the table below. The expected long-term return on assets below represents an estimate of long-term returns on investment portfolios primarily consisting of fixed income investments. We consider long-term rates of return, which are weighted, based on the asset classes (both

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

historical and forecasted) in which we expect our pension and post-retirement funds to be invested. Discount rates reflect the current rate at which pension and post-retirement obligations could be settled based on the measurement dates of the plans, which is our financial year end for the defined benefit and post retirement plans. The range of assumptions that are used for non-U.S. defined benefit plans reflects the different economic environments within various countries.

	Group		Group
	Assumptions for		Assumptions for
	Benefit Obligation		Expense
	October 31,	November 1,	October 31,	November 1,
	2010	2009	2010	2009
	%	%	%	%

Non-U.S. Defined Benefit Plans:
Discount rate	1.50-5.00	2.00-6.50	2.00-6.50	2.25-6.50
Average increase in compensation levels	2.50-5.00	2.50-5.00	2.50-5.00	2.50-5.00
Expected long-term return on assets	1.50-4.00	1.50-5.25	1.50-5.25	3.00-5.25

U.S. Post-Retirement Medical Plan:
Discount rate	5.000	5.500	5.500	8.500
Current medical cost trend rate	9.000	9.000	9.000	9.000
Ultimate medical cost trend rate	4.500	5.000	5.000	5.000

Medical cost trend rate decreases to ultimate trend rate in year	2025	2019	2019	2013

Changes in the assumed healthcare trend rates could have a significant effect on the amounts reported for the post-retirement medical plans. A one percentage point change in the assumed health care cost trend rates for the year ended October 31, 2010 would have the following effects:

	1% Increase	1% Decrease

Effect on U.S. post-retirement benefit obligation (in millions)	$2	$(2)
Percentage effect on U.S. post-retirement benefit obligation	9.4%	(7.8)%

A one percentage point increase or decrease in our healthcare cost trend rates would have increased or decreased the service and interest cost components of the net periodic benefit cost by less than $1 million.

7.	Senior Credit Facility and Borrowings

Our senior credit facilities and borrowings consist of the following (in millions):

	Group
	October 31,	November 1,
	2010	2009

Notes:
10 1/8% senior notes due 2013	—	318
Senior floating rates notes due 2013	—	46
11 7/8% senior subordinated notes due 2015	230	230

	230	594
Less: Current portion of long-term debt	230	364

Long-term debt	—	230

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

Senior Credit Facility

In connection with the SPG Acquisition, we entered into a senior credit agreement with a syndicate of financial institutions. The senior secured credit facilities initially consisted of (i) a seven-year $725 million term loan facility and (ii) a six-year, $250 million revolving credit facility for general corporate purposes. As of October 31, 2006, the term loan facility had been permanently repaid in full and may not be redrawn. The revolving credit facility was increased to $375 million in the fourth quarter of financial year 2007. During financial year 2008, our revolving credit facility was impacted by the bankruptcy of Lehman Brothers Holdings Inc. (“Lehman”). As a result of the bankruptcy, we could no longer utilize Lehman credit commitment of $60 million, thus reducing total availability under our revolving credit facility to $315 million. In July 2009, Lehman assigned $35 million of its credit commitment to Barclays Bank PLC, which resulted in total availability under our revolving credit facility increasing to $350 million.

The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day or one-day notice referred to as swingline loans and is available to us and certain of our subsidiaries in U.S. dollars and other currencies. As of November 1, 2009, we had no borrowings outstanding under the revolving credit facility, although we had $17 million of letters of credits outstanding under the facility. We drew $475 million under our term loan facility to finance a portion of the SPG Acquisition. On January 26, 2006, we drew the full $250 million under the delayed-draw portion of our term loan facility to retire all of our redeemable convertible preference shares. We used the net proceeds from the sale of our Storage Business and Printer ASICs Business to permanently repay borrowings under our term loan facility. Costs of approximately $19 million incurred in relation to the term loan facility were initially capitalized as debt issuance costs, amortized over the expected term as additional interest expense and unamortized costs were written off in conjunction with the repayment of the term loan facility.

Interest Rate and Fees

Borrowings under the senior credit agreement bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the United States prime rate and (2) the federal funds rate plus 0.5% (or an equivalent base rate for loans originating outside the United States, to the extent available) or (b) a LIBOR rate (or the equivalent thereof in the relevant jurisdiction) determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. At October 31, 2010, the lender’s base rate was 3.25% and the one-month LIBOR rate was 0.25%. At November 1, 2009, the lender’s base rate was 3.25% and the one-month LIBOR rate was 0.24%. The applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings.

We are required to pay a commitment fee to the lenders under the revolving credit facility with respect to any unutilized commitments thereunder. At October 31, 2010 and November 1, 2009, the commitment fee on the revolving credit facility was 0.375% per annum. We must also pay customary letter of credit fees. The commitment fee is expensed as additional interest expense.

Maturity

Principal amounts outstanding under the revolving credit facility are due and payable in full on December 1, 2011. As of October 31, 2010 and November 1, 2009, we had no borrowings outstanding under the revolving credit facility, although we had $11 million and $17 million, respectively, of letters of credit outstanding under the facility, which reduce the amount available on a dollar-for-dollar basis.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

Certain Covenants and Events of Default

The senior credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, our and our subsidiaries’ ability to:

•	incur additional debt or issue shares;

•	create liens on assets;

•	enter into sale-leaseback transactions;

•	engage in mergers or consolidations;

•	transfer or sell assets;

•	pay dividends and distributions, repurchase our capital stock or make other restricted payments;

•	make investments, loans or advances;

•	make capital expenditures;

•	repay subordinated indebtedness;

•	make certain acquisitions;

•	amend material agreements governing our subordinated indebtedness;

•	change our lines of business; and

•	change the status of our direct wholly owned subsidiary, Avago Technologies Holding Pte. Ltd., as a passive holding company.

All obligations under the senior credit facilities, and the guarantees of those obligations, are secured by substantially all of our assets and that of each guarantor subsidiary, subject to certain exceptions.

In addition, the senior credit agreement requires us to maintain senior secured leverage ratios not exceeding levels set forth in the senior credit agreement. The senior credit agreement also contains certain customary affirmative covenants and events of default, including a cross-default triggered by certain events of default under our other material debt instruments.

Senior Notes and Senior Subordinated Notes

In connection with the SPG Acquisition, we completed a private placement of $1,000 million principal amount of unsecured debt consisting of (i) $500 million principal amount of 10 1/8% senior notes due December 1, 2013, or senior fixed rate notes, (ii) $250 million principal amount of senior floating rate notes due June 1, 2013, or senior floating rate notes and, together with the senior fixed rate notes, the senior notes, and (iii) $250 million principal amount of 11 7/8% senior subordinated notes due December 1, 2015, or senior subordinated notes. The senior notes and the senior subordinated notes are collectively referred to as our outstanding notes. We received proceeds of $966 million, net of $34 million of related transaction expenses. Such transaction expenses are deferred as debt issuance costs and are being amortized over the life of the loans as incremental interest expense.

Interest is payable on the senior fixed rate notes and the senior subordinated notes on a semi-annual basis at a fixed rate of 10.125% and 11.875%, respectively, per annum. Interest is payable on the senior floating rate notes on a quarterly basis at a rate of three-month LIBOR plus 5.5%. The rate for the senior floating rate notes was 5.85% at November 1, 2009.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

We were permitted to redeem all or any part of the senior fixed rate notes at any time prior to December 1, 2009 at a redemption price equal to 100% of the principal amount of the notes redeemed plus a defined premium and accrued but unpaid interest through the redemption date. We were permitted to redeem the senior floating rate notes on or after December 1, 2007 and the senior fixed rate notes on or after December 1, 2009 at fixed redemption prices set forth in the indenture governing the senior notes plus accrued but unpaid interest through the redemption date. We repurchased or redeemed all of our remaining outstanding senior notes during financial years 2010 and 2009. See “Debt Repayments” below for additional information.

We were permitted to redeem all or any part of the senior subordinated notes (i) at any time prior to December 1, 2010 at a redemption price equal to 100% of the principal amount of the notes redeemed plus a defined premium and accrued but unpaid interest through the redemption date, and (ii) on or after December 1, 2010 at fixed redemption prices set forth in the indenture governing the senior subordinated notes plus accrued but unpaid interest through the redemption date. We redeemed all of the remaining outstanding senior subordinated notes on December 1, 2010. See Note 18 “Subsequent Events,” for additional information.

The senior notes were unsecured and effectively subordinated to all of our existing and future secured debt (including obligations under our senior credit agreement), to the extent of the value of the assets securing such debt. The senior subordinated notes were unsecured and subordinated to all of our existing and future senior indebtedness, including our senior credit agreement and the senior notes.

Certain of our subsidiaries have guaranteed the obligations under the senior credit agreement, and previously guaranteed the obligations under the senior notes on a senior unsecured basis, and the obligations under the senior subordinated notes on a senior subordinated unsecured basis.

The indentures governing our outstanding notes limited our and our subsidiaries’ ability to:

•	incur additional indebtedness and issue disqualified stock or preferred shares;

•	pay dividends or make other distributions on, redeem or repurchase our capital stock or make other restricted payments;

•	make investments, acquisitions, loans or advances;

•	incur or create liens;

•	transfer or sell certain assets;

•	engage in sale and lease back transactions;

•	declare dividends or make other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

Subject to certain exceptions, the indentures governing our outstanding notes permitted us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness. In addition, the indentures contained customary events of default provisions, including a cross-default provision triggered by certain events of default under our senior credit agreement.

Debt Repayments

During financial year 2010, we redeemed $318 million in principal amount of senior fixed rate notes and $46 million in principal amount of the senior floating rate notes. We redeemed the senior fixed rate notes and

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

senior floating rate notes at 5.063% premium of the principal amount and no premium, respectively, plus accrued interest, resulting in a loss on extinguishment of debt of $24 million, which consisted of $16 million premium and an $8 million write-off of debt issuance costs and other related expenses.

During financial year 2009, we repurchased $85 million in principal amount of senior fixed rate notes, $17 million in principal amount of senior subordinated notes and $4 million in principal amount of senior floating rate notes as part of an early tender offer, resulting in a loss on extinguishment of debt of $9 million, consisting of $6 million in premium and a write-off of $3 million debt issuance costs and other related expenses. We also repurchased $3 million in principal amount of senior subordinated notes from the open market, resulting in a gain on extinguishment of debt of $1 million.

Debt Issuance Costs

Unamortized debt issuance costs associated with the notes and the secured senior credit facility were $6 million and $16 million at October 31, 2010 and November 1, 2009, respectively, and are included in other current assets and other long-term assets on the balance sheet. For the financial year 2010, we reclassified $5 million unamortized debt issuance costs related to the senior subordinated notes from long-term to short-term assets associated with the irrevocable announcement to redeem our remaining $230 million aggregate principal outstanding of senior subordinated notes. Refer to Note 18 “Subsequent Events,” for more information. Amortization of debt issuance costs is classified as interest expense in the consolidated statement of operations.

8.	Fair Value

Fair Value Measurements

We adopted ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) at the beginning of financial year 2009. The adoption of ASC 820 did not impact our results of operations and financial position. ASC 820 is effective for nonfinancial assets and liabilities in financial statements issued for financial years beginning after November 15, 2008, which is our financial year 2009.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three level hierarchy is applied to prioritize the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under the guidance for fair value measurements are described below:

Level 1—Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Our Level 1 assets include money market funds, time deposits and investment funds—deferred compensation plan assets. We measure money market funds and investment funds at quoted market price as they are traded in an active market with sufficient volume and frequency of transactions. Time deposits are highly liquid with maturities of ninety days or less. Due to their short-term maturities, we have determined that the fair value of time deposits should be at face value.

Level 2—Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability. We did not have any Level 2 assets or liability activities during the year ended October 31, 2010.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

Level 3—Level 3 inputs are unobservable inputs for the asset or liability in which there is little, if any market activity for the asset or liability at the measurement date. Level 3 assets and liabilities include cost method investments, goodwill, amortizable intangible assets, and property, plant and equipment, which are measured at fair value using a discounted cash flow approach when they are impaired. We did not have any Level 3 asset or liability activities during the year ended October 31, 2010.

Assets Measured at Fair Value on a Recurring Basis

The table below sets forth by level our financial assets that were accounted for at fair value as of October 31, 2010. The table does not include cash on hand and also does not include assets that are measured at historical cost or any basis other than fair value (in millions).

	Group
	October 31, 2010
		Fair value measurement using
		Quoted Prices In
	Portion of carrying	active market for
	value measured at	identical Assets
	fair value	(Level 1) as of

Money Market Funds(1)	100	100
Time deposits(1)	317	317
Investment funds—Deferred Compensation Plan Assets(2)	3	3

Total assets measured at fair value	420	420

(1)	Included in cash and cash equivalents in our consolidated balance sheet
(2)	Included in other current assets in our consolidated balance sheet During the year ended October 31, 2010, there were no material transfers between Level 1 and Level 2 fair value instruments.

Assets Measured at Fair Value on a Nonrecurring Basis

There were no non-financial assets or liabilities measured at fair value as of October 31, 2010.

Fair Value of Other Financial Instruments

The following table presents the carrying amounts and fair values of financial instruments as of October 31, 2010 and November 1, 2009 (in millions):

	Group		Group
	October 31, 2010		November 1, 2009
	Carrying	Fair	Carrying	Fair
	value	value	value	value

Variable rate debt	—	—	46	45
Fixed rate debt	230	247	548	586

The fair values of cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities, to the extent the underlying liability will be settled in cash, approximate carrying values because of the short-term nature of these instruments. The fair value of our long-term and current portion of long-term debt is based on quoted market rates. See Note 7 “Senior Credit Facility and Borrowings.”

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

9.	Shareholders’ Equity

In August 2009, we completed the initial public offering, or IPO, of our ordinary shares in which we sold 21,500,000 shares and our existing shareholders and certain employees sold 28,180,000 shares (including 6,480,000 shares sold in connection with the underwriters’ exercise of their over-allotment option in full) at a public offering price of $15.00 per share. The net proceeds of the IPO to us were $296 million after deducting the underwriters’ discounts and commission and offering expenses. We used a portion of the net proceeds to pay to affiliates of Kohlberg Kravis Roberts and Co., or KKR, and Silver Lake Partners, or Silver Lake, and together with KKR, the Sponsors, $54 million in connection with the termination of our advisory agreement pursuant to its terms (with one-half payable to each equity sponsor). During the fourth quarter of financial year 2009, we also used $106 million of the net proceeds from our IPO to repay a portion of our long-term indebtedness.

On January 27, 2010, our registration statement filed with the SEC in connection with the public offering and sale by certain shareholders of the Company of an aggregate of 25,000,000 of the Company’s ordinary shares, or the January Offering, was declared effective. The January Offering closed on February 2, 2010, and 25,000,000 shares were sold to the public at a price per share of $17.41 including a $0.41 per share discount to the underwriters. We did not receive any proceeds from the sale of shares sold in the January Offering other than proceeds from options exercised by certain shareholders in connection with the sale of shares by them in the January Offering. On February 23, 2010, the underwriters exercised their option in full to purchase from certain selling shareholders up to an additional 3,750,000 ordinary shares to cover over-allotments, which transaction closed on February 26, 2010.

On August 6, 2010, we filed a shelf registration statement on Form S-3 with the SEC, through which we may sell from time to time any combination of ordinary shares, debt securities, warrants, rights, purchase contracts and units, in one or more offerings. On August 13, 2010 certain of our shareholders offered and sold 14,905,000 of our ordinary shares in a registered public offering (“the August Offering”). The August Offering closed on August 18, 2010. We did not receive any proceeds from the sale of shares sold in the August Offering other than proceeds from options exercised by certain shareholders in connection with the sale of shares by them in the August Offering.

Group and Company

All issued ordinary shares are fully paid. There is no par value for these ordinary shares

Ordinary and Redeemable Convertible Preference Shares

During financial year 2009, in connection with our IPO, we issued 21,500,000 ordinary shares for $300 million, net of $19 million in underwriters’ discounts and commissions and $4 million in offering costs. We also repurchased 807,800 ordinary shares from terminated employees for $6 million cash.

By operation of Singapore law, as a result of the completion of our IPO we are no longer permitted to repurchase our shares in selective off-market transactions and therefore the contingent cash-settlement feature upon the death or disability of a shareholder has ceased to apply; as such, no ordinary shares are considered to be temporary equity at October 31, 2010 and November 1, 2009.

Share Option Plans

Effective December 1, 2005, we adopted two equity-based compensation plans, the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries, or the Executive Plan, and the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries, or the Senior Management Plan and, together with the Executive Plan, the Equity Incentive Plans, which have

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

been amended, to authorize the grant of options and share purchase rights covering up to 30 million ordinary shares.

Under the Executive Plan, options generally vest at a rate of 20% per year based on the passage of time, and the passage of time and attaining certain performance criteria, in each case subject to continued employment. Those options subject to vesting based on the passage of time may accelerate by one year upon certain terminations of employment. Under the Senior Management Plan, options generally vest at a rate of 20% per year based on the passage of time and continued employment.

Under the Equity Incentive Plans, awards generally expire ten years following the date of grant unless granted to a non-employee, in which case the awards generally expire five years following the date of grant and are granted at a price equal to the fair market value. Since our IPO, we no longer make any further grants under the Equity Incentive Plans.

In July 2009, our Board of Directors adopted, and our shareholders approved, the Avago Technologies Limited 2009 Equity Incentive Award Plan, or the 2009 Plan, to authorize the grant of options, share appreciation rights, restricted share units, dividend equivalents, performance awards, and other share-based awards. 20 million ordinary shares are initially reserved for issuance under the 2009 Plan, subject to annual increases starting in calendar year 2012. The 2009 Plan became effective upon closing of our IPO in August 2009. Under the 2009 Plan, options generally expire ten years following the date of grant and options generally vest over a four year period from the date of grant. Any share options cancelled under the Equity Incentive Plan become available for issuance under the 2009 Plan.

Starting in the fourth quarter of financial year 2010, the Compensation Committee of our Board of Directors approved the grant of less than 100,000 restricted share units, or RSUs, to certain senior members of management. RSUs are restricted shares that are granted with the exercise price equal to zero and are converted to shares immediately upon vesting. These RSU awards are time based and expected to vest over four years. The fair value of the RSU awards is based on the closing market price of our common stock on the date of award. Compensation expense associated with these RSU awards was not material to financial year 2010 results.

A summary of award activity follows (in millions, except per share amounts):

	Awards Outstanding
				Weighted-
			Weighted-	average
			average	remaining
	Awards		exercise	contractual	Aggregate
	available	Number	price per	life	intrinsic
	for grant	outstanding	share	(in years)	value

Balance as of November 1, 2009	20	24	8.69
Granted	(5)	5	19.52
Exercised	—	(4)	6.46
Cancelled	2	(2)	10.88

Balance as of October 31, 2010	17	23	11.50	7.41	307

Vested as of October 31, 2010	—	7	7.37	5.99	129
Vested and expected to vest as of October 31, 2010	—	22	11.19	7.29	290

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

	Awards Outstanding
				Weighted-
			Weighted-	average
			average	remaining
	Awards		exercise	contractual	Aggregate
	available	Number	price per	life	intrinsic
	for grant	outstanding	share	(in years)	value

Balance as of November 2, 2008	5	21	7.03
Shares authorised under 2009 Plan	20	—	—
Granted	(7)	7	12.56
Exercised	—	(2)	4.86
Cancelled	2	(2)	7.33

Balance as of November 1, 2009	20	24	8.69	7.24	150

Vested as of November 1, 2009	—	8	6.29	5.69	73
Vested and expected to vest as of November 1, 2009	—	20	8.33	7.04	137

The following table summarizes significant ranges of outstanding and exercisable awards as of October 31, 2010 (in millions, except years and per share amounts):

	Awards Outstanding			Awards Exercisable
		Weighted-
		average	Weighted-		Weighted-
		remaining	average		average
		contractual	exercise		exercise
	Number	life	price	Number	price
Exercise Prices	outstanding	(in years)	per share	exercisable	per share

$0.00 – 5.00	6	5.07	$4.90	4	$4.93
$5.01 – 10.00	3	8.00	$9.02	1	$8.28
$10.01 – 15.00	8	7.48	$11.69	2	$10.94
$15.01 – 20.00	2	9.10	$17.54	—	$17.02
$20.01 – 25.00	4	9.74	$20.45	—	—

Total	23	7.41	$11.50	7	$7.37

Employee Share Purchase Plan

In September 2010, we implemented the Avago Employee Share Purchase Plan, as amended and restated in June 2010, or ESPP. The ESPP provides eligible employees with the opportunity to acquire an ownership interest in the Company through periodic payroll deductions and at a discounted purchase price, based on a six-month look-back period. The ESPP is structured as a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. However, the ESPP is not intended to be a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986 and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. The ESPP will terminate on July 27, 2019 unless sooner terminated. The first offering period started in the fourth quarter of financial year 2010 and ends in the second quarter of financial year 2011, therefore, no shares had been issued under the ESPP as at October 31, 2010. All 8 million shares authorized to be issued under the ESPP remain available for issuance as of October 31, 2010. We recorded less than $1 million of compensation expense related to the ESPP during the financial year 2010.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

Share-Based Compensation

For share-based awards granted after November 1, 2006, we recognize compensation expense based on the estimated grant date fair value method required under the authoritative guidance using Black-Scholes valuation model with a straight-line amortization method. Since the authoritative guidance requires that share-based compensation expense be based on awards that are ultimately expected to vest, estimated share-based compensation for such awards has been reduced for estimated forfeitures. Changes in the estimated forfeiture rates can have a significant effect on share-based compensation expense since the effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.

For outstanding share-based awards granted before November 1, 2006 and not modified thereafter, we continue to account for any portion of such awards under the originally applied accounting principles. As a result, performance-based awards granted before November 1, 2006 were subject to variable accounting until such options are vested, forfeited, modified or cancelled. Variable accounting requires us to value the variable options at the end of each accounting period based upon the then current fair value of the underlying ordinary shares. Accordingly, our share-based compensation was subject to significant fluctuation based on changes in the fair value of our ordinary shares.

On July 20, 2009, our Compensation Committee approved a change in the vesting schedules associated with performance-based options to purchase 2.3 million ordinary shares outstanding under our equity incentive plans. The Compensation Committee approved the amendment of performance-based options held by certain of our executive officers to provide that such options will no longer vest based on the attainment of performance targets but instead such options shall vest two years following the first date such portion could have vested had the performance goals for such portion been achieved, subject to the named executive officer’s continued service with us through such vesting date. The performance-based options held by other employees were amended to provide that any portion of such options that fail to vest based upon the attainment of a performance goal shall vest on the date two years following the first date such portion could have vested had such performance goal been attained, subject to the employee’s continued service with us through such vesting date. The Compensation Committee made these changes to performance-based options in light of our then current financial projections, which were lower than when the performance goals for such options were last determined, the uncertainty present in the then prevailing global economy and the importance of retaining key employees to continue in our employment following our IPO. This change has been accounted for as a modification under the authoritative guidance and as a result we expected to record approximately $19 million in additional share-based compensation expense, net of estimated forfeitures, over the remaining weighted average service period of 4 years.

The impact on our results for both employee and non-employee share-based compensation for the years ended October 31, 2010 and November 1, 2009 was as follows (in millions):

	Group
	October 31,	November 1,
	2010	2009

Cost of products sold	3	—
Research and development	8	4
Selling, general and administrative	14	8

Total share-based compensation expense	25	12

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

The weighted-average assumptions utilized for our Black-Scholes valuation model for options and ESPP rights granted during the years ended October 31, 2010 and November 1, 2009 are as follows:

	Group		Group
	Options		ESSP
	October 31,	November 1,	October 31,
	2010	2009	2010

Risk-free interest rate	1.9%	2.3%	0.2%
Dividend yield	0.0%	0.0%	0.0%
Volatility	45%	52%	42%
Expected term (in years)	5.0	5.7	0.5

The dividend yield of zero is based on the fact that we had not declared any cash dividends as of the respective option grant dates. Expected volatility is based on the combination of historical volatility of guideline publicly traded companies over the period commensurate with the expected life of the options and the implied volatility of guideline publicly traded companies from traded options with a term of 180 days or greater measured over the last three months. The risk-free interest rate is derived from the average U.S. Treasury Strips rate during the period, which approximates the rate in effect at the time of grant. For all options granted after August 2, 2009 and a portion of options granted before August 2, 2009, our computation of expected term was based on other data, such as the data of peer companies and company-specific attributes that we believe could affect employees’ exercise behavior. For the majority of options granted prior to August 2, 2009, we used the simplified method specified by the SEC’s Staff Accounting Bulletin No. 107 to determine the expected term of stock options.

Based on the above assumptions, the weighted-average fair values of the options granted under the share option plans for the years ended October 31, 2010 and November 1, 2009 were $8.17 and $5.34, respectively.

Based on our historical experience of pre-vesting option cancellations, for financial years 2010 and 2009 we have assumed an annualized forfeiture rate of 8% and 12%, respectively, for our options. We will record additional expense if actual forfeitures are lower than we estimated, and will record a recovery of prior expense if actual forfeitures are higher than we estimated.

Total compensation cost of options granted but not yet vested as of October 31, 2010 was $86 million, which is expected to be recognized over the remaining weighted-average service period of 3 years.

During the second quarter of financial year 2009, we recorded $2 million as share-based compensation expense in connection with the employee separation agreement entered into with our former Chief Operating Officer. See Note 10 “Restructuring Charges”.

10.	Restructuring Charges

From time to time, the Group has initiated a series of restructuring activities intended to realign the Group’s global capacity and infrastructure with demand by its customers so as to optimize the operational efficiency, which activities include reducing excess workforce and capacity, and consolidating and relocating certain facilities to lower-cost regions.

The restructuring costs include employee severance, costs related to leased facilities and other costs associated with the early termination of certain contractual agreements due to facility closures.

In January 2009, we committed to a restructuring plan intended to realign our cost structure with the then prevailing macroeconomic business conditions. The plan eliminated approximately 230 positions or 6% of our global workforce and was substantially completed in the second quarter of financial year 2009. In the third quarter of financial year 2009, we announced a further reduction in our worldwide workforce of up to

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

200 employees. This plan was completed in the fourth quarter of financial year 2009. These employment terminations occurred in various geographies and functions worldwide. In connection with these plans, we recorded $26 million in one-time employee termination costs during the year ended November 1, 2009. As of October 31, 2010, this charge had been paid in full.

In January 2009, we committed to a plan to outsource certain manufacturing facilities in Germany. During the year ended November 1, 2009, we recorded $5 million of one-time employee termination costs and $1 million related to asset abandonment and other exit costs and approximately $1 million related to excess lease costs in connection with this plan. As of October 31, 2010, the one-time employee termination costs and the excess lease costs had been paid in full.

During financial year 2009, we recorded and paid $1 million of one-time employee termination costs and recognized $2 million as share-based compensation expense in connection with the departure of our former Chief Operating Officer in January 2009.

As part of our efforts to realign our cost structure, we incurred approximately $3 million of one-time employee termination costs and $1 million of excess lease costs during financial year 2010.

The significant activity within and components of the restructuring charges during the years ended October 31, 2010 and November 1, 2009 are as follows (in millions):

	Employee	Asset
	termination	abandonment	Excess
	costs	costs	lease	Total

2010:
Accrued restructuring - beginning of financial year (included in other current liabilities)	2	—	1	3
Charges to cost of products sold	1	—	—	1
Charges to operating expenses	2	—	1	3
Cash payments	(5)	—	(2)	(7)

Accrued restructuring—end of financial year (included in other current liabilities)	—	—	—	—

2009:
Accrued restructuring - beginning of financial year (included in other current liabilities)	1	—	—	1
Charges to cost of products sold	10	1	—	11
Charges to operating expenses	22	—	1	23
Non-cash portion	—	(1)	—	(1)
Cash payments	(31)	—	—	(31)

Accrued restructuring—end of financial year (included in other current liabilities)	2	—	1	3

11.	Income Taxes

Consequent to the incorporation of the Company in Singapore, domestic operations reflect the results of operations based in Singapore.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

Components of Income (Loss) Before Taxes from Continuing Operations

For financial reporting purposes, “Income (loss) from continuing operations before income taxes” included the following components (in millions):

	Group
	October 31,	November 1,
	2010	2009

Domestic income (loss)	323	(92)
Foreign income	83	56

Income (loss) from continuing operations before income taxes	406	(36)

Components of Provision for (Benefit from) Income Taxes

We have obtained several tax incentives from the Singapore Economic Development Board, an agency of the Government of Singapore, which provide that certain classes of income we earn in Singapore are subject to tax holidays or reduced rates of Singapore income tax. Each such tax incentive is separate and distinct from the others, and may be granted, withheld, extended, modified, truncated, complied with or terminated independently without any effect on the other incentives. In order to retain these tax benefits, we must meet certain operating conditions specific to each incentive relating to, among other things, maintenance of a treasury function, a corporate headquarters function, specified intellectual property activities and specified manufacturing activities in Singapore. Some of these operating conditions are subject to phase-in periods through 2015. The Singapore tax incentives are presently scheduled to expire at various dates generally between 2014 and 2025, subject in certain cases to potential extensions. For the financial years ended October 31, 2010 and November 1, 2009, the effect of all these tax incentives, in the aggregate, was to reduce the overall provision for income taxes and reduce net loss or increase net income from what it otherwise would have been in such year by $63 million and $17 million, respectively, and increase diluted net income per share for the financial year ended October 31, 2010 by $0.26, and reduce diluted net loss per share for the financial year ended November 1, 2009 by $0.08, respectively. The tax incentives that we have negotiated in other jurisdictions are also subject to our compliance with various operating and other conditions.

Significant components of the provision for (benefit from) income taxes from continuing operations are as follows (in millions):

	Group
	October 31,	November 1,
	2010	2009

Current tax expense:
Domestic	3	3
Foreign	16	6

	19	9

Deferred tax expense (benefit):
Domestic	1	(1)
Foreign	(29)	—

	(28)	(1)

Total (benefit from) provision for income taxes	(9)	8

We recorded an income tax benefit totaling $9 million for the year ended October 31, 2010 compared to an income tax expense of $8 million for the year ended November 1, 2009. The decrease is primarily attributable to the release of $29 million of deferred tax asset valuation allowances, mainly associated with the

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

Company irrevocably calling our senior subordinated notes for redemption in October 2010, partially offset by a write-off of $6 million deferred tax assets resulting from the grant of a new tax incentive in Malaysia, and an increase in overall tax provision due to increase in worldwide income.

We continuously monitor the circumstances impacting the expected realization of our deferred tax assets. In the fourth quarter of the financial year of 2010, we adjusted our valuation allowance against the deferred tax assets in certain jurisdictions to properly reflect the net deferred tax assets that are more likely than not to be realized in the future. As a result, the adjustment reduced our valuation allowance and we recorded an income tax benefit of $29 million. For additional information about the income tax valuation allowance, please see the notes in “Summary of Deferred Income Taxes” below.

In February, 2010, the Malaysian government granted us a tax holiday on our qualifying Malaysian income, which is effective for ten years beginning with our financial year 2009. As a result of receiving this tax incentive, we wrote down deferred tax assets of $6 million during the quarter ended May 2, 2010 that we previously recorded in this jurisdiction.

Rate Reconciliation

A reconciliation of the expected statutory tax rate (computed at the Company’s Singapore then prevailing statutory tax rate of 17%) to the actual tax rate on income from continuing operations is as follows:

	Group (%)
	October 31,	November 1,
	2010	2009

Expected statutory tax rate	17.0	(17.0)
Foreign income taxed at different rates	0.8	(1.8)
Advisory agreement termination fee & selling shareholder expenses	—	27.2
Tax holidays and concessions	(12.8)	9.3
Other, net	—	(0.8)
Valuation allowance	(7.1)	6.7

Actual tax rate on income from continuing operations	(2.1)	23.6

Summary of Deferred Income Taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their basis for income tax purposes and the tax

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

effects of net operating losses and tax credit carry forwards. The significant components of deferred tax assets and deferred tax liabilities included on the balance sheets were as follows (in millions):

	Group
	October 31,	November 1,
	2010	2009

Deferred income tax assets
Depreciation and amortization	—	3
Inventory	1	—
Trade accounts	2	2
Employee benefits	12	5
Share options	11	8
Net operating loss carryovers and credit carryovers	24	26
Other deferred income tax assets	4	6

Gross deferred income tax assets	54	50
Less: valuation allowance	(4)	(32)

Deferred income tax assets	50	18

Deferred income tax liabilities
Depreciation and amortization	5	4
Other deferred income tax liabilities	—	1
Foreign earnings not permanently reinvested	2	1

Deferred income tax liabilities	7	6

Net deferred income tax assets	43	12

We continuously monitor the circumstances impacting the expected realization of our deferred tax assets. In the fourth quarter of the financial year of 2010, we adjusted our valuation allowance against the deferred tax assets in certain jurisdictions to properly reflect the net deferred tax assets that are more likely than not to be realized in the future. As a result, the adjustment reduced our valuation allowance by $29 million. We reduced the valuation allowance after determining that certain deferred tax assets in those jurisdictions are more likely than not to be realizable due to expectations of future taxable income, carryforward periods, and other available evidence.

The above net deferred income tax assets have been reflected in the accompanying balance sheet as follows (in millions):

	Group
	October 31,	November 1,
	2010	2009

Other current assets	18	10
Other current liabilities	(2)	(1)

Net current income tax assets	16	9

Other long-term assets	32	8
Other long-term liabilities	(5)	(5)

Net long-term income tax assets	27	3

As of October 31, 2010, we had Singapore net operating loss carryforwards of $15 million, U.S. net operating loss carryforwards of $46 million, and other foreign net operating loss carryforwards of $8 million. The Singapore net operating losses have no limitation on utilization. U.S. federal net operating loss

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

carryforwards, if not utilized, will begin to expire in financial year 2027. The other foreign net operating losses expire in various financial years beginning 2015.

The US Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in the case of an “ownership change” of a corporation or separate return loss year limitations. Any ownership changes, as defined, may restrict utilization of carryforwards.

As of October 31, 2010, we had unrecognized deferred tax assets of approximately $1 million attributable to excess tax deductions related to stock options, the benefit of which will be credited to equity when realized.

We consider all operating income of foreign subsidiaries not to be permanently reinvested outside Singapore. We have provided $2 million for foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries, the cumulative amount of which is estimated to be $119 million and $131 million as of October 31, 2010 and November 1, 2009, respectively.

Uncertain Tax Positions

The gross unrecognized tax benefits increased by $3 million during financial year 2010, resulting in gross unrecognized tax benefit of $27 million as of October 31, 2010.

We recognize interest and penalties related to unrecognized tax benefits within the provision for income taxes line in the accompanying consolidated statement of operations. Accrued interest and penalties are included within the other long-term liabilities line in the consolidated balance sheet. As of October 31, 2010 and November 1, 2009, the combined amount of cumulative accrued interest and penalties was approximately $5 million and $4 million, respectively.

A reconciliation of the beginning and ending balance of gross unrecognized tax benefits is summarised as follows (in millions):

	Group
	October 31,	November 1,
	2010	2009

Beginning of period	24	18
Settlements and effective settlements with tax authorities and related remeasurements
Increases in balances related to tax positions taken during prior periods	1	2
Increases in balances related to tax positions taken during current period	2	4

End of period	27	24

A portion of our unrecognized tax benefits will affect our effective tax rate if they are recognized upon favorable resolution of the uncertain tax positions. As of October 31, 2010, approximately $27 million of the unrecognized tax benefits would affect our effective tax rate. As of November 1, 2009, approximately $24 million of the unrecognized tax benefits would affect our effective tax rate.

Although the timing of the resolution and/or closure on audits is highly uncertain, it is reasonably possible that the balance of gross unrecognized tax benefits could significantly change in the next 12 months. However, given the number of years remaining subject to examination, we are unable to estimate the range of possible adjustments to the balance of gross unrecognized tax benefits.

We are subject to examination by the tax authorities with respect to the periods subsequent to December 2005. We are not under Singapore income tax examination at this time. The Group is subject to Singapore income tax examinations for all years from the year ended October 31, 2006. The Group is also subject to

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

examinations in major foreign jurisdictions, including the United States, for all years from the year ended October 31, 2006.

12.	Interest Expense

The Group’s interest expense of $34 million and $77 million for the years ended October 31, 2010 and November 1, 2009, respectively, consisted primarily of (i) interest expense of $32 million and $73 million, respectively, with respect to the senior notes, senior subordinated notes, and previously outstanding debt under the senior secured credit facilities, all issued or incurred in connection with the SPG Acquisition including commitment fees for expired credit facilities; and (ii) amortization of debt issuance costs of $2 million and $4 million, respectively.

13.	Other (expense) income, net

Other (expense) income, net includes interest income, currency gains (losses) on balance sheet remeasurement and other miscellaneous items. The following table presents the detail of other (expense) income, net (in millions):

	Group
	October 31,	November 1,
	2010	2009

Other income	3	2
Interest income	1	1
Other expense	(6)	(2)

Other (expense) income, net	(2)	1

14.	Discontinued Operations

Infra-red Operations

In October 2007, we entered into a definitive agreement to sell our Infra-red operations to Lite-On Technology Corporation for $19 million in cash, $2 million payable upon receipt of local regulatory approvals, and the right to receive guaranteed cost reductions or rebates of $10 million based on our future purchases of non infra-red products from Lite-On (which we recorded as an asset based on the estimated fair values of the future cost reductions or rebates). During the quarter ended August 3, 2008, we formally notified Lite-On that the first phase of planned cost reductions had not been achieved and requested that they issue a rebate of $4.9 million. Under the agreement, we also agreed to a minimum purchase commitment of non infra-red products over the next three years. This transaction closed in January 2008 and we recorded a gain of $3 million in the first quarter, which was reported within income from and gain on discontinued operations in the consolidated statement of operations. The transaction was subject to certain post closing adjustments in accordance with the agreement.

During financial year 2008, we entered into settlement discussions with Lite-On regarding the remaining sales price receivable and the cost reductions and based on those discussions, determined that certain amounts due would likely not be received. As such, we recorded an overall loss from disposal of Infra-red operations of $5 million during financial year 2008. During financial year 2009, we received the remaining $2 million receivable from Lite-On in accordance with the finalized settlement agreement.

There was no impact to the results of operations during the years ended October 31, 2010 and November 1, 2009.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

15.	Segment Information

ASC 280 “Segment Reporting” (“ASC 280”) establishes standards for the way public business enterprises report information about operating segments in annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas and major customers. We have concluded that we have one reportable segment based on the following factors: sales of semiconductors represents our only material source of revenue; substantially all products offered incorporate analog functionality and are manufactured under similar manufacturing processes; we use an integrated approach in developing our products in that discrete technologies developed are frequently integrated across many of our products; we use a common order fulfillment process and similar distribution approach for our products; and broad distributor networks are typically utilized while large accounts are serviced by a direct sales force. The Chief Executive Officer has been identified as the Chief Operating Decision Maker as defined by ASC 280.

The following table presents net revenue and long-lived asset information based on geographic region. Net revenue is based on the geographic location of the distributors or OEMs who purchased the Company’s products, which may differ from the geographic location of the end customers. Long-lived assets include property, plant and equipment and are based on the physical location of the assets (in millions):

	Group
	October 31,	November 1,
	2010	2009

Net revenue:
China	662	395
United States	312	245
Korea	200	158
Singapore	137	148
Germany	209	120
Rest of the world	573	418

	2,093	1,484

Long-lived assets:
United States	147	132
Singapore	35	37
Malaysia	28	28
Rest of the world	71	67

	281	264

16.	Related-Party Transactions

Kohlberg Kravis Roberts & Co., or KKR, and Silver Lake Partners, or Silver Lake

As of October 31, 2010, KKR and Silver Lake together, the Sponsors, through their investments in Bali Investments S.àr.l., indirectly own approximately 48% of our shares. We previously entered into an advisory agreement with affiliates of the Sponsors, for ongoing consulting and management advisory services. Pursuant to the advisory agreement, we also recorded less than $1 million of advisory fees payable to each of KKR and Silver Lake during the year ended November 1, 2009 in connection with a qualifying acquisition. The advisory agreement was terminated in the fourth quarter of financial year 2009, in connection with our Initial Public Offering, or IPO. As a result, we recorded $54 million related to the termination of the advisory agreement

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

with the Sponsors. We also recorded $4 million in selling shareholder expenses, in connection with the IPO, on behalf of the Sponsors and other selling shareholders.

Pursuant to an Amended and Restated Shareholder Agreement dated as of February 3, 2006 among Avago Technologies and participants in our investor group and certain other persons, two representatives of each Sponsor serve on our Board of Directors. We granted each member of our Board of Directors, including these individuals, an option to purchase 50,000 ordinary shares, with an exercise price equal to the fair market value on the date of the grant as determined by our Board of Directors, a term of 5 years and vesting at a rate of 20% per year. In addition, during the year ended October 31, 2010, we paid these individuals $50,000 per year for service on our Board of Directors, quarterly in arrears.

Capstone Consulting

Capstone Consulting, or Capstone, an affiliate of KKR was granted options to purchase 800,000 ordinary shares with an exercise price of $5.00 per share on February 3, 2006. These options were no longer subject to variable accounting as 700,000 of the option shares vested by the end of the first quarter of financial year 2010 and performance targets related to the remaining 100,000 option shares were not met and these 100,000 options shares did not vest.

Bali Investments S.àr.l, Seletar Investments Pte. Ltd. and Geyser Investment Pte. Ltd.

In connection with the January Offering, selling shareholders Bali Investments S.àr.l, Geyser Investments Pte. Ltd. and Seletar Investment Pte. Ltd. agreed to reimburse the Company for two-thirds of the expenses of the January Offering.

Flextronics

Mr. James A. Davidson, a director, also serves as a director of Flextronics International Ltd., or Flextronics. In the ordinary course of business, we sell certain of our products to Flextronics.

Hewlett-Packard Company

Mr. John R. Joyce, a director until March 26, 2010, also serves as a director of Hewlett-Packard Company. In the ordinary course of business, we sell certain of our products to Hewlett-Packard Company. We also use Hewlett-Packard Company as a service provider for information technology services.

PMC Sierra, Inc.

Mr. James Diller, a director and the chairman of our Board of Directors, also serves on the Board of Directors of PMC Sierra, Inc., or PMC Sierra, as vice-chairman. In the ordinary course of business, we sell certain of our products to PMC Sierra.

Unisteel Technology Limited

Funds affiliated with KKR own substantially all the outstanding shares of Unisteel Technology Limited or Unisteel. During financial year 2010, we purchased certain materials from Unisteel, in the ordinary course of business.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

Transactions and balances with our related parties were as follows (in millions):

	Group
	October 31,		November 1,
	2010		2009

Net revenue:
Flextronics	115		100
Hewlett-Packard Company(1)	12		37
PMC Sierra	—		1
Operating expenses:
KKR & Silver Lake (Advisory fees)	—		4
KKR & Silver Lake (Termination of Advisory agreement)	—		54
KKR & Silver Lake (Selling shareholder expenses associated with the IPO)	—		4
KKR & Silver Lake (Advisory fees in connection with the IPO)	—		3
Hewlett-Packard Company(1)	6		19
Capstone (Share-based compensation)	—		—	*
Unisteel Technology Limited	—	*	—	*
Receivables:
Flextronics	13		16
Hewlett-Packard Company(1)	—		4
Seletar Investments Pte. Ltd.	—	*	—
Payables:
KKR	—	*	—	*
Silver Lake	—	*	—	*
Hewlett-Packard Company(1)	—		—	*
Unisteel Technology Limited	—	*	—	*

*	Represents amounts less than $0.5 million.
(1)	Amounts represent net revenue and operating expense transactions with Hewlett-Packard Company through the six months ended May 2, 2010, after which Hewlett-Packard ceased to be a related party.

Compensation earned by Mr. Tan Hock E., our employee director, for the year ended October 31, 2010 consist of $2.3 million of cash compensation and benefits and no share options granted by the Company. Compensation earned by Mr. Tan for the year ended November 1, 2009 consist of $1.9 million of cash compensation and benefits and less than 0.6 million of share options granted by the Company.

17.	Commitments and Contingencies

Operating Lease Commitments

We lease certain real property and equipment from third parties under non-cancelable operating leases. Our future minimum lease payments under these leases at October 31, 2010 were $9 million for 2011, $7 million each for 2012 to 2015, and $3 million thereafter.

Rent expense was $12 million each for the years ended October 31, 2010 and November 1, 2009.

Capital Lease Commitments

We lease a portion of our equipment from unrelated third parties under non-cancelable capital leases. Our future minimum lease payments under these leases at October 31, 2010 were $3 million for 2011, $1 million each for 2012 to 2014, and less than $1 million each for 2015 and thereafter.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

Purchase Commitments

At October 31, 2010, we had unconditional purchase obligations of $56 million for financial year 2011 and none thereafter. These unconditional purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.

Other Contractual Commitments

We entered into several agreements related to IT, human resources and financial infrastructure outsourcing and other services agreements. At October 31, 2010, our commitments under these agreements were $24 million for 2011, $13 million for 2012, $10 million for 2013, $3 million for 2014, $1 million for 2015 and less than $1 million thereafter.

Debt

At October 31, 2010, we had debt obligations of $230 million which were redeemed on December 1, 2010. Estimated future interest expense and redemption premium payments related to debt obligations at October 31, 2010 were $18 million for 2011 and none thereafter. Estimated future interest expense payments include interest payments on our outstanding notes, commitment fees, and letter of credit fees. See Note 7 “Senior Credit Facility and Borrowings” and Note 18 “Subsequent Events.”

Contingencies

From time to time, we are involved in litigation that we believe is of the type common to companies engaged in our line of business, including commercial disputes and employment issues. As of the date of this filing, we are not involved in any pending legal proceedings that we believe would likely have a material adverse effect on our financial condition, results of operations or cash flows. However, certain pending disputes involve claims by third parties that our activities infringe their patent, copyright, trademark or other intellectual property rights. These claims generally involve the demand by a third-party that we cease the manufacture, use or sale of the allegedly infringing products, processes or technologies and/or pay substantial damages or royalties for past, present and future use of the allegedly infringing intellectual property. For example, on July 23, 2009, TriQuint Semiconductor, Inc. filed a complaint against us and certain of our subsidiaries in the U.S. District Court, District of Arizona seeking declaratory judgment that four of our patents relating to RF filter technology used in our wireless products are invalid and, if valid, that TriQuint’s products do not infringe any of those patents. TriQuint subsequently withdrew those claims with respect to three of those four patents. In addition, TriQuint claims that certain of our wireless products infringe three of its patents. TriQuint is seeking damages in an unspecified amount, treble damages for alleged willful infringement, attorneys fees and injunctive relief. We filed our answer and initial counterclaim on September 17, 2009, denying infringement, asserting the invalidity of TriQuint’s patents and asserting infringement by TriQuint of ten Avago patents and filed additional counterclaims on March 25, 2010 for the misappropriation of Avago trade secrets. On October 16, 2009, TriQuint filed its answer to our initial counterclaim, denying infringement and filed an antitrust counterclaim and counterclaims for declaratory judgment of non infringement and invalidity. While the court dismissed TriQuint’s antitrust counterclaims on procedural grounds on March 16, 2010, TriQuint has since filed a motion to file an amended pleading for its antitrust claims, which was granted on August 3, 2010. We intend to defend this lawsuit vigorously, and future actions may include the assertion by us of additional claims or counterclaims against TriQuint related to our intellectual property portfolio.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

In addition, on February 8, 2010, PixArt Imaging Inc. filed an action against us in the U.S. District Court, Northern District of California seeking a determination of whether PixArt is licensed to use our portfolio of patents for optical finger navigation products pursuant to an existing cross-license agreement between us and PixArt, which license is limited to optical mouse and optical mouse trackball products. We did not license to PixArt our patents for optical finger navigation products. We intend to defend this action vigorously and to seek to have the scope of the cross-license agreement properly construed by the court as excluding such products. We also filed a counterclaim against PixArt on March 31, 2010, asserting that PixArt has breached the terms of the cross-license agreement between the parties. We are seeking a determination that PixArt is not licensed to use our portfolio of patents for optical finger navigation products, damages in an unspecified amount, termination for breach, or rescission, of the license agreement and attorneys fees.

On March 15, 2010 we filed a patent infringement action against ST Microelectronics NV in the Eastern District of Texas for infringement of four of our patents related to optical navigation devices. We amended the complaint on July 6, 2010 adding infringement of a fifth optical navigation related patent to the action. We are seeking injunctive relief, damages in an unspecified amount, treble damages for willful infringement and attorneys fees. In response, ST Microelectronics filed a patent infringement action against us in the Northern District of Texas alleging that our sales of certain optical navigation devices infringed two ST Microelectronics’ patents. ST Microelectronics is seeking injunctive relief and damages in an unspecified amount. ST Microelectronics filed a second suit against us on November 5, 2010 in the Northern District of California alleging certain anticompetitive actions by us in the optical navigation sensor market. ST Microelectronics is seeking injunctive and compensatory relief under the Sherman Act and the Clayton Act and attorneys fees. We have not yet filed our response. We intend to defend these lawsuits vigorously, and future actions may include the assertion by us of additional claims or counterclaims against ST Microelectronics related to our intellectual property portfolio.

Claims that our products or processes infringe or misappropriate any third-party intellectual property rights (including claims arising through our contractual indemnification of our customers) often involve highly complex, technical issues, the outcome of which is inherently uncertain. Moreover, from time to time we pursue litigation to assert our intellectual property rights. Regardless of the merit or resolution of any such litigation, complex intellectual property litigation is generally costly and diverts the efforts and attention of our management and technical personnel.

Warranty

Commencing in financial year 2008, we notified certain customers of a product quality issue and began taking additional steps to correct the quality issue and work with affected customers to determine potential costs covered by our warranty obligations. We maintain insurance coverage for product liability and have been working with our insurance carriers to determine the extent of covered losses in this situation. Based on settlements with customers to date, the status of discussions with other affected customers and discussions with our insurance carriers, we recorded a charge of $2 million during financial year 2009 to cover costs relating to this quality issue in excess of expected insurance coverage. We continue to have discussions with affected customers and presently believe that amounts we have recorded in our financial statements along with expected insurance coverage proceeds will be adequate to resolve these claims, although this assessment is subject to change based on the ultimate resolution of this matter with customers and the insurance carriers. In addition, if the timing of settlement of claims with customers and the timing of determination of insurance recoveries do not occur in the same reporting periods, there could be material increases in charges to statement of operations in a future period and decreases in a subsequent period once insurance recoveries are deemed probable of realization.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

During financial year 2009 we identified another product quality issue with a particular component, took steps to correct the quality issue and notified our customers. Though the expected failure rate of the product was not 100%, based on our quality tests, we have offered to replace all such components used or still held by our customers. We recorded charges of $6 million during financial year 2009 related to this product quality issue, based on the progress of discussions with our customers and our evaluation of the best estimate of our exposure related to this matter, which covered costs to scrap inventory of such components held by us and costs associated with providing replacement parts to customers. During financial year 2010, we recorded additional charges of $11 million to cover customer claims for reimbursements of costs incurred by such customers related to this product quality issue. During the financial year 2010, we reached final settlement agreements with certain customers on this product quality issue. The final settlement amounts approximate the estimated accrued warranty obligations for those customers. In addition, we made $2 million of cash settlement payments in connection with these agreements during financial year 2010, resulting in a $2 million decrease in the warranty accrual for this product quality issue during the same period. We presently believe that amounts we have recorded in our financial statements will be adequate to resolve any warranty obligations related to this issue, although this assessment is subject to change based on the ultimate resolution of this matter with remaining customers. We continue to have discussions with affected customers on the matter and although we have made our best estimate of the expected warranty obligation based on available information, we could record further charges in future periods based on the ultimate resolution of this matter with such customers.

Indemnifications to Hewlett-Packard and Agilent

Agilent Technologies, Inc. has given multiple indemnities to Hewlett-Packard Company in connection with its activities prior to its spin-off from Hewlett-Packard Company in June 1999 for the businesses that constituted Agilent prior to the spin-off. As the successor to the SPG business of Agilent, we may acquire responsibility for indemnifications related to assigned intellectual property agreements. Additionally, when we completed the SPG Acquisition in December 2005, we provided indemnities to Agilent with regard to Agilent’s conduct of the SPG business prior to the SPG Acquisition. In our opinion, the fair value of these indemnifications is not material.

Other Indemnifications

As is customary in our industry and as provided for in local law in the United States and other jurisdictions, many of our standard contracts provide remedies to our customers and others with whom we enter into contracts, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, we indemnify customers, as well as our suppliers, contractors, lessors, lessees, companies that purchase our businesses or assets and others with whom we enter into contracts, against combinations of loss, expense, or liability arising from various triggering events related to the sale and the use of our products, the use of their goods and services, the use of facilities and state of our owned facilities, the state of the assets and businesses that we sell and other matters covered by such contracts, usually up to a specified maximum amount. In addition, from time to time we also provide protection to these parties against claims related to undiscovered liabilities, additional product liability or environmental obligations. In our experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability is not material.

18.	Subsequent Events

On December 1, 2010, our subsidiaries, Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc. and Avago Technologies Wireless (U.S.A.) Manufacturing Inc. redeemed the remaining $230 million aggregate principal amount outstanding of senior subordinated notes due at a redemption price of 105.938% of their principal amount, plus accrued and unpaid interest thereon up to, but not including, the redemption date.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)
For the financial year ended October 31, 2010

We paid an aggregate of $258 million in respect of the redemption of the senior subordinated, including accrued and unpaid interest to but not including the redemption date resulting in a loss on extinguishment of debt of $19 million, which consisted of $14 million premium and a $5 million write-off of debt issuance costs and other related expenses.

We declared our first interim cash dividend of $0.07 per ordinary share to holders of record at the close of business (5:00 p.m.), Eastern Time, on December 15, 2010 with such dividend paid on December 30, 2010.

We filed a prospectus supplement, dated December 6, 2010, with the SEC relating to the sale of 25,000,000 of our ordinary shares by certain of our shareholders in a registered public offering, or the December Offering. This transaction closed on December 10, 2010. We did not receive any proceeds from the sale of shares sold in the December Offering.

On December 21, 2010, we acquired a U.S.-based company engaged in the manufacture of integrated circuit products for approximately $8 million in cash. The acquisition closed in December 2010.

We filed a prospectus supplement, dated January 14, 2011, with the SEC relating to the sale of 25,000,000 of our ordinary shares by certain of our shareholders in a registered public offering, or the January 2011 Offering. This transaction closed on January 21, 2011. We did not receive any proceeds from the sale of shares sold in the January 2011 Offering.

DIRECTIONS TO 2011 ANNUAL GENERAL MEETING

Offices of Avago Technologies U.S. Inc.
350 West Trimble Road, San Jose, CA

Coming South on US-101:

1.  Take De La Cruz Blvd/West Trimble Rd exit 391A and merge onto West Trimble Rd.

2.  Proceed about 1 mile and turn right at Orchard Pkwy.

3.  Take the first right turn into the Avago Technologies campus.

Coming North on US-101:

1.  Take De La Cruz Blvd/West Trimble Rd exit 391 and merge onto West Trimble Rd.

2.  Proceed about 1 mile and turn right at Orchard Pkwy.

3.  Take the first right turn into the Avago Technologies campus.

Coming South on I-880:

1.  Take exit 7 for Montague Expy and keep right at the fork and merge onto Montague Expy

2.  Proceed about 1 mile and turn left at E Trimble Rd.

3.  Proceed about 1 mile and turn left at Orchard Pkwy.

4.  Take the first right turn into the Avago Technologies campus.

A-i

Avago Technologies Limited

Important Notice Regarding the Internet Availability of Proxy Materials for the 2011 Annual General Meeting of Shareholders:
The notice, proxy statement and annual report to shareholders are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=proxy.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals	—	The board of directors of Avago (the “Board”) unanimously recommends a vote “FOR” the Board nominees (Proposal Nos. 1(a) through 1(i)), “FOR” Proposals No. 2, 3, 4, 6 and 7 and “THREE YEARS” on Proposal 5.

1.	Re-Election of Directors:	For	Against	Abstain			For	Against		Abstain

(a) Mr. Hock E. Tan	☐	☐	☐	4.	NON-BINDING, ADVISORY VOTE
						To approve the compensation of Avago’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, set forth in “Compensation Discussion and Analysis” and in the compensation tables and the accompanying narrative disclosure under “Executive Compensation” in Avago’s proxy statement relating to its 2011 Annual General Meeting.	☐	☐		☐
	(b) Mr. Adam H. Clammer	☐	☐	☐
	(c) Mr. James A. Davidson	☐	☐	☐
	(d) Mr. James V. Diller	☐	☐	☐			One Year	Two Years	Three Years	Abstain
(e) Mr. Kenneth Y. Hao	☐	☐	☐	5.	NON-BINDING, ADVISORY VOTE
						To recommend that a non-binding, advisory vote to approve the compensation of the Avago’s named executive officers be put to shareholders for their consideration every: one; two; or three years.	☐	☐	☐	☐

	(f) Mr. David Kerko	☐	☐	☐

	(g) Ms. Justine F. Lien	☐	☐	☐

	(h) Mr. Donald Macleod	☐	☐	☐

	(i) Mr. Bock Seng Tan	☐	☐	☐

		For	Against	Abstain			For	Against		Abstain

2.	To approve the re-appointment of PricewaterhouseCoopers LLP as Avago’s independent registered public accounting firm and independent Singapore auditor for the fiscal year ending October 31, 2010 and to authorize the Audit Committee to fix its remuneration.	☐	☐	☐	6.	To approve the general authorization for the directors of Avago to allot and issue ordinary shares, as set forth in Avago’s proxy statement relating to its 2011 Annual General Meeting.	☐	☐		☐

		For	Against	Abstain			For	Against		Abstain

3.	To approve the cash compensation for Avago’s non-employee directors, as set forth in Avago’s proxy statement relating to its 2011 Annual General Meeting, for services rendered by them through the date of Avago’s 2012 Annual General Meeting of Shareholders.	☐	☐	☐	7.	To approve the 2011 Share Purchase Mandate authorizing the purchase or acquisition by Avago of its own issued ordinary shares, as set forth in Avago’s proxy statement relating to its 2011 Annual General Meeting.	☐	☐		☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD

Please note that if your shares are held in the name of a broker, trust, bank or other nominee, in order to be admitted to the 2011 AGM you will also need to bring a letter or recent account statement from that broker, bank or other nominee that confirms that you are the beneficial owner of those shares, as well as a picture identification, such as a valid driver’s license or passport, for purposes of personal identification.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME OF THE MEETING IN THE ENCLOSED ENVELOPE.
The undersigned hereby acknowledges receipt of the Notice of the 2011 Annual General Meeting of Shareholders and the accompanying proxy statement
This Proxy Card, when properly executed, will be voted “FOR” the Board nominees (Proposal Nos. 1(a) through 1(i)), “FOR” Proposals No. 2, 3, 4, 6 and 7 and “THREE YEARS” on Proposal 5, if no specification is made and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the 2011 Annual General Meeting of Shareholders.
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE
ENCLOSED ENVELOPE.

Proxy — Avago Technologies Limited

(Incorporated in the Republic of Singapore)
(Company Registration Number 200510713C)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, being a member of Avago Technologies Limited (“Avago”) hereby appoints Hock E. Tan, Douglas R. Bettinger and Patricia H. McCall, or each of them acting alone, as proxies (the “Proxies”) of the undersigned and hereby authorizes the Proxies to represent and to vote, as designated on the reverse side, all of the ordinary shares of Avago owned by the undersigned entitled to vote at the 2011 Annual General Meeting of Shareholders of Avago to be held at 11:00 a.m. Pacific Time on March 30, 2010, at the offices of Avago’s principal U.S. subsidiary, Avago Technologies U.S. Inc., 350 West Trimble Road, San Jose, California 95131, U.S.A., and at any adjournment or postponement thereof.
This Proxy Card, when properly executed and returned in a timely manner, will be voted at the 2011 Annual General Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted “FOR” the Board nominees (Proposal Nos. 1(a) through 1(i)), “FOR” Proposals No. 2, 3, 4, 6 and 7 and “THREE YEARS” on Proposal 5 and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the 2011 Annual General Meeting of Shareholders.

B	Non-Voting Items
Change of Address — Please print new address below.

Consent to Electronic Access.
☐	By marking this box, I consent to access future Annual Reports and Proxy Statements of Avago Technologies Limited electronically over the Internet. I understand that unless I request otherwise or revoke my consent, Avago Technologies Limited will notify me when any such communications are available and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To revoke my consent, I can contact Avago Technologies Limited’s transfer agent, Computershare Investor Services at 1-800-431-7723 within the US, US Territories and Canada, or at 1-312-360-5193 outside of the US, US Territories and Canada.

Meeting Attendance

	Yes	No
Please indicate if you plan to attend the 2011 AGM	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
This Proxy Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signatory is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.